Exhibit 10.1

Execution Version

CONN’S, INC.

as Parent and Guarantor

and

CONN APPLIANCES, INC.,

CONN CREDIT I, LP, and

CONN CREDIT CORPORATION, INC.

as Borrowers

THIRD

AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

Dated as of October 30, 2015

$810,000,000

CERTAIN FINANCIAL INSTITUTIONS,

as Lenders,

BANK OF AMERICA, N.A.,

as Administrative Agent and Collateral Agent,

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,

REGIONS BUSINESS CAPITAL, a division of REGIONS BANK, and

MUFG UNION BANK, N.A.,

as Co-Syndication Agents,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

J.P. MORGAN SECURITIES LLC,

REGIONS BUSINESS CAPITAL, a division of REGIONS BANK, and

MUFG UNION BANK, N.A.,

as Joint Lead Arrangers and Joint Bookrunners,

and

COMPASS BANK,

as Documentation Agent

i

(continued)

(continued)

(continued)

Page

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Revolver Note
Exhibit B	Assignment and Acceptance
Exhibit C	Notice of Assignment
Exhibit D	Officer’s Certificate

Schedule 1.1	Revolver Commitments of Lenders
Schedule 1.1E(1)	Existing Bank Products
Schedule 1.1E(2)	Existing Letters of Credit
Schedule 7.1(j)	Equity Interests
Schedule 7.3	Real Estate
Schedule 8.5	Deposit Accounts
Schedule 8.6.1	Credit Card Agreements
Schedule 8.7.1	Business Locations
Schedule 9.1.4	Names and Capital Structure
Schedule 9.1.5	Former Names and Companies
Schedule 9.1.11	Patents, Trademarks, Copyrights and Licenses
Schedule 9.1.14	Environmental Matters
Schedule 9.1.16	Litigation
Schedule 9.1.18	Pension Plans
Schedule 9.1.20	Labor Contracts
Schedule 10.2.2	Existing Liens
Schedule 10.2.4	Restrictive Agreements
Schedule 10.2.17	Existing Affiliate Transactions

THIRD

AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

THIS THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) is dated as of October 30, 2015, among CONN’S, INC., a Delaware corporation, as parent and guarantor (“Parent”), CONN APPLIANCES, INC., a Texas corporation (“CAI”), CONN CREDIT I, LP, a Texas limited partnership (“CCI”), and CONN CREDIT CORPORATION, INC., a Texas corporation (“CCCI”, and together with CAI and CCI, collectively, “Borrowers”), the financial institutions party to this Agreement from time to time as lenders (collectively, “Lenders”), and BANK OF AMERICA, N.A., a national banking association, as Administrative Agent and Collateral Agent for the Lenders (“Agent”).

R E C I T A L S:

WHEREAS, Borrowers, Agent and various other lenders previously entered into a Loan and Security Agreement, dated as of August 14, 2008 (as amended, the “2008 Loan Agreement”) which was amended and restated pursuant to that certain Amended and Restated Loan and Security Agreement dated as of November 30, 2010 among Parent, Borrowers, the financial institutions from time to time party thereto, and Bank of America, N.A. as administrative agent and collateral agent for the lenders (as amended, the “2010 Loan Agreement”) and which was further amended and restated pursuant to that certain Second Amended and Restated Loan and Security Agreement dated September 26, 2012 among Parent, Borrowers, the financial institutions from time to time party thereto, and Bank of America, N.A. as administrative agent, and collateral agent for the lenders (together with the 2008 Loan Agreement and 2010 Loan Agreement, the “Original Loan Agreement”);

WHEREAS, Borrowers have requested that Agent and Lenders amend and restate the Original Loan Agreement to, among other things, make available to Borrowers a revolving line of credit for loans and letters of credit in an aggregate amount not to exceed $810,000,000, which extensions of credit Borrowers will use for the purposes permitted hereunder;

WHEREAS, Agent and Lenders have agreed to make available to Borrowers, a revolving credit facility upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, Lenders, Agent, Parent and Borrowers hereby agree to amend and restate the Original Loan Agreement as follows:

SECTION 1. DEFINITIONS; RULES OF CONSTRUCTION

1.1 Definitions. As used herein, the following terms have the meanings set forth below:

ABS Contract Portfolio: portfolio of Contracts subject to the Existing Securitization Facility and any other Permitted ABS Transaction.

ABS Excluded Leverage Ratio: the ratio, determined as of the end of any Fiscal Quarter for the Parent and its Subsidiaries, on a consolidated basis, of (a) the result of (x) all items that would be included as liabilities on a balance sheet in accordance with GAAP as of the last day of such Fiscal Quarter (excluding Debt resulting from the Existing Securitization Facility and any other Permitted ABS Transaction), minus (y) Qualified Cash as of such date of measurement, to (b) Tangible Net Worth as of the last day of such Fiscal Quarter.

ABS Qualified Cash: as of any date of determination, the aggregate amount of cash of Parent and its Subsidiaries that is restricted pursuant to the Existing Securitization Facility or any other Permitted ABS Transaction as required under the applicable documents setting forth the terms of the Existing Securitization Facility or any other Permitted ABS Transaction.

Account: as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.

Acquisition: a transaction or series of transactions resulting in (a) the acquisition of a business, division or substantially all assets of a Person; (b) the acquisition of record or beneficial ownership of 50% or more of the Equity Interests of a Person; or (c) the merger, consolidation or combination of a Borrower or Subsidiary with another Person.

Adjusted Tangible Assets: all assets of Parent and Borrowers on a consolidated basis, except (a) patents, copyrights, trademarks, trade names, franchises, goodwill, and other similar intangibles; (b) assets constituting intercompany Accounts; (c) assets located and notes and receivables due from obligors domiciled outside the United States of America or Canada; and (d) fixed assets to the extent of any write-up in the book value thereof.

Affiliate: with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.

Agent: as defined in the Preamble to this Agreement.

Agent Indemnitees: Agent and its officers, directors, employees, Affiliates, agents and attorneys.

Agent Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.

Agreement: as defined in the Preamble to this Agreement.

Allocable Amount: as defined in Section 5.11.3(b).

Anti-Terrorism Law: any law relating to terrorism or money laundering, including the Patriot Act.

Applicable Law: all laws, rules, regulations and binding governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all the provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities, and all Consumer Finance Laws.

Applicable Margin: the margin set forth in the chart below, as determined by the Average Quarterly Availability Percentage for the most recently ended Fiscal Quarter:

Level	Average Quarterly Availability Percentage	Base Rate Revolver Loans	LIBOR Revolver Loans
I	Greater than 66%	1.50%	2.50%
II	Less than or equal to 66% but greater than 33%	1.75%	2.75%
III	Less than or equal to 33%	2.00%	3.00%

Until January 31, 2016 the margins will be determined as set forth in Level II. Thereafter, the margins shall be subject to increase or decrease on the first day of the calendar month following Agent’s determination of the Average Quarterly Availability Percentage. If any Borrowing Base Report has not been received on the due dates thereof, then the margins shall be determined as if Level III were applicable, from such day until the first day of the calendar month following actual receipt and determination of the Average Quarterly Availability Percentage by Agent.

Approved Fund: any Person (other than a natural Person) engaged in making, purchasing, holding or otherwise investing in commercial loans in its ordinary course of activities.

Asset Disposition: a sale, lease, license, consignment, transfer or other disposition of Property of an Obligor, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease.

Assignment and Acceptance: an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit B or otherwise satisfactory to Agent.

Availability: the Borrowing Base minus Revolver Usage.

Average Quarterly Availability Percentage: as of any date of measurement, a fraction (expressed as a percentage), (a) the numerator of which is the average daily Availability for the Fiscal Quarter immediately preceding such date or such other period of days as the context may require and (b) the denominator of which is the average Borrowing Base for the Fiscal Quarter immediately preceding such date or such other period of days as the context may require.

Bank of America: Bank of America, N.A., a national banking association, and its successors and assigns.

Bank of America Indemnitees: Bank of America and its officers, directors, employees, Affiliates, agents and attorneys.

Bank Product: any of the following products, services or facilities extended to any Borrower or any Affiliate of a Borrower by a Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; and (d) leases and other banking products or services other than Letters of Credit, including the Existing Bank Products.

Bank Product Reserve: the aggregate amount of reserves established by Agent from time to time in its reasonable discretion in respect of Secured Bank Product Obligations.

Bankruptcy Code: Title 11 of the United States Code.

Base Rate: for any day, a per annum rate equal to the greatest of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) LIBOR for a 30-day interest period as of such day, plus 1.0%.

Base Rate Revolver Loan: a Revolver Loan that bears interest based on the Base Rate.

Board of Governors: the Board of Governors of the Federal Reserve System.

Borrowed Money: with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business and obligations owing to Flooring Lenders), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person.

Borrower: as defined in the preamble of this Agreement.

Borrower Agent: as defined in Section 4.4.

Borrower Materials: Borrowing Base Reports, Compliance Certificates and other information, reports, financial statements and other materials delivered by Borrowers hereunder, as well as other Reports and information provided by Agent to Lenders.

Borrowing: a group of Revolver Loans that are made or converted together on the same day and have the same interest option and, if applicable, Interest Period.

Borrowing Base: on any date of determination, an amount equal to the lesser of (a) the aggregate amount of Revolver Commitments; or (b) (i) the sum of the CCI Borrowing Base, plus the CAI Borrowing Base.

Borrowing Base Report: a report of the Borrowing Base by Borrowers, in form and substance satisfactory to Agent.

Business Day: any day other than a Saturday, Sunday or any other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, North Carolina, Texas and California, and if such day relates to a LIBOR Revolver Loan, any such day on which dealings in Dollar deposits are conducted between banks in the London interbank Eurodollar market.

CAI: as defined in the Preamble to this Agreement.

CAI Availability Reserve: the sum of (without duplication when taken into account with the CCI Availability Reserve) (a) the Inventory Reserve; (b) the Rent and Charges Reserve; (c) the Bank Product Reserve; (d) the Sales Tax Reserve; (e) the Gift Card Reserve; (f) the Customer Deposit Reserve; (g) the aggregate amount of liabilities secured by Liens upon Collateral that are senior to

Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); and (h) such additional reserves, in such amounts and with respect to such matters, as Agent in its reasonable judgment may elect to impose from time to time.

CAI Borrowing Base: the sum of the Credit Card Account Formula Amount, plus the Inventory Formula Amount, minus any CAI Availability Reserve.

CAIC: CAI Credit Insurance Agency, Inc., a Louisiana corporation.

CAIH: CAI Holding Co., a Delaware corporation.

CAI Revolver Usage: (a) the aggregate amount of outstanding Revolver Loans under the CAI Borrowing Base; plus (b) the aggregate Stated Amount of outstanding Letters of Credit under the CAI Borrowing Base, except to the extent Cash Collateralized by Borrowers.

Capital Expenditures: all liabilities incurred or expenditures made by a Borrower or any of its Subsidiaries for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year, excluding any Capital Expenditures made by Parent and its Subsidiaries as tenant improvements for which the landlord has paid the costs or has reimbursed Parent and its Subsidiaries for such costs.

Capital Lease: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

Cash Collateral: cash, and any interest or other income earned thereon, that is delivered to Agent to Cash Collateralize any Obligations.

Cash Collateral Account: a demand deposit, money market or other account established by Agent at such financial institution as Agent may select in its discretion, which account shall be subject to a Lien in favor of Agent.

Cash Collateralize: the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 105% of the aggregate LC Obligations, and (b) with respect to other Obligations (including Secured Bank Product Obligations), Agent’s good faith estimate of the amount due or to become due, including all fees and other amounts relating to such Obligations. “Cash Collateralization” has a correlative meaning.

Cash Equivalents: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by Bank of America or a commercial bank organized under the laws of the United States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); (d) commercial paper issued by Bank of America or rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.

Cash Management Services: services relating to operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

Cash Recovery Percent: the percent, calculated as of the end of the last day of each month, equal to the amount determined by dividing (i) the actual Gross Cash Collections received by Borrowers from payments made by Contract Debtors during the previous three (3) months by (ii) the sum of the Gross Contract Payments outstanding as of the beginning of the first day of each of the previous three (3) months. The Cash Recovery Percent shall be calculated based on the lower of (x) the Cash Recovery Percent determined based on the Owned Contract Portfolio, and (y) the Cash Recovery Percent determined based on the Managed Contract Portfolio; provided however, that for a period of 6 months after the closing of the Existing Securitization Facility or any other Permitted ABS Transaction that involves Contracts representing at least 97.5% of the value of all Contracts of Borrowers as of a certain cut-off date, the Cash Recovery Percent shall be determined based on the Managed Contract Portfolio.

CCCI: as defined in the Preamble to this Agreement.

CCI: as defined in the Preamble to this Agreement.

CCI Availability Reserve: the sum of (without duplication when taken into account with the CAI Availability Reserve) (a) the Rent and Charges Reserve; (b) the Bank Product Reserve; (c) the Sales Tax Reserve; (d) the Service Maintenance Program Reserve; (e) the aggregate amount of liabilities secured by Liens upon Collateral that are senior to Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); and (f) such additional reserves, in such amounts and with respect to such matters, as Agent in its reasonable judgment may elect to impose from time to time.

CCI Borrowing Base: the sum of the Contract Advance Rate Amount, minus any CCI Availability Reserve.

CCI Revolver Usage: (a) the aggregate amount of outstanding Revolver Loans under the CCI Borrowing Base; plus (b) the aggregate Stated Amount of outstanding Letters of Credit under the CCI Borrowing Base, except to the extent Cash Collateralized by Borrowers.

CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

Change in Law: the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that “Change in Law” shall include, regardless of the date enacted, adopted or issued, all requests, rules, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.

Change of Control: (a) Parent ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests in CAI; (b) CAI ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests of CAIH, CCCI, CAIC, CCI and CLL; (c) a change in the majority of directors of Parent, CAI, CAI Holding Co. or CCCI, unless approved by the then majority of directors of such entity; or (d) all or substantially all of a Borrower’s assets are sold or transferred, other than a sale or transfer to another Borrower.

Claims: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations, or replacement of Agent, or any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person in any way relating to (a) any Revolver Loans, Letters of Credit, Loan Documents, Borrower Materials, or the use thereof or transactions relating thereto, (b) any action taken or omitted in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto, or (f) failure by any Obligor (directly or indirectly), Credit and Collection Guideline or Contract to comply with or otherwise satisfy any Consumer Finance Law in any respect.

CLL: Conn Lending, LLC, a Delaware limited liability company.

Closing Date: as defined in Section 6.1.

Code: the Internal Revenue Code of 1986.

Collateral: all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations; provided that “Collateral” shall not include any Excluded Collateral.

Collateral Adjustment Percentage: calculated as of the first day of each month, the sum of the Past Due Percent and the Net Charge-Off Percent. The Collateral Adjustment Percentage shall be calculated based on the higher of (x) the Collateral Adjustment Percentage determined based on the Owned Contract Portfolio, and (y) the Collateral Adjustment Percentage determined based on the Managed Contract Portfolio.

Commodity Exchange Act: the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

Compliance Certificate: a certificate, in form and substance satisfactory to Agent, by which Borrowers certify compliance with Sections 10.2.3, 10.3 and 10.7 and calculate the applicable level for the Applicable Margin.

Connection Income Taxes: Other Connection Taxes that are imposed on or measured by net income (however denominated), or are franchise or branch profits Taxes.

Consumer Finance Laws: all laws, rules, regulations, and binding governmental guidelines of any kind relating to the extension, securing or administration of consumer credit, whether relating to secured or unsecured credit, real or personal security, advertising, solicitation, marketing, underwriting, origination, documentation, brokering, purchase, assignment, administration, servicing, collection or other activities relating thereto, including any relating to consumer protection, usury, privacy, discriminatory or predatory practices, or unfair, deceptive or abusive acts or practices, and specifically including the Federal Consumer Credit Protection Act, Federal Fair Credit Reporting Act, Fair and Accurate Credit Transactions Act, Equal Credit Opportunity Act, Fair Debt Collections Practices Act, RESPA, Magnuson-Moss Warranty Act, Servicemember’s Civil Relief Act, Gramm-Leach-Bliley Act, Dodd-Frank Wall Street Reform and Consumer Protection Act, Federal Trade Commission Act, Consumer Financial Protection Bureau Regulations B, M, N, O P, V, X and Z, and Federal Reserve Board Regulations B and Z.

Contingent Obligation: any obligation of a Person (without duplication) arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

Contract Advance Rate Amount: 75% of Net Eligible Contract Payments; provided, however, that such percentage shall be subject to reduction as of the first day of each month, based on the then existing Collateral Adjustment Percentage and Cash Recovery Percent (whichever results in a lower percentage), as follows:

(a) the percentage above shall be reduced by 1% for each whole percentage or fraction thereof that the Collateral Adjustment Percentage exceeds 17%; and

(b) the percentage above shall be reduced based on the Cash Recovery Percentage as set forth below:

Cash Recovery Percent	Contract Advance Rate Amount
Less than or equal to 4.79% but greater than 4.74%	74% of Net Eligible Contract Payments
Less than or equal to 4.74% but greater than 4.69%	73% of Net Eligible Contract Payments

Less than or equal to 4.69% but greater than 4.64%	72% of Net Eligible Contract Payments
Less than or equal to 4.64% but greater than 4.59%	71% of Net Eligible Contract Payments
Less than or equal to 4.59% but greater than 4.54%	70% of Net Eligible Contract Payments
Less than or equal to 4.54% but greater than 4.49%	69% of Net Eligible Contract Payments
Less than or equal to 4.49% but greater than 4.44%	68% of Net Eligible Contract Payments
Less than or equal to 4.44% but greater than 4.39%	67% of Net Eligible Contract Payments
Less than or equal to 4.39% but greater than 4.34%	66% of Net Eligible Contract Payments
Less than or equal to 4.34% but greater than 4.29%	65% of Net Eligible Contract Payments
Less than or equal to 4.29% but greater than 4.25%	64% of Net Eligible Contract Payments

Notwithstanding the above, the portion of the Contract Advance Rate Amount supported by Eligible Revolving Contracts shall at no time exceed 10% of the CCI Borrowing Base.

Contract Allocation Agreement: an agreement in form and substance reasonably acceptable to Agent between one or more Borrowers and a Securitization Subsidiary, pursuant to which Contracts owned or originated by a Borrower or a Subsidiary are allocated to one or more Securitization Subsidiaries (i) in a manner that results, on the date such Contracts are transferred to any such Securitization Subsidiary, in (A) the percentage of Contracts the original maturity dates of which have been extended in accordance with the Credit and Collection Guidelines being no greater than the percentage of such Contracts transferred to any such Securitization Subsidiary on such date that have had their original maturity dates so extended prior to such date, (B) the percentage of Contracts a scheduled payment of which has remained unpaid for 60 days or more being no greater than the percentage of such Contracts transferred to any such Securitization Subsidiary on such date that are 60 days or more delinquent in payment as of the date of such transfer and (C) the weighted average FICO score of Contracts (as measured with respect to each Contract Debtor related to a Contract on the most recent date a FICO score with respect to such Contract Debtor was received by Parent or its Subsidiaries) being no less than the weighted average FICO score of such Contracts transferred to any such Securitization Subsidiary on such date or (ii) if Contracts are to be transferred on a daily or weekly basis after origination to a Securitization Subsidiary (either directly or indirectly), on a random basis.

Contract Debtor: each Person who is obligated to a Borrower to perform any duty under or to make any payment pursuant to the terms of a Contract.

Contracts: all of each Borrower’s now owned and hereafter acquired loan agreements, accounts, revolving credit agreements, installment sale contracts, Instruments, notes, documents, chattel paper, and all other forms of obligations owing to such Borrower, including any collateral for any of the foregoing, including all rights under any and all security documents and merchandise returned to or repossessed by such Borrower.

Credit and Collection Guidelines: Borrowers’ guidelines (which have previously been delivered to Agent) which state in detail the credit criteria used by Borrowers in determining the creditworthiness of Contract Debtors and the collection criteria used by Borrowers in collection of amounts due from Contract Debtors.

Credit Card Account: Accounts together with all income, payments and proceeds thereof, owed by a Credit Card Issuer or Credit Card Processor to a Borrower resulting from charges by a retail customer of a Borrower on credit or debit cards in connection with the sale of goods by a Borrower, or services performed by a Borrower, in each case in the Ordinary Course of Business.

Credit Card Account Formula Amount: 90% of the Value of Eligible Credit Card Accounts.

Credit Card Agreements: with respect to each Borrower, all agreements now or hereafter entered into by such Borrower with any Credit Card Issuer or any Credit Card Processor, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

Credit Card Issuers: any person (other than a Borrower) who issues or whose members issue credit cards, including, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., VISA, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards.

Credit Card Processor Notifications: with respect to each Borrower, individually and collectively, the letter agreements executed by such Borrower and delivered to such Borrower’s Credit Card Issuers or Credit Card Processors who are parties to Credit Card Agreements, acknowledging Agent’s first priority Lien in the monies due and to become due to such Borrower under the Credit Card Agreements of such Borrower, and instructing such Credit Card Issuers or Credit Card Processors to transfer all such amounts to the Dominion Accounts, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

Credit Card Processors: with respect to each Borrower, any servicing or processing agent or any financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any of such Borrower’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

Curative Equity: common equity contributions made to Parent which Parent contributes as additional common equity contributions to any Borrower and which is designated “Curative Equity” by Borrower Agent under Section 10.4 at the time it is contributed.

Customer Deposit Reserve: as of any measurement date, a reserve equal to the aggregate amount of deposits paid by the customers of any Borrower for the purchase of goods.

CWA: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

Debt: as to any Person at a particular time, without duplication, all of the following, to the extent included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all Contingent Obligations of such Person which are monetary obligations once they become primary obligations;

(c) net obligations of such Person under any Hedging Agreement;

(d) all obligations (including, without limitation, earnout obligations) of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the Ordinary Course of Business and not past due for more than sixty (60) days after the due date);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all obligations of such Person in respect of Capital Leases; and

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, in each case prior to the date that is 91 days later than the Revolver Termination Date, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends.

For all purposes hereof, (i) the Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Debt is expressly made non-recourse to such Person and (ii) Debt shall not include amounts owed to Flooring Lenders on account of flooring arrangements paid in the Ordinary Course of Business. The amount of any net obligation under any Hedging Agreement on any date shall be deemed to be the swap termination value thereof as of such date.

Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the highest level of interest set forth in the Applicable Margin grid.

Defaulting Lender: any Lender that (a) has failed to comply with its funding obligations hereunder, and such failure is not cured within two Business Days; (b) has notified Agent or any Borrower that such Lender does not intend to comply with its funding obligations hereunder or generally under other credit facilities, or has made a public statement to that effect; (c) has failed, within three Business Days following request by Agent or any Borrower, to confirm in a manner satisfactory to Agent and Borrowers that such Lender will comply with its prospective funding obligations hereunder; or (d) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Proceeding (including reorganization, liquidation, or appointment of a receiver, custodian, administrator or similar Person by the Federal Deposit Insurance Corporation or any other regulatory authority); provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of an equity interest in such Lender or parent company unless the ownership provides immunity for such Lender from jurisdiction of courts within the United States or from enforcement of judgments or writs of attachment on its assets, or permits such Lender or Governmental Authority to repudiate, disavow, disaffirm or otherwise to reject any contracts or agreements made with such Lender; and provided further, that a Lender shall not be deemed to be a Defaulting Lender under clauses (a), (b) or (c) if it has notified Agent and Borrowers in writing that it will not make a funding because a condition to funding (specifically identified in the notice) is not or cannot be satisfied.

Deposit Account Control Agreements: the Deposit Account control agreements to be executed by each institution maintaining a Deposit Account for a Borrower, in favor of Agent as security for the Obligations.

Designated Jurisdiction: a country or territory that is the subject of a Sanction.

Distribution: any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); any distribution, advance or repayment of Debt to a holder of Equity Interests; or any purchase, redemption, or other acquisition or retirement for value of any Equity Interest, excluding any distribution related to equity compensation plans of Parent and its Subsidiaries. The forgiveness of Debt owed by a Borrower and evidenced by a Permitted Originator Note shall not be considered a Distribution.

Dividend: as defined in Section 7.4.3.

Dollars: lawful money of the United States.

Dominion Accounts: special accounts established by Borrowers at Bank of America or other banks acceptable to Agent, over which Agent has exclusive control for withdrawal purposes.

Dominion Trigger Period: the period (a) commencing on the day that (i) an Event of Default occurs; (ii) average Availability during any month (as reflected in the Loan Account) is less than 10% of the Borrowing Base; or (iii) Availability (as reflected in the Loan Account) is at any time less than 7.5% of the Borrowing Base, and (b) ending on the day (i) on which, during the preceding 60 consecutive days, (x) no Event of Default has existed, (y) average Availability during any month during such period (as reflected in the Loan Account) has at all times been greater than 12.5% of the Borrowing Base; provided, however, that this clause (b)(i) shall only be applicable to the first commencement of such period hereunder, and (ii) determined by Agent in its sole discretion for any subsequent commencement of such period; provided further that with respect to any subsequent commencement of such period in order for the period to end the requirements in clause (b)(i) shall be satisfied.

EBITDA: for any period of measurement, determined on a consolidated basis for Parent and its Subsidiaries derived from financial statements prepared in accordance with GAAP, net income, calculated before (i) Interest Expense, (ii) provision for income taxes, (iii) depreciation and amortization expense, (iv) stock based compensation, (v) gains or losses arising from the sale of capital assets, (vi) any extraordinary gains or losses (in each case, to the extent included in determining net income), and (vii) non-cash non-recurring losses or expenses (in excess of non-recurring gains) not to exceed 15% of EBITDA for the then ending 4 Fiscal Quarters (as determined prior to giving effect to this clause (vii) and after deducting any amounts added to the calculation of EBITDA under this clause (vii) for the prior 3 Fiscal Quarters) and reduced on a Fiscal Quarter basis or such other determination date by an amount equal to (if a positive result) the sum of the EBITDA Loss Reserve measured as of the end of any Fiscal Quarter or such other determination date, minus Parent and its Subsidiaries’ recorded loss reserve measured as of the end of the same Fiscal Quarter or such other determination date.

EBITDA Loss Reserve: at any date is the sum of (i) Net Charge-Offs of Parent and its Subsidiaries for the 12-month period ending on the measurement date, plus (ii) the net change in Net Balances over 180 days past due of Parent and its Subsidiaries for the 12-month period ending on the measurement date. EBITDA Loss Reserve shall be calculated based on the Managed Contract Portfolio.

Eligible Assignee: a Person that is (a) a Lender, an Affiliate of a Lender or an Approved Fund; (b) an assignee approved by Borrower Agent (which approval shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within five Business Days after notice of the proposed assignment) and Agent; and (c) during an Event of Default, acceptable to Agent in its discretion.

Eligible Contracts: those Contracts owned by a Borrower that Agent, in its reasonable judgment, deems to be Eligible Contracts. Without limiting the foregoing, no Contract shall be an Eligible Contract unless:

(a) Such Contract is owned by a Borrower and such Borrower has good and marketable title to such Contract free and clear of any Lien of any Person other than Agent;

(b) the Contract complies in all material respects with all of Borrowers’ warranties and representations contained herein;

(c) no payment due under the Contract is more than 60 days contractually delinquent;

(d) neither a Borrower nor the Contract Debtor is in default under the terms of the Contract;

(e) no Borrower has within any 12-month period granted to the Contract Debtor more than 2 extensions of time (each no longer than 1 month) for the payment of any sum due under the Contract;

(f) the Contract or payments due thereunder are not subject to any defense, counterclaim, offset, discount, or allowance other than discounts provided in connection with promotional credit, such as same as cash offerings or deferred interest programs;

(g) the terms of the Contract and all related documents and Instruments comply in all respects with all Requirement of Law;

(h) the Contract Debtor is not an Affiliate or an employee of an Obligor;

(i) the creditworthiness of the Contract Debtor is acceptable to Agent and the Contract and Contract Debtor conform to the Credit and Collection Guidelines in all material respects;

(j) the Contract Debtor is not subject to an active or pending Insolvency Proceeding under federal law or any similar proceeding under state law and the applicable Borrower is able to bring suit or enforce remedies against such Contract Debtor through judicial process;

(k) the first scheduled payment pursuant to the terms of the Contract is, or was, due within 45 days following the execution of the Contract and all other payments are scheduled to be made on the same date of each month thereafter;

(l) the payment schedule for such Contract is fully amortizing on a monthly basis;

(m) with respect to installment Contracts only, the original term of the Contract is not more than 48 months;

(n) repayment of the Contract is secured by a first priority interest in any merchandise sold in connection therewith;

(o) to the extent that the balance of the Contract includes sums representing the financing of “service maintenance plans,” such plans are in compliance with all applicable Consumer Finance Laws, including any and all special insurance laws relating thereto;

(p) the Contract is not a Modified Contract;

(q) the Contract is originated or acquired in the Ordinary Course of Business;

(r) Agent has a first priority perfected Lien in the Contract; and

(s) the merchandise, if any, which secures the Contract has been delivered to the Contract Debtor and has not been repossessed by a Borrower or returned by the Contract Debtor to a Borrower.

Eligible Credit Card Accounts: Credit Card Accounts that Agent, in its discretion, deems to be Eligible Credit Card Accounts. Without limiting the foregoing, no Credit Card Account shall be an Eligible Credit Card Account unless:

(a) such Credit Card Account is owned by a Borrower and such Borrower has good and marketable title to such Credit Card Account free and clear of any Lien of any Person other than Agent;

(b) such Credit Card Account constitutes an “Account” (as defined in the UCC) and such Credit Card Account has not been outstanding for more than 5 Business Days;

(c) the Credit Card Issuer or Credit Card Processor of the applicable credit card with respect to such Credit Card Account is not the subject of any bankruptcy or insolvency proceedings;

(d) such Credit Card Account is a valid, legally enforceable obligation of the applicable issuer with respect thereto;

(e) such Credit Card Account is subject to a properly perfected first priority Lien in favor of Agent;

(f) the Credit Card Account conforms to all representations, warranties or other provisions in the Loan Documents relating to Credit Card Account;

(g) such Credit Card Account is owed by a Person that has executed a Credit Card Processor Notification;

(h) such Credit Card Account is not evidenced by “chattel paper” or an “instrument” of any kind unless such “chattel paper” or “instrument” is in the possession of Agent, and to the extent necessary or appropriate, endorsed to Agent;

(i) such Credit Card Account indicates no Person other than a Borrower as payee or remittance party;

(j) such Credit Card Account has been earned and represents the bona fide amounts due to a Borrower from a Credit Card Processor and/or Credit Card Issuer, and in each case originated in the Ordinary Course of Business; or

(k) such Credit Card Account has not been disputed, is without recourse, and with respect to which no claim, counterclaim, offset, or chargeback has been asserted (to the extent of such claim, counterclaim, offset, or chargeback).

Eligible Inventory: Inventory owned by a Borrower that Agent, in its reasonable judgment, deems to be Eligible Inventory. Without limiting the foregoing, no Inventory shall be Eligible Inventory unless it (a) is finished goods or raw materials, and not work-in-process, packaging or shipping materials, labels, samples, display items, bags, replacement parts or manufacturing supplies; (b) is not held on consignment, nor subject to any deposit or down payment; (c) is in new and saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale; (d) is not slow-moving, perishable, obsolete or unmerchantable, and does not constitute returned or repossessed goods; (e) meets all standards imposed by any Governmental Authority, has not been acquired from a Person subject to any Sanction or on any specially designated nationals list maintained by OFAC, and does not constitute hazardous materials under any Environmental Law; (f) conforms with the covenants and representations herein; (g) is subject to Agent’s duly perfected, first priority Lien, and no other Lien (including Liens in favor of Flooring Lenders); (h) is within the continental United States, is not in transit except between locations of Borrowers, is not consigned to any Person and is not located in a clearance center or service center; (i) is not subject to any warehouse receipt or negotiable Document; (j) is not subject to any License or other arrangement that restricts such Borrower’s or Agent’s right to dispose of such Inventory, unless Agent has received an appropriate Lien Waiver; (k) is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person has delivered a Lien Waiver or an appropriate Rent and Charges Reserve has been established as set forth in Section 6.4.1; (l) is reported net of internal load amount or shrinkage accrual; (m) is reflected in the details of a current perpetual inventory report of Borrowers; and (n) is insured in compliance with the provisions of Section 8.7.2 hereof.

Eligible Revolving Contract: Eligible Contract under which the applicable Contract Debtor may borrow, repay and re-borrow up to the credit limit thereunder.

Enforcement Action: any action to enforce any Obligations (other than Secured Bank Product Obligations) or Loan Documents or to exercise any rights or remedies relating to any Collateral (whether by judicial action, self-help, notification of Contract Debtors, setoff or recoupment, credit bid, action in an Obligor’s Insolvency Proceeding or otherwise).

Environmental Agreement: each agreement of Borrowers with respect to any Real Estate subject to a Mortgage, pursuant to which Borrowers agree to indemnify and hold harmless Agent and Lenders from liability under any Environmental Laws.

Environmental Laws: Applicable Laws (including programs, permits and guidance promulgated by regulators) relating to public health in respect of exposure to hazardous materials (other than occupational safety and health regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.

Environmental Notice: a written notice from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

Environmental Release: a release as defined in CERCLA or under any other Environmental Law.

Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.

Equity Interest Pledge Agreement: a pledge agreement, in form and substance satisfactory to Agent, executed by Parent, CAIH and CLL, granting a security interest in the Equity Interests in each of such grantor’s Subsidiaries in favor of Agent for the benefit of the Lenders.

ERISA: the Employee Retirement Income Security Act of 1974.

ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) withdrawal of an Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in
Section 4001(a)(2) of ERISA) or a cessation of

operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) complete or partial withdrawal by an Obligor or ERISA Affiliate from a Multiemployer Plan; (d) filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the institution of proceedings by the PBGC to terminate a Pension Plan; (e) determination that any Pension Plan is an at-risk plan or a plan in critical or endangered status under the Code or ERISA; (f) an event or condition that constitutes grounds under Section 4042 of ERISA for termination of, or appointment of a trustee to administer, any Pension Plan; (g) imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate; or (h) failure by an Obligor or ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or to make a required contribution to a Multiemployer Plan.

Event of Default: as defined in Section 11.

Excluded Accounts: (i) any Deposit Account exclusively used for all or any of payroll, benefits, health care, withholding tax, escrow, customs or other fiduciary purposes and (ii) an account containing not more than $10,000 at any time.

Excluded Assets: (i) motor vehicles subject to certificate-of-title statutes; (ii) Excluded Accounts; and (iii) any property to the extent that such grant of a security interest of the type otherwise created hereby (A) is prohibited by any applicable law, (B) requires a consent not obtained of any Governmental Authority pursuant to such Law or (C) is prohibited by a negative pledge or anti-assignment provision or gives rise to any type of right of termination or default remedy under any contract, license, agreement, instrument or other document evidencing or giving rise to such property, except, in each case, to the extent that such Law or the term in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable Law (including Sections 9-406, 9-407, 9-408 or 9-409 of the UCC).

Excluded Collateral: (i) any Excluded Assets, (ii) the Equity Interests of any Foreign Subsidiary to the extent such Equity Interests exceed 65% of the voting power of all classes of Equity Interests of such Foreign Subsidiary entitled to vote or (iii) the Equity Interests of a Subsidiary of a Foreign Subsidiary.

Excluded Swap Obligation: with respect to an Obligor, each Swap Obligation as to which, and only to the extent that, such Obligor’s guaranty of or grant of a Lien as security for such Swap Obligation is or becomes illegal under the Commodity Exchange Act because the Obligor does not constitute an “eligible contract participant” as defined in the act (determined after giving effect to any keepwell, support or other agreement for the benefit of such Obligor and all guarantees of Swap Obligations by other Obligors) when such guaranty or grant of Lien becomes effective with respect to the Swap Obligation. If a Hedging Agreement governs more than one Swap Obligation, only the Swap Obligation(s) or portions thereof described in the foregoing sentence shall be Excluded Swap Obligation(s) for the applicable Obligor.

Excluded Taxes: (a) Taxes imposed on or measured by a Recipient’s net income (however denominated), franchise Taxes and branch profits Taxes (i) as a result of such Recipient being organized under the laws of, or having its principal office or applicable Lending Office located in, the jurisdiction imposing such Tax, or (ii) constituting Other Connection Taxes; (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to its interest in a Loan or Commitment pursuant to a law in effect when the Lender acquires such interest (except pursuant to an assignment request by Borrower Agent under Section 13.4) or changes its Lending Office, unless the Taxes were payable to its assignor immediately prior to such assignment or to the Lender immediately prior to its change in Lending Office; (c) Taxes attributable to a Recipient’s failure to comply with Section 5.10; and (d) U.S. federal withholding Taxes imposed pursuant to FATCA. In no event shall “Excluded Taxes” include any withholding Tax imposed on amounts paid by or on behalf of a foreign Obligor to a Recipient that has complied with Section 5.10.2.

Existing Bank Products: Bank Products provided under the Original Loan Agreement and in existence on the Closing Date consisting of those listed on Schedule 1.1E(1).

Existing HY Note Indenture: that certain Senior Notes Indenture, dated as of July 1, 2014, by and among Parent, the guarantors party thereto and U.S. Bank National Association, as trustee, as amended.

Existing HY Notes: Parent’s 7.250% Senior Notes due 2022 issued pursuant to the Existing HY Note Indenture.

Existing Letters of Credit: the issued and outstanding letters of credit set forth in Schedule 1.1E(2).

Existing Securitization Facility: the Permitted ABS Transaction established pursuant to that certain (i) Base Indenture dated as of September 10, 2015 by and between Conn’s Receivables Funding 2015-A, LLC, and Wells Fargo Bank, National Association and (ii) Series 2015-A Supplement to the Base Indenture, dated as of September 10, 2015, by and between Conn’s Receivables Funding 2015-A, LLC and Wells Fargo Bank, National Association.

Extraordinary Expenses: all costs, expenses or advances that Agent or any Lender may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.

FATCA: Sections 1471 through 1474 of the Code (including any amended or successor version if substantively comparable and not materially more onerous to comply with), and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

Federal Funds Rate: (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/100th of 1%) charged to Bank of America on the applicable day on such transactions, as determined by Agent.

Fee Letter: the fee letter agreement between Agent and Borrowers dated as of even date herewith.

Fiscal Quarter: each period of three months, commencing on the first day of a Fiscal Year.

Fiscal Year: the fiscal year of Parent and its Subsidiaries for accounting and tax purposes, ending on January 31 of each year.

Flooring Intercreditor Agreement: each intercreditor agreement entered into by Agent and a Flooring Lender, in form and substance satisfactory to Agent.

Flooring Lender: any lender which provides financing for the purchase of Inventory by a Borrower.

FLSA: the Fair Labor Standards Act of 1938.

Foreign Lender: any Lender that is not a U.S. Person.

Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or its Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or its Subsidiary.

Foreign Subsidiary: a Subsidiary of Parent that is a “controlled foreign corporation” under Section 957 of the Code, such that a guaranty by such Subsidiary of the Obligations or a Lien on the assets of such Subsidiary to secure the Obligations would result in material tax liability to Borrowers.

Fronting Exposure: a Defaulting Lender’s interest in LC Obligations, Swingline Loans and Protective Advances, except to the extent Cash Collateralized by the Defaulting Lender or allocated to other Lenders hereunder.

Full Payment: with respect to any Obligations, (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); and (b) if such Obligations are LC Obligations or inchoate or contingent in nature, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent in its discretion, in the amount of required Cash Collateral). A Full Payment of Revolver Loans shall not be deemed to have occurred unless all Revolver Commitments related to such Revolver Loans have terminated.

GAAP: generally accepted accounting principles in effect in the United States from time to time.

Gift Card Reserve: a reserve equal to 50% of the face amount of gift cards which are issued by a Borrower and are outstanding as of any measurement date.

Governmental Approval: any authorization, consent, approval, license or exemption of, or any registration or filing with, any Governmental Authority.

Governmental Authority: any federal, state, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, central bank, or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions for any governmental, judicial, investigative, or regulatory authority (including the Consumer Financial Protection Bureau, the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or European Central Bank).

Gross Cash Collections: total Contracts payments received from Contract Debtors and applied to such Contracts during any applicable period.

Gross Contract Payments: as of the date of determination, (i) with respect to an interest-bearing Contract, the outstanding balance thereof including all accrued but unpaid interest, fees and other charges, but excluding late charges, owing by the Contract Debtor, and (ii) with respect to a precomputed Contract, the outstanding balance thereof including all unearned interest, fees, and charges, but excluding late charges, owing by the Contract Debtor.

Guarantor Payment: as defined in Section 5.11.3(b).

Guarantors: Parent, CAIH, CAIC, CLL, CAIAir, Inc., a Delaware corporation, and each other Person who guarantees payment or performance of any Obligations.

Guaranty: each guaranty agreement executed by a Guarantor in favor of Agent.

Hedging Agreement: a “swap agreement” as defined in Section 101(53B)(A) of the Bankruptcy Code.

HY Note Indenture: the Existing HY Note Indenture and any Permitted Additional HY Note Indenture.

HY Notes: the Existing HY Notes and any Permitted Additional HY Notes.

Increased Reporting Period: at any time after (i) a Default or Event of Default occurs, (ii) average Availability during any month (as reflected in the Loan Account) is less than 12.5% of the Borrowing Base, or (iii) Availability (as reflected in the Loan Account) is at any time less than 10% of the Borrowing Base. When in place, such Increased Reporting Period shall be deemed continuing so long as (a) such Event of Default has not been waived, and/or (b) if the Increased Reporting Period arises as a result of Borrowers’ failure to achieve Availability as required hereunder, until average Availability during any month (as reflected in the Loan Account) has exceeded 15% of the Borrowing Base for ninety (90) consecutive days, in which case an Increased Reporting Period shall no longer be deemed to be continuing for purposes of this Agreement; provided, however, that an Increased Reporting Period shall be deemed continuing (even if an Event of Default is no longer continuing and/or Availability exceeds the required amount for ninety (90) consecutive days) at all times after an Increased Reporting Period has occurred and been discontinued on two (2) occasions after the Closing Date.

Indemnified Taxes: (a) Taxes, other than Excluded Taxes, imposed on or relating to any payment of an Obligation; and (b) to the extent not otherwise described in clause (a), Other Taxes.

Indemnitees: Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of America Indemnitees.

Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all Licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

Intellectual Property Claim: any claim or assertion (whether in writing, by suit or otherwise) that a Borrower’s or its Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.

Interest Coverage Ratio: the ratio, determined as of the end of any Fiscal Quarter on a consolidated basis for Parent and its Subsidiaries, of (a) EBITDA to (b) Interest Expense.

Interest Expense: with respect to Parent and its Subsidiaries on a consolidated basis, for any period of measurement, the interest expense (net of interest income to the extent not included in the calculation of EBITDA) for such period whether paid or accrued (including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Hedging Agreements) payable in connection with the incurrence of Debt to the extent included in interest expense, commissions, discounts and other fees and charges incurred in respect of letters of credit, (iii) the portion of any payments or accruals with respect to Capital Leases allocable to interest expense and (iv) net payments and receipts (if any) pursuant to interest rate Hedging Agreements).

Interest Period: as defined in Section 3.1.3.

Inventory: as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Borrower’s business (but excluding Equipment).

Inventory Formula Amount: the lesser of (i) $175,000,000; or (ii) 85% of the NOLV Percentage of the Value of Eligible Inventory.

Inventory Reserve: reserves established by Agent to reflect factors that may negatively impact the Value of Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.

Investment: an Acquisition, an acquisition of record or beneficial ownership of any Equity Interests of a Person, or an advance or capital contribution to or other investment in a Person.

IRS: the United States Internal Revenue Service.

Issuing Bank: Bank of America (including any Lending Office of Bank of America), or any replacement issuer appointed pursuant to Section 2.3.4.

Issuing Bank Indemnitees: Issuing Bank and its officers, directors, employees, Affiliates, agents and attorneys.

LC Application: an application by Borrower Agent to Issuing Bank for issuance of a Letter of Credit, in form and substance satisfactory to Issuing Bank and Agent.

LC Conditions: the following conditions necessary for issuance of a Letter of Credit:(a) each of the conditions set forth in Section 6; (b) after giving effect to such issuance, total LC Obligations do not exceed the Letter of Credit Subline, no Overadvance exists, Revolver Usage does not exceed the Borrowing Base, CAI Revolver Usage does not exceed the CAI Borrowing Base and CCI Revolver Usage does not exceed the CCI Borrowing Base; (c) the Letter of Credit and payments thereunder are denominated in Dollars or other currency satisfactory to Agent and Issuing Bank; and (d) the purpose and form of the proposed Letter of Credit are satisfactory to Agent and Issuing Bank in their discretion.

LC Documents: all documents, instruments and agreements (including LC Requests and LC Applications) delivered by Borrowers or any other Person to Issuing Bank or Agent in connection with any Letter of Credit.

LC Obligations: the sum of (a) all amounts owing by Borrowers for any drawings under Letters of Credit; and (b) the Stated Amount of all outstanding Letters of Credit.

LC Request: a request for issuance of a Letter of Credit, to be provided by Borrower Agent to Issuing Bank, in form satisfactory to Agent and Issuing Bank.

Leasehold Mortgages: each of the mortgages and deeds of trust, in form and substance reasonably acceptable to Agent, executed by a Borrower in favor of Agent, for the benefit of the Lenders.

Leasehold Mortgage Consent: each consent signed by the land owner for each Real Estate subject to a Leasehold Mortgage, in form and substance reasonably acceptable to Agent.

Legal Action: any judicial action, suit, or proceeding at law, in equity, or before any Governmental Authority.

Lender Indemnitees: Lenders and Secured Bank Product Providers, and their officers, directors, employees, Affiliates, agents and attorneys.

Lenders: lenders party to this Agreement, including Agent in its capacity as a provider of Swingline Loans and any Person who hereafter becomes a “Lender” pursuant to an Assignment and Acceptance, including any Lending Office of the foregoing.

Lending Office: the office (including any domestic or foreign Affiliate or branch) designated as such by a Lender or Issuing Bank by notice to Agent and Borrower Agent.

Letter of Credit: any standby or documentary letter of credit, foreign guaranty, documentary bankers acceptance or similar instrument issued by Issuing Bank for the account or benefit of a Borrower or Affiliate of a Borrower.

Letter of Credit Subline: $40,000,000.

Leverage Ratio: the ratio, determined as of the end of any Fiscal Quarter for the Parent and its Subsidiaries, on a consolidated basis, of (a) the result of (x) all items that would be included as liabilities on a balance sheet in accordance with GAAP as of the last day of such Fiscal Quarter (including debt under the Existing Securitization Facility and any other Permitted ABS Transactions whether or not included as a liability on the balance sheets), minus (y) the sum of Qualified Cash and ABS Qualified Cash as of such date of measurement, to (b) Tangible Net Worth as of the last day of such Fiscal Quarter.

LIBOR: the per annum rate of interest (rounded up to the nearest 1/100th of 1% and in no event less than zero) determined by Agent at or about 11:00 a.m. (London time) two Business Days prior to an Interest Period, for a term equivalent to such period, equal to the London Interbank Offered Rate, or comparable or successor rate approved by Agent, as published on the applicable Reuters screen page (or other commercially available source designated by Agent from time to time); provided, that any comparable or successor rate shall be applied by Agent, if administratively feasible, in a manner consistent with market practice.

LIBOR Revolver Loan: a Revolver Loan that bears interest based on LIBOR.

License: any written license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.

Lien: any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations that burden Property to the extent they secure an obligation owed to a Person other than the owner of the Property, and for the avoidance of doubt, the term “Lien” shall not include any interest of a third party owner of any Property being leased to a Person pursuant to an operating lease for which a precautionary UCC financing statement has been filed and which filing only covers the Property subject of such lease.

Lien Waiver: an agreement, in form and substance satisfactory to Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver the Collateral to Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Agent upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

Loan Account: the loan account established by each Lender on its books pursuant to Section 5.8.

Loan Documents: this Agreement, Other Agreements, Security Documents and the Flooring Intercreditor Agreements.

Loan Year: each 12-month period commencing on the Closing Date and on each anniversary of the Closing Date.

Managed Contract Portfolio: the Owned Contract Portfolio and ABS Contract Portfolio.

Margin Stock: as defined in Regulation U of the Board of Governors.

Material Adverse Effect: (a) a material adverse effect on the business, operations, Properties or condition (financial or otherwise) of Obligors, taken as a whole; (b) a material adverse effect on the enforceability of any Loan Documents against the Obligors, or on the validity or priority of Agent’s Liens on any Collateral; or (c) a material adverse impairment of the ability of the Obligors, collectively, to perform any obligations under the Loan Documents, including repayment of any Obligations, or on the ability of Agent or any Lender to enforce or collect any Obligations or to realize upon any Collateral.

Material Contract: any agreement or arrangement to which any Obligor is a party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Obligor, including the Securities Act of 1933; (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (c) that relates to Subordinated Debt or Debt in an aggregate principal amount of $10,000,000 or more.

Modified Contract: a Contract which, at any time, was in payment default for more than 60 days and such payment default was cured by execution of a new Contract in order to adjust, amend, or reduce the payment terms of the original Contract.

Moody’s: Moody’s Investors Service, Inc., and its successors.

Mortgage: each mortgage, deed of trust or deed to secure debt pursuant to which a Borrower grants to Agent, for the benefit of Secured Parties, Liens upon the Real Estate owned by such Borrower, as security for the Obligations.

Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

Net Balance: means, as of the date of determination, the Gross Contract Payments of a Contract less all unearned interest owing by the Contract Debtor.

Net Capital Expenditures: Capital Expenditures less net proceeds received from the sale of any fixed assets.

Net Charge-Off: for any period, the aggregate amount of all unpaid payments due under Contracts which have been charged off during such period, as reduced by the amount of unearned interest, unearned insurance, accrued but unpaid interest, unpaid late charges, repossession recoveries, cash recoveries and amounts recovered in cash from other third parties, with respect to Contracts which had been charged off during previous periods or during such period.

Net Charge-Off Percent: the percent, calculated as of the last day of each month, equal to (a) aggregate amount of Net Charge-Offs for the 3 preceding months then ended multiplied by 4, divided by (b) the sum of the Net Balance owing under all Contracts outstanding during the trailing 3 months then ended, divided by 3.

Net Eligible Contract Payments: means, as of the date of determination, the remainder of (a) the Gross Contract Payments owing under all Eligible Contracts, minus (b) the sum of (i) the aggregate amount, to the extent included within the definition of Gross Contract Payments, all unearned interest, fees, and charges applicable to the Eligible Contracts and (ii) the unearned insurance commissions as presented on the books and records of Borrowers.

Net Proceeds: with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by a Borrower or any of its Subsidiaries in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Agent’s Liens on Collateral sold; (c) transfer or similar taxes; and (d) reserves for indemnities, until such reserves are no longer needed.

NOLV Percentage: the net orderly liquidation value of Inventory, expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of Borrowers’ Inventory performed by an appraiser and on terms satisfactory to Agent.

Non-Consenting Lender: any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 14.1.1 and (ii) has been approved by the Required Lenders.

Notice of Borrowing: a request by Borrower Agent of a Borrowing of Revolver Loans, in form satisfactory to Agent.

Notice of Conversion/Continuation: a request by Borrower Agent of a conversion or continuation of any Revolver Loans as LIBOR Revolver Loans, in form satisfactory to Agent.

Obligations: all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees, indemnification obligations, Extraordinary Expenses and other amounts payable by Obligors under the Loan Documents, (d) Secured Bank Product Obligations, and (e) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several; provided, however, that Obligations of an Obligor shall not include its Excluded Swap Obligations.

Obligor: each Borrower, Guarantor or other Person that is liable for payment of any Obligations or that has granted a Lien on its assets in favor of Agent to secure any Obligations.

OFAC: Office of Foreign Assets Control of the U.S. Treasury Department.

Ordinary Course of Business: the ordinary course of business of any Borrower or any of its Subsidiaries, consistent with Applicable Law and past practices and undertaken in good faith.

Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

Original Loan Agreement: as defined in the recitals hereto.

OSHA: the Occupational Safety and Hazard Act of 1970.

Other Agreement: each Revolver Note, LC Document, Fee Letter, Lien Waiver, Borrowing Base Report, Compliance Certificate, Borrower Materials, Permitted ABS Intercreditor Agreement or other document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with any transactions relating hereto.

Other Connection Taxes: Taxes imposed on a Recipient due to a present or former connection between it and the taxing jurisdiction (other than connections arising from the Recipient having executed, delivered, become party to, performed obligations or received payments under, received or perfected a Lien or engaged in any other transaction pursuant to, enforced, or sold or assigned an interest in, any Loan or Loan Document).

Other Taxes: all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a Lien under, or otherwise with respect to, any Loan Document, except Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 13.4(c)).

Overadvance: as defined in Section 2.1.5.

Overadvance Loan: a Base Rate Revolver Loan made when an Overadvance exists or is caused by the funding thereof.

Owned Contract Portfolio: portfolio of Contracts subject to Agent’s Lien pursuant to the Security Documents.

Parent: as defined in the Preamble to this Agreement.

Participant: as defined in Section 13.2.

Past Due Percent: the percent, calculated as of the beginning of the first day of each month, equal to (a) the Gross Contract Payments owing under all Contracts (excluding Contracts charged-off), as to which any portion of an installment due thereunder is more than 30 days past due as determined on a contractual basis as of the last day of the month immediately preceding the date of calculation, divided by (b) the Gross Contract Payments owing under all Contracts (excluding Contracts charged-off) as of the last day of the month immediately preceding the date of calculation.

Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

Payment Item: each check, draft or other item of payment payable to a Borrower, including those constituting proceeds of any Collateral.

PBGC: the Pension Benefit Guaranty Corporation.

Pension Funding Rules: Code and ERISA rules regarding minimum required contributions (including installment payments) to Pension Plans set forth in, for plan years ending prior to the Pension Protection Act of 2006 effective date, Section 412 of the Code and Section 302 of ERISA, both as in effect prior to such act, and thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

Pension Plan: any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

Permitted ABS Agent: the entity acting as trustee of the Permitted ABS Transaction.

Permitted ABS Documents: the Permitted ABS Financing Agreement, the Permitted ABS Purchase Agreement and all documents, instruments and agreements executed in connection therewith, as the same may be amended, modified, restated or extended from time to time.

Permitted ABS Transaction: means the Existing Securitization Facility and each other transaction pursuant to which a direct or indirect Subsidiary of Parent acquires by capital contribution or sale Contracts originated or acquired by one or more Borrowers or other Subsidiaries of Parent or a Borrower, which such Subsidiary acquires either (i) from time to time for a specified duration or (ii) in one or more contemporaneous transfers that taken together constitute one transaction, for the purpose of pooling such assets and pledging or granting a security interest in such pool or depositing such pool with a trustee for the purpose of the issuance of securities, certificates or notes or in a beneficial interest in the assets of a trust, in each case, which transactions have been approved by Agent so long as (a) all proceeds are applied to the outstanding Obligations, (b) the Revolver Loans are paid in full (or the requirements in clauses (w) through (z) below are satisfied), (c) such transactions are entered into without recourse to any Obligor, (d) the effective advance rate obtained in such transaction for the sale of Contracts is greater than the then applicable advance rates for such Contracts under this Agreement, and (e) the terms of such transaction are entered into pursuant to documentation in form and substance satisfactory to Agent; provided, however, that in the event it is projected that the Revolver Loans will not be paid in full as set forth in clause (b) hereof, then the following additional requirements shall apply: (w) Agent has received at least 30 days notice of a Permitted ABS Transaction, (x) at least 20 days prior to the Permitted ABS Transaction, Agent has received copies of all material documentation related to the Permitted ABS Transaction, including selection criteria and methodology, (y) at least 5 days prior to the Permitted ABS Transaction, Agent has received evidence acceptable to Agent that the sale Contracts are randomly selected, or after effect of the Permitted ABS Transaction the Collateral shall remain consistent in all material respects as was prior to the Permitted ABS Transaction, and (z) at least one day prior to the Permitted ABS Transaction, Agent has received an Availability statement evidencing data immediately before and after giving effect to the Permitted ABS Transaction, which data shall be in form and substance satisfactory to Agent.

Permitted ABS Financing Agreement: a Securitized Contracts financing agreement, including an indenture, by and between a Securitization Subsidiary and a Permitted ABS Agent, as the same may be amended, modified or supplemented from time to time and which prior to its execution by such Securitization Subsidiary, shall be in form and substance approved by Agent, which approval will not be unreasonably withheld, delayed or conditioned.

Permitted ABS Intercreditor Agreement: an intercreditor agreement by and among Permitted ABS Agent and Agent, as may be amended, modified or otherwise restated from time to time and shall be in form and substance reasonably acceptable to Agent.

Permitted ABS Purchase Agreement: any agreement, in form and substance reasonably acceptable to Agent, by and between one or more Borrowers and a Securitization Subsidiary for the purpose of effecting one or more sales and purchases of Contracts.

Permitted Acquisition: any Acquisition as long as (a) no Default or Event of Default exists or is caused thereby; (b) the Acquisition is consensual; (c) the assets, business or Person being acquired is useful or engaged in the business of Borrowers and Subsidiaries, is located or organized within the United States, and had positive EBITDA for the 12 month period most recently ended; (d) no Debt is assumed or incurred in connection therewith, except as permitted by Section 10.2.1; (e) no more than two (2) such Acquisitions are consummated within any 12 month period and no more than four (4) such Acquisitions are consummated prior to the Revolver Termination Date; (f) immediately before and upon giving pro forma effect thereto, (x) Availability is at least 15% of the Revolver Commitments for the 30 days preceding and as of the date of consummation of the Acquisition and

(y) the sum of (i) Qualified Cash, plus (ii) Availability is greater than the greater of (I) 33% of the sum of (A) Qualified Cash, plus (B) the Borrowing Base and (II) $175,000,000; (g) Obligors are in compliance with the financial covenants set forth in Section 10.3 after giving pro forma effect to such Acquisition and Parent has delivered to Agent a certificate demonstrating such compliance; and (h) Borrowers deliver to Agent, at least 10 Business Days prior to the Acquisition (or such shorter period of time as may be acceptable to Agent), copies of all material agreements relating thereto and a certificate, in form and substance reasonably satisfactory to Agent, stating that the Acquisition is a “Permitted Acquisition” and demonstrating compliance with the foregoing requirements.

Permitted Additional HY Note Indenture: an indenture to be entered into in respect of any Permitted Additional HY Notes between Parent and an indenture trustee.

Permitted Additional HY Notes: senior or senior subordinated notes issued by Parent after the Closing Date with the following terms and conditions: (i) the aggregate outstanding principal amount thereof does not exceed $250,000,000 at any time, (ii) the obligations of Parent or any other Person to repay such Debt are unsecured, (iii) no principal payments are required to be paid with respect thereto prior to June 1, 2022 other than principal payments which are required to be paid after acceleration of such Debt and principal payments due in connection with customary asset sale or change of control provisions, (iv) interest payments are required to be paid with respect to such debt no more frequently than once during any six-month period at an interest rate not to exceed 9.5% per annum (excluding any increase as a result of a default under the HY Note Indenture), and (v) at the request of Agent or Required Lenders, the net proceeds of such notes are paid to Agent for application to the Obligations.

Permitted Asset Disposition: an Asset Disposition that is (i) as long as no Default or Event of Default exists and all Net Proceeds are remitted to the Dominion Account, (a) a sale of Inventory in the Ordinary Course of Business; (b) a disposition of Equipment (other than those set forth in clause (e) below), that, in the aggregate during any 12-month period, has a fair market or book value (whichever is more) of $10,000,000 or less; (c) a disposition of Inventory that is obsolete, unmerchantable or otherwise unsalable in the Ordinary Course of Business; (d) a termination of a lease of real or personal Property that is not necessary for the Ordinary Course of Business, could not reasonably be expected to have a Material Adverse Effect and does not result from an Obligor’s default; and (e) a disposition of any Borrower’s Real Estate and related Equipment affixed thereto in connection with a sale or sale-leaseback transaction and the terms of such transaction are otherwise reasonably acceptable to Agent; (ii) a Permitted Contract Transfer; or (iii) approved in writing by Agent and Required Lenders, such approval not to be unreasonably withheld, delayed or conditioned.

Permitted Contingent Obligations: Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment permitted hereunder; (f) arising under the Loan Documents; (g) relating to indemnification, guaranty or repurchase obligations arising under Permitted ABS Documents; or (h) all other Contingent Obligations in an aggregate amount of $20,000,000 or less at any time.

Permitted Contract Transfer: (i) a sale by a Borrower to a Securitization Subsidiary of Securitized Contracts pursuant to the Permitted ABS Purchase Agreement, so long as the net proceeds of each such sale of such Contracts exceed the Contract Advance Rate Amount with respect to such Contracts and, if requested by Agent and the Lenders, remitted directly to Agent from such Securitization Subsidiary or Borrower to be applied to the outstanding Revolver Loans (subject to Section 5.6.1) as set forth hereunder (which application shall not result in a reduction of the Revolver Commitments except as permitted by Section 2.1.4), (ii) a sale or other transfer of Contracts between Borrowers in connection with a Permitted ABS Transaction, (iii) a sale or other transfer of Securitized Contracts between two Securitization Subsidiaries in connection with a Permitted ABS Transaction, (iv) a capital contribution of Contracts by a Borrower to a Securitization Subsidiary in connection with a Permitted ABS Transaction with the consent of the Agent and (v) the granting by a Securitization Subsidiary to a Permitted ABS Agent of a security interest in Securitized Contracts pursuant to a Permitted ABS Financing Agreement.

Permitted Distribution: (a) Distributions declared and made by Parent or any of its Subsidiaries solely for the purpose of making, or permitting Parent to make, payments on account of obligations owed under any HY Notes which payments are permitted to be made under Section 10.2.8(c), and (b) other Distributions declared and made by Parent or any Borrower which are approved by Parent’s board of directors, so long as immediately before and after giving effect thereto, (i) no Event of Default exists and (ii) the sum of (w) Qualified Cash, plus (x) Availability is greater than the greater of (A) 33% of the sum of (y) Qualified Cash, plus (z) the Borrowing Base and (B) $175,000,000.

Permitted Lien: as defined in Section 10.2.2.

Permitted Originator Notes: one or more subordinated promissory notes, in form and substance reasonably acceptable to Agent, made by a Securitization Subsidiary or a Borrower, as a purchaser of Contracts in a Permitted Contract Transfer, in favor of a Borrower, as a seller of Contracts in a Permitted Contract Transfer, evidencing that portion of the purchase price represented by Debt incurred by such purchaser in connection with its purchase of Contracts and related assets from such seller.

Permitted Purchase Money Debt: Purchase Money Debt of Borrowers and its Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount does not exceed $25,000,000 at any time and its incurrence does not violate Section 10.2.3.

Person: any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, land trust, business trust, unincorporated organization, Governmental Authority or other entity.

Plan: an employee benefit plan (as defined in Section 3(3) of ERISA) maintained by any Obligor or any Subsidiary of an Obligor for its employees, or to which any Obligor or any Subsidiary of an Obligor is required to contribute on behalf of its employees.

Platform: as defined in Section 14.3.3.

Pledged Interests: as defined in Section 7.4.1.

Prime Rate: the rate of interest announced by Bank of America from time to time as its prime rate. Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

Pro Rata: with respect to any Lender, a percentage (rounded to the ninth decimal place) determined (a) by dividing the amount of such Lender’s Revolver Commitment by the aggregate outstanding Revolver Commitments; or (b) following termination of the Revolver Commitments, by dividing the amount of such Lender’s Revolver Loans and LC Obligations by the aggregate amount of all outstanding Revolver Loans and LC Obligations or, if Full Payment of all Revolver Loans and LC Obligations has occurred or all Revolver Loans and/or LC Obligations have been Cash Collateralized, by dividing such Lender’s and its Affiliates’ remaining Obligations by the aggregate remaining Obligations.

Properly Contested: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not reasonably be expected to have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Obligor valued greater than $5,000,000 in the aggregate; (e) no Lien is imposed on assets of the Obligor, unless bonded and stayed to the satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

Protective Advances: as defined in Section 2.1.6.

Purchase Money Debt: (a) Debt (other than the Obligations) for payment of any of the purchase price of fixed assets; (b) Debt (other than the Obligations) incurred within 10 days before or after acquisition of any fixed assets, for the purpose of financing any of the purchase price thereof; (c) Debt (other than the Obligations) incurred prior to or within ninety (90) days after completion of the construction or improvement of any fixed assets, for the purpose of financing any such construction or improvements; and (d) any renewals, extensions or refinancings (but not increases) thereof.

Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt (and any repairs, replacements, additions, accessions and improvements thereto, any proceeds thereof or of the foregoing) and constituting a Capital Lease or a purchase money security interest under the UCC.

Qualified Cash: as of any date of determination, the aggregate amount of unrestricted cash of Parent and its Subsidiaries that (i) is subject to a first priority Lien in favor of Agent for the benefit of Secured Parties and (ii) is subject to a Deposit Account Control Agreement, in form and substance reasonably satisfactory to Agent.

Qualified ECP: an Obligor with total assets exceeding $10,000,000, or that constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” under
Section 1a(18)(A)(v)(II) of such act.

RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

Recipient: Agent, Issuing Bank, any Lender or any other recipient of a payment to be made by an Obligor under a Loan Document or on account of an Obligation.

Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property and any buildings, structures, parking areas or other improvements thereon.

Refinancing Conditions: the following conditions for Refinancing Debt: (a) it is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed or refinanced (plus an amount necessary to pay all accrued and unpaid interest and premiums thereon and defeasance costs, fees, commissions and expenses related to such extension, renewal or refinancing) unless the excess is used to repay the outstanding Revolver Loans and at the election of Agent or Required Lenders the Revolver Commitments are reduced by the amount of the repayment (and if no Revolver Loans are outstanding, at the election of Agent or Required Lenders, the Revolver Commitments are reduced by the excess); (b) it has a final maturity no sooner than, a weighted average life no less than, and an interest rate no greater than, the Debt being extended, renewed or refinanced; (c) if the Debt being extended, renewed, or refinanced is subordinated to the Obligations such Debt being extended, renewed or refinanced is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed or refinanced; (d) the representations, covenants and defaults applicable to it are no less favorable to Borrowers than those applicable to the Debt being extended, renewed or refinanced; (e) no additional Lien is granted to secure it; (f) no additional Person is obligated on such Debt; and (g) upon giving effect to it, no Default or Event of Default exists.

Refinancing Debt: Borrowed Money that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1(b), (d), (e), (i), (l), and (m), including any expenses and premiums in connection therewith.

Regulatory Event: either: (a) a “Level One Regulatory Event”, which shall mean the formal commencement by written notice by any Governmental Authority of any Legal Action against any of the Borrowers, or to the knowledge of Borrowers, any servicer or asset manager of their respective or collective portfolios of Contracts or any of their respective Affiliates denying its authority to originate, hold, own, service, collect or enforce any category or group of Contracts that is material to the business of the Borrowers and their Subsidiaries taken as a whole, which Legal Action is not released or terminated within 180 calendar days of commencement thereof; or (b) a “Level Two Regulatory Event”, which shall mean the issuance or entering of any stay, cease and desist order, injunction, temporary restraining order, or other judicial or non-judicial sanction (other than the imposition of a monetary fine), against any of the Borrowers, or to the knowledge of Borrowers, any servicer or asset manager of their respective or collective portfolios of Contracts or any of their respective Affiliates for material violations of applicable law regarding the originating, holding, pledging, collecting, servicing or enforcing of any Contracts that would reasonably be expected to have a material adverse effect on the business or condition (financial or otherwise) of the Borrowers and their Subsidiaries taken as a whole.

Reimbursement Date: as defined in Section 2.3.2.

Related Real Estate Documents: with respect to any Real Estate subject to a Mortgage, the following, in form and substance satisfactory to Agent and received by Agent for review at least 15 days prior to the effective date of the Mortgage: (a) a mortgagee title policy (or binder therefor) covering Agent’s interest under the Mortgage, in a form and amount and by an insurer acceptable to Agent, which must be fully paid on such effective date; (b) such assignments of leases, estoppel letters, attornment agreements, consents, waivers and releases as Agent may require with respect to other Persons having an interest in the Real Estate; (c) a current, as-built survey of the Real Estate, containing a metes-and-bounds property description and flood plain certification, and certified by a licensed surveyor acceptable to Agent; (d) flood insurance in an amount, with endorsements and by an insurer acceptable to Agent, if the Real Estate is within a flood plain; (e) a current appraisal of the Real Estate, prepared by an appraiser acceptable to Agent, and in form and substance satisfactory to Required Lenders; (f) an environmental assessment, prepared by environmental engineers acceptable to Agent, and accompanied by such reports, certificates, studies or data as Agent may reasonably require, which shall all be in form and substance satisfactory to Required Lenders; and (g) an Environmental Agreement and such other documents, instruments or agreements as Agent may reasonably require with respect to any environmental risks regarding the Real Estate.

Rent and Charges Reserve: the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or could assert a Lien on any Collateral; and (b) a reserve at least equal to three months rent and other charges that could be payable to any such Person (if any), unless it has executed a Lien Waiver.

Report: as defined in Section 12.2.3.

Reportable Event: any event set forth in Section 4043(c) of ERISA, other than an event for which the 30-day notice period has been waived.

Required Lenders: Lenders holding more than 66 2/3% of (a) the aggregate outstanding Revolver Commitments; or (b) following termination of the Revolver Commitments, the aggregate outstanding Revolver Loans and LC Obligations or, if Full Payment of all Revolver Loans and LC Obligations has occurred, the aggregate remaining Obligations; provided, however, that Revolver Commitments, Revolver Loans and other Obligations held by a Defaulting Lender and its Affiliates shall be disregarded in making such calculation, but any related Fronting Exposure shall be deemed held as a Revolver Loan or LC Obligation by the Secured Party that funded the applicable Revolver Loan or issued the applicable Letter of Credit.

Requirement of Law: as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

Restricted Investment: any Investment by a Borrower or any of its Subsidiaries, other than (a) Investments in its Subsidiaries to the extent existing on the Closing Date and Investments in Subsidiaries that are Obligors; (b) Cash Equivalents that are subject to Agent’s Lien and control, pursuant to documentation in form and substance reasonably satisfactory to Agent; (c) loans and advances permitted under Section 10.2.7; (d) Permitted Originator Notes; (e) Investments by CAI

which are consistent with the corporate investment policy of CAI from time to time in effect, as approved by Agent (such approval not to be unreasonably withheld); (f) Investments in and by a Securitization Subsidiary permitted under a Permitted ABS Transaction and (g) Permitted Acquisitions.

Restrictive Agreement: an agreement (other than a Loan Document) that conditions or restricts the right of any Borrower, its Subsidiaries or other Obligor to incur or repay Borrowed Money, to grant Liens on any assets in favor of Agent, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt.

Revolver Commitment: for any Lender, its obligation to make Revolver Loans and to participate in LC Obligations up to the maximum principal amount shown on Schedule 1.1, or as hereafter determined pursuant to each Assignment and Acceptance to which it is a party. “Revolver Commitments” means the aggregate amount of such commitments of all Lenders.

Revolver Commitment Termination Date: the earliest to occur of (a) the Revolver Termination Date; (b) the date on which Borrowers terminate the Revolver Commitments pursuant to Section 2.1.4; or (c) the date on which the Revolver Commitments are terminated pursuant to Section 11.2.

“Revolver Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolver Loans (including its participation in Swingline Loans) and such Lender’s participation in LC Obligations at such time.

Revolver Loan: a loan made pursuant to Section 2.1, and any Swingline Loan, Overadvance Loan or Protective Advance.

Revolver Note: a promissory note to be executed by Borrowers in favor of a Lender in the form of Exhibit A, which shall be in the amount of such Lender’s Revolver Commitment and shall evidence the Revolver Loans made by such Lender.

Revolver Termination Date: October 30, 2018.

Revolver Usage: (a) the aggregate amount of outstanding Revolver Loans; plus (b) the aggregate Stated Amount of outstanding Letters of Credit, except to the extent Cash Collateralized by Borrowers.

Royalties: all royalties, fees, expense reimbursement and other amounts payable by a Borrower under a License.

S&P: Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and its successors.

Sanction: any economic or financial sanction administered or enforced by the U.S. Government (including OFAC), the United Nations Security Council, the European Union, or Her Majesty’s Treasury.

Sales Tax Reserve: a reserve equal to 100% of the aggregate sales tax obligations of Borrowers as set forth in Borrowers’ books and records as of any measurement date which have not been prepaid by Borrowers.

Secured Bank Product Obligations: Debt, obligations and other liabilities with respect to Bank Products owing by a Borrower or Affiliate of a Borrower to a Secured Bank Product Provider; provided, however, that Secured Bank Product Obligations of an Obligor shall not include its Excluded Swap Obligations.

Secured Bank Product Provider: (a) Bank of America or any of its Affiliates; and (b) any other Lender or Affiliate of a Lender that is providing a Bank Product, provided such provider delivers written notice to Agent, in form and substance satisfactory to Agent, within 10 days following the later of the Closing Date or creation of the Bank Product, (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by Section 12.14.

Secured Parties: Agent, Issuing Bank, Lenders and Secured Bank Product Providers.

Security Agreement: a security agreement, in form and substance satisfactory to Agent, executed by each Guarantor pursuant to which Guarantor shall grant to Agent a Lien (for the benefit of the Lenders) in all of such Guarantor’s assets.

Security Documents: the Guaranties, each Security Agreement, each Leasehold Mortgage, each Leasehold Mortgage Consent, each Mortgage, Deposit Account Control Agreements, Credit Card Processor Notification, Equity Interest Pledge Agreement, and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

Securitization Subsidiary: one or more direct or indirect Subsidiaries of Parent formed for the purposes of entering into a Permitted ABS Transaction, including Conn’s Receivables Funding I, LP, Conn’s Receivables Funding I GP, LLC, and Conn’s Receivables, LLC.

Securitized Contracts: the Contracts and related security which have been (i) allocated to the Securitization Subsidiary under a Contract Allocation Agreement and sold by a Borrower to a Securitization Subsidiary pursuant to a Permitted ABS Purchase Agreement or (ii) contributed to a Securitization Subsidiary by a Borrower with the consent of Agent.

Senior Officer: the chairman of the board, president, chief executive officer, chief financial officer, chief operating officer, treasurer or assistant treasurer of a Borrower or, if the context requires, an Obligor.

Service Maintenance Program Reserve: as of any measurement date, a reserve equal to the aggregate in-house service maintenance costs incurred by Borrowers for the previous 12-month period.

Settlement Report: a report summarizing Revolver Loans and participations in LC Obligations outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Revolver Commitments.

Solvent: as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of
Section 101(32) of the Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.

Specified Financial Covenants: as defined in Section 10.4.1.

Specified Obligor: an Obligor that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 5.11).

Stated Amount: the amount available to be drawn under a Letter of Credit, including any automatic increase in such amount (whether or not then in effect) provided by such Letter of Credit or the related LC Documents.

Subordinated Debt: Debt incurred by a Borrower that is expressly subordinate and junior in right of payment to the Obligations, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) reasonably satisfactory to Agent.

Subsidiary: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a direct or indirect Subsidiary or Subsidiaries of Parent.

Swap Obligations: with respect to an Obligor, its obligations under a Hedging Agreement that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

Swingline Loan: any Borrowing of Base Rate Revolver Loans funded with Agent’s funds, until such Borrowing is settled among Lenders or repaid by Borrowers.

Tangible Net Worth: at any date means an amount equal to: (i) the net book value (after deducting related depreciation, obsolescence, amortization, valuation and other proper reserves) at which the Adjusted Tangible Assets of a Person would be shown on a balance sheet at such date in accordance with GAAP, less (ii) the amount at which such Person’s liabilities would be shown on such balance sheet, and including as liabilities all reserves for contingencies and other potential liabilities, in each case, in accordance with GAAP.

Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

UCC: the Uniform Commercial Code as in effect in the State of California or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

Unused Line Fee Percentage: for any day, a percentage equal to (a) 0.25% per annum if the average daily balance of Revolver Loans and stated amount of Letters of Credit during the immediately preceding quarter is greater than 66% of the Revolver Commitments, (b) 0.50% per annum if the average daily balance of Revolver Loans and stated amount of Letters of Credit during the immediately preceding quarter is greater than 33% of the Revolver Commitments but equal to or less than 66% of the Revolver Commitments, and (c) 0.75% per annum if the average daily balance of Revolver Loans and stated amount of Letters of Credit during the immediately preceding quarter is equal to or less than 33% of the Revolver Commitments.

Upstream Payment: a Distribution by (i) a Subsidiary to an Obligor, or (ii) a Subsidiary that is not an Obligor to another Subsidiary that is not an Obligor.

U.S. Person: “United States Person” as defined in Section 7701(a)(30) of the Code.

U.S. Tax Compliance Certificate: as defined in Section 5.10.2(b)(iii).

Value: (a) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a moving weighted average cost basis, and excluding any portion of cost attributable to intercompany profit among Borrowers and their Affiliates; and (b) for a Credit Card Account, its face amount, reduced by, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Borrower may be obligated to rebate to a customer, a Credit Card Processor, or Credit Card Issuer pursuant to the terms of any Credit Card Agreement or understanding (written or oral)), (ii) the aggregate amount of all cash received in respect of such Credit Card Account but not yet applied by a Borrower to reduce the amount of such Credit Card Account, and (iii) the amount of all accrued and unpaid fees owed to Credit Card Processors or Credit Card Issuers.

1.2 Accounting Terms. Under the Loan Documents (except as otherwise specified therein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Borrowers delivered to Agent before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Borrowers’ certified public accountants concur in such change, the change is disclosed to Agent, and all relevant provisions of the Loan Documents are amended in a manner satisfactory to Required Lenders to take into account the effects of the change.

1.3 Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of California from time to time: “Chattel Paper”, “Commercial Tort Claim”, “Deposit Account”, “Document”, “Equipment”, “General Intangibles”, “Goods”, “Instrument”, “Investment Property”, “Letter-of-Credit Right” and “Supporting Obligation”.

1.4 Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws include all related regulations, interpretations, supplements, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day mean time of day at Agent’s notice address under Section 14.3.1; or (g) discretion of Agent, Issuing Bank or any Lender mean the sole and absolute discretion of such Person. All determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Agent (and not necessarily calculated in accordance with GAAP). Borrowers shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent, Issuing Bank or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Reference to a Borrower’s “knowledge” or words of similar import means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter to which such words relate.

SECTION 2. CREDIT FACILITIES

2.1 Revolver Commitment.

2.1.1 Revolver Loans. Each Lender agrees, severally on a Pro Rata basis up to its Revolver Commitment, on the terms set forth herein, to make Revolver Loans to Borrowers from time to time through the Revolver Commitment Termination Date. The Revolver Loans may be repaid and reborrowed as provided herein. In no event shall Lenders have any obligation to honor a request for a Revolver Loan (x) by CAI if the CAI Revolver Usage would exceed the CAI Borrowing Base, (y) by CCI or CCCI if the CCI Revolver Usage would exceed the CCI Borrowing Base, or (z) by any Borrower if the Revolver Usage would exceed the Borrowing Base.

2.1.2 Revolver Notes. The Revolver Loans made by each Lender and interest accruing thereon shall be evidenced by the records of Agent and such Lender. At the request of any Lender, Borrowers shall deliver a Revolver Note to such Lender.

2.1.3 Use of Proceeds. The proceeds of Revolver Loans shall be used by Borrowers solely (a) to pay fees and transaction expenses associated with the closing of this credit facility; (b) to pay Obligations in accordance with this Agreement; and (c) for working capital and other lawful corporate purposes of Borrowers. Borrowers shall not, directly or indirectly, use any

Letter of Credit or Loan proceeds, nor use, lend, contribute or otherwise make available any Letter of Credit or Loan proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of issuance of the Letter of Credit or funding of the Loan, is the subject of any Sanction; or (ii) in any manner that would result in a violation of a Sanction by any Person (including any Secured Party or other individual or entity participating in a transaction).

2.1.4 Voluntary Reduction or Termination of Revolver Commitments.

(a) The Revolver Commitments shall terminate on the Revolver Termination Date, unless sooner terminated in accordance with this Agreement. Upon at least 15 Business Days (or such shorter period of time as may be acceptable to Agent) prior written notice to Agent, Borrowers may, at their option, terminate the Revolver Commitments and this Agreement. Any notice of termination given by Borrowers shall be irrevocable (subject to the funding of a subsequent financing or the consummation of the sale of the assets of or Equity Interests in the Obligors (including by way of merger) which will result in the Full Payment of the Obligations). On the date specified in such notice of termination, Borrowers shall make Full Payment of all Obligations.

(b) Borrowers may permanently reduce the Revolver Commitments, on a Pro Rata basis for each Lender, upon at least 15 Business Days (or such shorter period of time as may be acceptable to Agent) prior written notice to Agent, which notice shall specify the amount of the reduction and shall be irrevocable once given; provided, however, that Borrowers may not permanently reduce the Revolver Commitments to an amount less than $250,000,000. Each reduction shall be in a minimum amount of $25,000,000, or an increment of $5,000,000 in excess thereof.

(c) Concurrently with any reduction in or termination of the Revolver Commitments, for whatever reason (including an Event of Default), Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders and as liquidated damages for loss of bargain (and not as a penalty), an amount equal 0.50% of the Revolver Commitments being reduced or terminated. No termination charge shall be payable if termination occurs on the Revolver Termination Date or in connection with a refinancing of this credit facility by Bank of America or any of its Affiliates as administrative agent and/or a lead arranger.

2.1.5 Overadvances. If the CAI Revolver Usage exceeds the CAI Borrowing Base, CCI Revolver Usage exceeds the CCI Borrowing Base, or Revolver Usage exceeds the Borrowing Base (in each case, an “Overadvance”), the excess amount shall be payable by Borrowers immediately, but all such Revolver Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. Unless its authority has been revoked in writing by Required Lenders, Agent may require Lenders to honor requests for Overadvance Loans and to forbear from requiring Borrowers to cure an Overadvance, (a) when no other Event of Default is known to Agent, as long as (i) the Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required), and (ii) the Overadvance is not known by Agent to exceed $15,000,000 in the aggregate; and (b) regardless of whether an Event of Default exists, if Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance (i) is not increased by more than $5,000,000, and (ii) does not continue for more than 30 consecutive days. In no event shall Overadvance Loans be made that would cause the Revolver Usage to exceed the aggregate Revolver Commitments. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by Agent or Lenders of any Event of Default then existing. In no event shall any Borrower or other Obligor be deemed a beneficiary of this Section nor authorized to enforce any of its terms.

2.1.6 Protective Advances. Agent shall be authorized, in its sole discretion, at any time that any conditions in Section 6 are not satisfied, to make Base Rate Revolver Loans (a) up to an aggregate amount not to exceed at any time the lesser of (i) the aggregate Revolver Commitments, and (ii) the outstanding amount of $15,000,000, if Agent deems such Revolver Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectability or repayment of Obligations; or (b) to pay any other amounts chargeable to Obligors under any Loan Documents, including costs, fees and expenses (such Revolver Loans are referred to herein as “Protective Advances”). Each Lender shall participate in each Protective Advance on a Pro Rata basis. Required Lenders may at any time revoke Agent’s authority to make further Protective Advances by written notice to Agent. Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive.

2.2 Increase in Revolver Commitments. Borrowers may request an increase in Revolver Commitments from time to time upon notice to Agent, as long as (a) the requested increase is in a minimum amount of $10,000,000 and is offered on the same terms as existing Revolver Commitments, except for a closing fee specified by Borrowers, (b) after giving effect to any increases under this Section, the Revolver Commitments do not exceed $1,150,000,000 in the aggregate and (c) no more than two (2) such increases are requested during any 12 month period and no more than four (4) such increases are requested during the term of this Agreement. Agent shall promptly notify Lenders of the requested increase and, within 15 Business Days thereafter, each Lender shall notify Agent if and to what extent such Lender commits to increase its Revolver Commitment. Any Lender not responding within such period shall be deemed to have declined an increase. If Lenders fail to commit to the full requested increase, Eligible Assignees may issue additional Revolver Commitments and become Lenders hereunder. Agent may allocate, in its discretion, the increased Revolver Commitments among committing Lenders and, if necessary, Eligible Assignees. Provided the conditions set forth in Section 6.2 are satisfied or waived in accordance with Section 14.1, total Revolver Commitments shall be increased by the requested amount (or such lesser amount committed by Lenders and Eligible Assignees) on a date agreed upon by Agent and Borrower Agent. Agent, Borrowers, and new and existing Lenders shall execute and deliver such documents and agreements as Agent deems appropriate to evidence the increase in and allocations of Revolver Commitments. On the effective date of an increase, the Revolver Usage and other exposures under the Revolver Commitments shall be reallocated among Lenders, and settled by Agent if necessary, in accordance with Lenders’ adjusted shares of such Revolver Commitments.

2.3 Letter of Credit Facility.

2.3.1 Issuance of Letters of Credit. Issuing Bank agrees to issue Letters of Credit from time to time until 30 days prior to the Revolver Termination Date (or until the Revolver Commitment Termination Date, if earlier), on the terms set forth herein, including the following:

(a) Each Borrower acknowledges that Issuing Bank’s issuance of any Letter of Credit is conditioned upon Issuing Bank’s receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) Issuing Bank receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; (ii) each LC Condition is satisfied; and (iii) if a Defaulting Lender exists, such Lender or Borrowers have entered into arrangements satisfactory to Agent and Issuing Bank to eliminate any Fronting Exposure associated with such Lender. If, in sufficient time to act, Issuing Bank receives written notice from Agent or Required Lenders that a LC Condition has not been satisfied, Issuing Bank shall have no obligation to issue the requested Letter of Credit (or any other) until such notice is withdrawn in writing by the Required Lenders or until Required Lenders have waived such condition in accordance with this Agreement. Prior to receipt of any such notice, Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.

(b) Letters of Credit may be requested by a Borrower to support obligations incurred in the Ordinary Course of Business, or as otherwise reasonably approved by Agent. Increase, renewal or extension of a Letter of Credit shall be treated as an issuance of a new Letter of Credit, except that Issuing Bank may require a new LC Application in its reasonable discretion.

(c) Borrowers assume all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary. In connection with issuance of any Letter of Credit, none of Agent, Issuing Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Issuing Bank, Agent or any Lender, including any act or omission of a Governmental Authority. The rights and remedies of Issuing Bank under the Loan Documents shall be cumulative. Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrowers are discharged with proceeds of any Letter of Credit.

(d) In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

(e) All Existing Letters of Credit shall be deemed to have been issued pursuant to this Agreement, and from and after the Closing Date shall be subject to and governed by the terms and conditions set forth herein.

2.3.2 Reimbursement; Participations.

(a) If Issuing Bank honors any request for payment under a Letter of Credit, Borrowers shall pay to Issuing Bank, on the same day (“Reimbursement Date”), the amount paid by Issuing Bank under such Letter of Credit, together with interest at the interest rate for Base Rate Revolver Loans from the Reimbursement Date until payment by Borrowers. The obligation of Borrowers to reimburse Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrowers may have at any time against the beneficiary. Whether or not Borrower Agent submits a Notice of Borrowing, Borrowers shall be deemed to have requested a Borrowing of Base Rate Revolver Loans in an amount necessary to pay all amounts due Issuing Bank on any Reimbursement Date and each Lender shall fund its Pro Rata share of such Borrowing whether or not the Revolver Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.

(b) Each Lender hereby irrevocably and unconditionally purchases from Issuing Bank, without recourse or warranty, an undivided Pro Rata participation in all LC Obligations outstanding from time to time. Issuing Bank is issuing Letters of Credit in reliance upon this participation. If Borrowers do not make a payment to Issuing Bank when due hereunder, Agent shall promptly notify Lenders and each Lender shall within one Business Day after such notice pay to Agent, for the benefit of Issuing Bank, the Lender’s Pro Rata share of such payment. Upon request by a Lender, Issuing Bank shall provide copies of Letters of Credit and LC Documents in its possession at such time.

(c) The obligation of each Lender to make payments to Agent for the account of Issuing Bank in connection with Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, noncompliant, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; any waiver by Issuing Bank of a requirement that exists for its protection (and not a Borrower’s protection) or that does not materially prejudice a Borrower; any honor of an electronic demand for payment even if a draft is required; any payment of an item presented after a Letter of Credit’s expiration date if authorized by the UCC or applicable customs or practices; or any setoff or defense that an Obligor may have with respect to any Obligations. Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by any Borrower or other Person of any obligations under any LC Documents. Issuing Bank does not make to Lenders any express or implied warranty, representation or guaranty with respect to any Letter of Credit, Collateral, LC Document or Obligor. Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

(d) No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any Letter of Credit or LC Document except as a result of its gross negligence or willful misconduct. Issuing Bank may refrain from taking any action with respect to a Letter of Credit until it receives written instructions (and in its reasonable discretion, appropriate assurances) from the Lenders.

2.3.3 Cash Collateral. Subject to Section 2.1.5, if at any time (a) an Event of Default exists, (b) the Revolver Commitment Termination Date has occurred, or (c) the Revolver Termination Date is scheduled to occur within 20 Business Days, then Borrowers shall, at Issuing Bank’s or Agent’s request, Cash Collateralize all outstanding Letters of Credit. Borrowers shall, within one Business Day following the written request of the Agent or any Issuing Bank (with a copy to the Agent), Cash Collateralize the Fronting Exposure of any Defaulting Lender. If Borrowers fail to provide any Cash Collateral as required hereunder, Lenders may (and shall upon direction of Agent) advance, as Revolver Loans, the amount of Cash Collateral required (whether or not the Revolver Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied).

2.3.4 Resignation of Issuing Bank. Issuing Bank may resign at any time upon notice to Agent and Borrowers. From the effective date of such resignation, Issuing Bank shall have no obligation to issue, amend, renew, extend or otherwise modify any Letter of Credit, but shall continue to have all rights and other obligations of an Issuing Bank hereunder relating to any Letter of Credit issued by it prior to such date. Agent shall promptly appoint a replacement Issuing Bank, which, as long as no Default or Event of Default exists, shall be reasonably acceptable to Borrowers.

2.3.5 Resignation of Issuing Bank. Issuing Bank may resign at any time upon notice to Agent and Borrowers. From the effective date of such resignation, Issuing Bank shall have no obligation to issue, amend, renew, extend or otherwise modify any Letter of Credit, but shall continue to have all rights and other obligations of an Issuing Bank hereunder relating to any Letter of Credit then outstanding and issued by it prior to such date. Agent shall promptly appoint a replacement Issuing Bank, which, as long as no Event of Default exists, shall be reasonably acceptable to Borrowers. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.

SECTION 3. INTEREST, FEES AND CHARGES

3.1 Interest.

3.1.1 Rates and Payment of Interest.

(a) The Obligations shall bear interest (i) if a Base Rate Revolver Loan, on the outstanding principal amount thereof at a rate per annum equal to the Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a LIBOR Revolver Loan, on the outstanding principal amount thereof at LIBOR for the applicable Interest Period, plus the Applicable Margin;

and (iii) if any other Obligation (including, to the extent permitted by law, interest not paid when due) to the extent not paid when due, at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Revolver Loans. Interest shall accrue from the date the Revolver Loan is advanced or the Obligation is incurred or payable, until paid by Borrowers. If a Revolver Loan is repaid on the same day made, one day’s interest shall accrue.

(b) During an Insolvency Proceeding with respect to any Borrower, or during any other Event of Default if Agent or Required Lenders in their discretion so elect, Obligations shall bear interest at the Default Rate (whether before or after any judgment). Each Borrower acknowledges that the cost and expense to Agent and Lenders due to an Event of Default are difficult to ascertain and that the Default Rate is a fair and reasonable estimate to compensate Agent and Lenders for this.

(c) Interest accrued on the Revolver Loans shall be due and payable in arrears, (i) on the first day of each month; (ii) on any date of prepayment, with respect to the principal amount of Revolver Loans being prepaid; and (iii) on the Revolver Commitment Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.1.2 Application of LIBOR to Outstanding Revolver Loans.

(a) Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the Base Rate Revolver Loans to, or to continue any LIBOR Revolver Loan at the end of its Interest Period as, a LIBOR Revolver Loan. During any Default or Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Revolver Loan may be made, converted or continued as a LIBOR Revolver Loan.

(b) Whenever Borrowers desire to convert or continue Revolver Loans as LIBOR Loans, Borrower Agent shall give Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. at least two Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Revolver Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be one month if not specified). If, upon the expiration of any Interest Period for any LIBOR Loans, Borrowers shall have failed to deliver a Notice of Conversion/Continuation, they shall be deemed to have elected to convert such Revolver Loan into a Base Rate Revolver Loan. Agent does not warrant or accept responsibility for, nor shall it have any liability with respect to, administration, submission or any other matter related to any rate described in the definition of LIBOR.

3.1.3 Interest Periods. In connection with the making, conversion or continuation of any LIBOR Revolver Loans, Borrowers shall select an interest period (“Interest Period”) to apply, which interest period shall be one, two, three or six months; provided, however, that:

(a) the Interest Period shall begin on the date the Revolver Loan is made or continued as, or converted into, a LIBOR Revolver Loan, and shall expire on the numerically corresponding day in the calendar month at its end;

(b) if any Interest Period begins on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would otherwise expire on a day that is not a Business Day, the period shall expire on the next Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day; and

(c) no Interest Period shall extend beyond the Revolver Termination Date.

3.2 Fees.

3.2.1 Unused Line Fee. Borrowers shall pay to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Unused Line Fee Percentage times the amount by which the Revolver Commitments exceed the average daily Revolver Usage during any month. Such fee shall be payable in arrears, on the first day of each month and on the Revolver Commitment Termination Date.

3.2.2 LC Facility Fees. Borrowers shall pay (a) to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Applicable Margin in effect for LIBOR Revolver Loans times the average daily Stated Amount of Letters of Credit, which fee shall be payable monthly in arrears, on the first day of each month; (b) to Agent, for its own account, a fronting fee equal to 0.125% per annum on the Stated Amount of each Letter of Credit, which fee shall be payable monthly in arrears, on the first day of each month; and (c) to Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred. During an Event of Default, the fee payable under clause (a) shall be increased by 2% per annum.

3.2.3 Agent Fees. In consideration of arrangement and syndication of the Revolver Commitments and other services provided hereunder, Borrowers shall pay to Agent the fees described in the Fee Letter.

3.3 Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days. Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrowers under Section 3.4, 3.6, 3.7, 3.9 or 5.9, submitted to Borrower Agent by Agent or the affected Lender, as applicable, shall be final, conclusive and binding for all purposes, absent manifest error, and Borrowers shall pay such amounts to the appropriate party within 10 days following receipt of the certificate.

3.4 Reimbursement Obligations. Borrowers shall pay all Extraordinary Expenses promptly upon request. Borrowers shall also reimburse Agent for all reasonable and documented legal, accounting, appraisal, consulting, and other reasonable fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.1(b), each inspection, audit or appraisal with respect to any Obligor or Collateral, whether prepared by Agent’s personnel or a third party. All legal, accounting and consulting fees shall be charged to Borrowers by Agent’s professionals at their full hourly rates, regardless of any alternative fee arrangements that Agent, any Lender or any of their Affiliates may have with such professionals that otherwise might apply to this or any other transaction. Borrowers acknowledge that counsel may provide Agent with a benefit (such as a discount, credit or accommodation for other matters) based on counsel’s overall relationship with Agent, including fees paid hereunder. If, for any reason (including inaccurate reporting in any Borrower Materials), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and Borrowers shall immediately pay to Agent, for the ratable benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. All amounts payable by Borrowers under this Section shall be due on demand.

3.5 Illegality. If any Lender reasonably determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to make, maintain or fund LIBOR Revolver Loans, or to determine or charge interest rates based upon LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on written notice thereof by such Lender to Agent and Borrower Agent, any obligation of such Lender to make or continue LIBOR Revolver Loans or to convert Base Rate Revolver Loans to LIBOR Revolver Loans shall be suspended until such Lender notifies Agent that the circumstances giving rise to such determination no longer exist. Upon delivery of such notice, Borrowers shall prepay or, if applicable, convert all LIBOR Revolver Loans of such Lender to Base Rate Revolver Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Revolver Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Revolver Loans. Upon any such prepayment or conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.6 Inability to Determine Rates. Agent will promptly notify Borrower Agent and Lenders if, in connection with any Revolver Loan or request for a Revolver Loan, (a) Agent determines that (i) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable Revolver Loan amount or Interest Period, or (ii) adequate and reasonable means do not exist for determining LIBOR for the Interest Period; or (b) Agent or Required Lenders determine for any reason that LIBOR for the Interest Period does not adequately and fairly reflect the cost to Lenders of funding the Revolver Loan. Thereafter, Lenders’ obligations to make or maintain affected LIBOR Revolver Loans and utilization of the LIBOR component (if affected) in determining Base Rate shall be suspended until Agent (upon instruction by Required Lenders) withdraws the notice. Upon receipt of such notice, Borrower Agent may revoke any pending request for a LIBOR Revolver Loan or, failing that, will be deemed to have requested a Base Rate Revolver Loan.

3.7 Increased Costs; Capital Adequacy.

3.7.1 Increased Costs Generally. If any Change in Law shall:

(a) Impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in calculating LIBOR) or Issuing Bank;

(b) subject any Recipient to Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (iii) Connection Income Taxes) with respect to any Revolver Loan, Letter of Credit, Revolver Commitment or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c) impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or any other Loan Document or any Revolver Loans made by such Lender or any Letter of Credit, participation in LC Obligations or Revolver Commitments;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan or Revolver Commitment, or converting to or continuing any interest option for a Loan, or to increase the cost to a Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by a Lender or Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Issuing Bank, Borrowers will pay to it such additional amount(s)as will compensate it for the additional costs incurred or reduction suffered.

3.7.2 Capital Requirements. If a Lender or Issuing Bank determines that a Change in Law affecting such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s, Issuing Bank’s or holding company’s capital as a consequence of this Agreement, or such Lender’s or Issuing Bank’s Revolver Commitments, or the Loans made by, or participations in LC Obligations or Swingline Loans held by such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender, Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time Borrowers will pay to such Lender or Issuing Bank, as the case may be, such additional amounts as will compensate it or such Lender’s or Issuing Bank’s holding company for the reduction suffered.

3.7.3 Compensation. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrowers shall not be required to compensate a Lender or Issuing Bank for any increased costs or reductions suffered more than nine months (plus any period of retroactivity of the Change in Law giving rise to the demand) prior to the date that the Lender or Issuing Bank notifies Borrower Agent of the applicable Change in Law and of such Lender’s or Issuing Bank’s intention to claim compensation therefor.

3.7.4 LIBOR Loan Reserves. If any Lender is required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, Borrowers shall pay additional interest to such Lender on each LIBOR Loan equal to the costs of such reserves allocated to the Revolver Loan by the Lender (as determined by it in good faith, which determination shall be conclusive). The additional interest shall be due and payable on each interest payment date for the Revolver Loan; provided, however, that if the Lender notifies Borrowers (with a copy to Agent) of the additional interest less than 10 days prior to the interest payment date, then such interest shall be payable 10 days after Borrowers’ receipt of the notice.

3.8 Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrowers are required to pay any Indemnified Taxes or additional amounts with respect to a Lender under Section 5.9, then at the request of Borrower Agent, such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to it or unlawful. Borrowers shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.9 Funding Losses. If for any reason (a) any Borrowing, conversion or continuation of a LIBOR Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Loan occurs on a day other than the end of its Interest Period, (c) Borrowers fail to repay a LIBOR Loan when required hereunder, or (d) a Lender (other than a Defaulting Lender) is required to assign a LIBOR Loan prior to the end of its Interest Period pursuant to Section 13.4, then Borrowers shall pay to Agent its customary administrative charge and to each Lender all losses, expenses and fees arising from redeployment of funds or termination of match funding. For purposes of calculating amounts payable under this Section, a Lender shall be deemed to have funded a LIBOR Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and period, whether or not the Revolver Loan was in fact so funded.

3.10 Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 4. LOAN ADMINISTRATION

4.1 Manner of Borrowing and Funding Revolver Loans.

4.1.1 Notice of Borrowing.

(a) Whenever Borrowers desire funding of Revolver Loans, Borrower Agent shall give Agent a Notice of Borrowing. Such notice must be received by Agent by 11:00 a.m. (i) on the requested funding date, in the case of Base Rate Revolver Loans, and (ii) at least two Business

Days prior to the requested funding date, in the case of LIBOR Revolver Loans. Notices received after such time shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) which Borrower is requesting a Revolver Loan, (B) the amount of the Borrowing, (C) the requested funding date (which must be a Business Day), (D) whether the Borrowing is to be made as a Base Rate Revolver Loan or LIBOR Revolver Loan, and (E) in the case of a LIBOR Revolver Loan, the applicable Interest Period (which shall be deemed to be one month if not specified).

(b) Unless payment is otherwise made by Borrowers, the becoming due of any Obligation (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Secured Bank Product Obligations) shall be deemed to be a request for a Base Rate Revolver Loan on the due date in the amount due and the Loan proceeds shall be disbursed as direct payment of such Obligation. In addition, Agent may, at its option, charge such amount against any operating, investment or other account of a Borrower maintained with Agent or any of its Affiliates.

(c) If a Borrower maintains a disbursement account with Agent or any of its Affiliates, then presentation for payment of a Payment Item in the account when there are insufficient funds to cover it shall be deemed to be a request for a Base Rate Revolver Loan on the presentation date, in the amount of the Payment Item. Proceeds of such Loan may be disbursed directly to the account.

4.1.2 Funding by Lenders. Except for Borrowings to be made as Swingline Loans, Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 12:00 noon on the proposed funding date for a Base Rate Revolver Loan or by 3:00 p.m. at least two Business Days before a proposed funding of a LIBOR Loan. Each Lender shall fund its Pro Rata share of a Borrowing in immediately available funds not later than 2:00 p.m. on the requested funding date, unless Agent’s notice is received after the times provided above, in which case Lender shall fund by 11:00 a.m. on the next Business Day. Subject to its receipt of such amounts from Lenders, Agent shall disburse the Borrowing proceeds as directed by Borrower Agent. Unless Agent shall have received (in sufficient time to act) written notice from a Lender that it does not intend to fund its Pro Rata share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to Borrowers. If a Lender’s share of a Borrowing or of a settlement under Section 4.1.3(b) is not received by Agent, then Borrowers agree to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to such Borrowing. A Lender or Issuing Bank may fulfill its obligations under Loan Documents through one or more Lending Offices, and this shall not affect any obligation of Obligors under the Loan Documents or with respect to any Obligations.

4.1.3 Swingline Loans; Settlement.

(a) To fulfill any request for a Base Rate Revolver Loan hereunder, Agent may in its discretion advance Swingline Loans to Borrowers, up to an aggregate outstanding amount not to exceed 10% of the Revolver Commitments. Each Swingline Loan shall constitute a Revolver Loan for all purposes, except that payments thereon shall be made to Agent for its own account until Lenders have funded their participations therein as provided below. The obligation of Borrower to repay Swingline Loans shall be evidenced by the records of Agent and need not be evidenced by any promissory note.

(b) Settlement of Loans, including Swingline Loans, among Lenders and Agent shall take place on a date determined from time to time by Agent (but at least weekly, unless the settlement amount is de minimis), on a Pro Rata basis in accordance with the Settlement Report delivered by Agent to Lenders. Between settlement dates, Agent may in its discretion apply payments on Revolver Loans to Swingline Loans, regardless of any designation by Borrowers or any provision herein to the contrary. Each Lender hereby purchases, without recourse or warranty, an undivided Pro Rata participation in all Swingline Loans outstanding from time to time until settled. If a Swingline Loan cannot be settled among Lenders, whether due to an Obligor’s Insolvency Proceeding or for any other reason, each Lender shall pay the amount of its participation in the Loan to Agent, in immediately available funds, within one Business Day after Agent’s request therefor. Lenders’ obligations to make settlements and to fund participations are absolute, irrevocable and unconditional, without offset, counterclaim or other defense, and whether or not the Revolver Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied.

4.1.4 Notices. Borrowers may request, convert or continue Loans, select interest rates and transfer funds based on telephonic or e-mailed instructions to Agent. Borrowers shall confirm each such request by prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs materially from the action taken by Agent or Lenders, the records of Agent and Lenders shall govern. Neither Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith by Agent or any Lender to be a person authorized to give such instructions on a Borrower’s behalf.

4.2 Defaulting Lender. Notwithstanding anything herein to the contrary:

4.2.1 Reallocation of Pro Rata Share; Amendments. For purposes of determining Lenders’ obligations or rights to fund, participate in or receive collections with respect to Loans and Letters of Credit (including existing Swingline Loans, Protective Advances and LC Obligations), all or any part of such Defaulting Lender’s participation in LC Obligations and Swingline Loans shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata shares (calculated without regard to such Defaulting Lender’s Revolver Commitment) but only to the extent that such reallocation does not cause the aggregate Revolver Exposure of any non-defaulting Lender to exceed such non-defaulting Lender’s Revolver Commitment. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 14.1.1(c).

4.2.2 Payments; Fees. Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to Agent such amounts until all Obligations owing to Agent, non-Defaulting Lenders and other Secured Parties have been paid in full. Agent may use such amounts to cover the Defaulting Lender’s defaulted obligations, to Cash Collateralize such Lender’s Fronting Exposure, to readvance the amounts to Borrowers or to repay Obligations. A Lender shall not be entitled to receive any fees accruing hereunder while it is a Defaulting Lender and its unfunded Revolver Commitment shall be disregarded for purposes of calculating the unused line fee under Section 3.2.1. If any LC Obligations owing to a Defaulted Lender are reallocated to other Lenders, fees attributable to such LC Obligations under Section 3.2.2 shall be paid to such Lenders. Agent shall be paid all fees attributable to LC Obligations that are not reallocated.

4.2.3 Status; Cure. Agent may determine in its discretion that a Lender constitutes a Defaulting Lender and the effective date of such status shall be conclusive and binding on all parties, absent manifest error. Borrowers, Agent and Issuing Bank may agree in writing that a Lender has ceased to be a Defaulting Lender, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral) Pro Rata shares shall be reallocated without exclusion of the reinstated Lender’s Revolver Commitments and Revolver Loans, and the Revolver Usage and other exposures under the Revolver Commitments shall be reallocated among Lenders and settled by Agent (with appropriate payments by the reinstated Lender, including payment of any breakage costs for reallocated LIBOR Loans) in accordance with the readjusted Pro Rata shares; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of a Borrower while that Lender was a Defaulting Lender. Unless expressly agreed by Borrowers, Agent and Issuing Bank, no reinstatement of a Defaulting Lender shall constitute a waiver or release of claims of any party hereunder against such Lender. The failure of any Lender to fund a Loan, to make a payment in respect of LC Obligations or otherwise to perform obligations hereunder shall not relieve any other Lender of its obligations under any Loan Document. No Lender shall be responsible for default by another Lender.

4.3 Number and Amount of LIBOR Revolver Loans; Determination of Rate. Each Borrowing of LIBOR Revolver Loans when made shall be in a minimum amount of $5,000,000, or an increment of $1,000,000 in excess thereof.

No more than 8 Borrowings of LIBOR Revolver Loans may be outstanding at any time, and all LIBOR Revolver Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose. Upon determining LIBOR for any Interest Period requested by Borrowers, Agent shall promptly notify Borrowers thereof by telephone or electronically and, if requested by Borrowers, shall confirm any telephonic notice in writing.

4.4 Borrower Agent. Each Borrower hereby designates CAI (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for and receipt of Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, delivery of Borrower Materials, payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, Issuing Bank or any Lender. Borrower Agent hereby accepts such appointment. Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Borrower. Agent and Lenders may give any notice or communication with a Borrower hereunder to Borrower Agent on behalf of such Borrower. Each of Agent, Issuing Bank and Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for any or all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Borrower Agent shall be binding upon and enforceable against it.

4.5 One Obligation. The Revolver Loans, LC Obligations and other Obligations constitute one general obligation, on a joint and several basis, of Borrowers and are secured by Agent’s Lien on all Collateral; provided, however, that Agent and each Lender shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower to the extent of any Obligations jointly or severally owed by such Borrower.

4.6 Effect of Termination. On the effective date of the termination of all Revolver Commitments, the Obligations shall be immediately due and payable, and each Secured Bank Product Provider may terminate its Bank Products. Until Full Payment of the Obligations, all undertakings of Borrowers contained in the Loan Documents shall continue, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents. Agent shall not be required to terminate its Liens unless it receives Cash Collateral or a written agreement, in each case satisfactory to it, protecting Agent and Lenders from dishonor or return of any Payment Item previously applied to the Obligations. Sections 2.3, 3.4, 3.6, 3.7, 3.9, 5.5, 5.9, 5.10, 12, 14.2, this Section and each indemnity or waiver given by an Obligor or Lender in any Loan Document, shall survive Full Payment of the Obligations.

SECTION 5. PAYMENTS

5.1 General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free and clear of (and without deduction for) any Taxes, and in immediately available funds, not later than 12:00 noon on the due date. Any payment after such time shall be deemed made on the next Business Day. Any payment of a LIBOR Revolver Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9. Borrowers agree that Agent shall have the continuing, exclusive right to apply and reapply payments and proceeds of Collateral against the Obligations, in such manner as Agent deems advisable, but whenever possible, any prepayment of Loans shall be applied first to Base Rate Revolver Loans and then to LIBOR Revolver Loans. If any payment (other than payments on LIBOR Revolver Loans) under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day. If any payment on a LIBOR Revolver Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate for the period of such extension.

5.2 Repayment of Revolver Loans. Revolver Loans shall be due and payable in full on the Revolver Termination Date, unless payment is sooner required hereunder. Revolver Loans may be prepaid from time to time, without penalty or premium. Subject to Section 2.1.5, if an Overadvance exists at any time, Borrowers shall, on the sooner of Agent’s demand or the first Business Day after any Borrower has knowledge thereof, repay Revolver Loans in an amount sufficient to reduce Revolver Usage to an amount that does not exceed the Borrowing Base. If any Asset Disposition includes the disposition of Eligible Contracts or Eligible Inventory, Borrowers shall, if necessary, apply the Net Proceeds thereof to repay Revolver Loans equal to the reduction in Borrowing Base resulting from the disposition.

5.3 Curative Equity. Within 1 Business Day of the date of receipt by any Borrower of the proceeds of any Curative Equity pursuant to Section 10.4, such Borrower shall prepay the outstanding principal of the Obligations in accordance with Section 5.1 in an amount equal to 100% of such proceeds, net of any reasonable out-of-pocket expenses incurred in connection with the issuance of such Curative Equity.

5.4 Payment of Other Obligations. Obligations other than Revolver Loans, including LC Obligations and Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand.

5.5 Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrowers is made to Agent, Issuing Bank or any Lender, or if Agent, Issuing Bank or any Lender exercises a right of setoff, and any of such payment or setoff is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, Issuing Bank or a Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment or setoff had not occurred.

5.6 Application and Allocation of Payments.

5.6.1 Application. Payments made by Borrowers hereunder shall be applied (a) first, as specifically required hereby; (b) second, to Obligations then due and owing; (b) third, to other Obligations specified by Borrowers; and (c) fourth, as determined by Agent in its discretion.

5.6.2 Post-Default Allocation. Notwithstanding anything in any Loan Document to the contrary, during an Event of Default, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows:

(a) FIRST, to all fees, indemnification, costs and expenses, including Extraordinary Expenses, owing to Agent;

(b) SECOND, to all amounts owing to Agent on Swingline Loans, Protective Advances, and Revolver Loans and participations that a Defaulting Lender has failed to settle or fund;

(c) THIRD, to all amounts owing to Issuing Bank;

(d) FOURTH, to all Obligations (other than Secured Bank Product Obligations) constituting fees, indemnification, costs or expenses owing to Lenders;

(e) FIFTH, to all Obligations (other than Secured Bank Product Obligations) constituting interest;

(f) SIXTH, to Cash Collateralize all LC Obligations;

(g) SEVENTH, to all Revolver Loans, and to Secured Bank Product Obligations arising under Hedge Agreements (including Cash Collateralization thereof) up to the amount of Reserves existing therefor;

(h) EIGHTH, to all other Secured Bank Product Obligations; and

(i) LAST, to all remaining Obligations.

Amounts shall be applied to payment of each category of Obligations only after Full Payment of amounts payable from time to time under all preceding categories. If amounts are insufficient to satisfy a category, they shall be paid ratably among outstanding Obligations in the category. Monies and proceeds obtained from an Obligor shall not be applied to its Excluded Swap Obligations, but appropriate adjustments shall be made with respect to amounts obtained from other Obligors to preserve the allocations in any applicable category. Agent shall have no obligation to calculate the amount of any Secured Bank Product Obligation and may request a reasonably detailed calculation thereof from a Secured Bank Product Provider. If the provider fails to deliver the calculation within five days following request, Agent may assume the amount is zero. The allocations set forth in this Section are solely to determine the rights and priorities among Secured Parties, and may be changed by agreement of the affected Secured Parties, without the consent of any Obligor. This Section is not for the benefit of or enforceable by any Obligor, and each Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds subject to this Section.

5.6.3 Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by a Secured Party, the Secured Party agrees to return it).

5.7 Dominion Account. The ledger balance in the main Dominion Account as of the end of a Business Day shall be applied to the Obligations at the beginning of the next Business Day, during any Dominion Trigger Period. If a credit balance results from such application, it shall not accrue interest in favor of Borrowers and shall be made available to Borrowers as long as no Default or Event of Default exists.

5.8 Account Stated. Agent shall maintain, in accordance with its customary practices, loan account(s) evidencing the Debt of Borrowers hereunder, and each Borrower confirms that such arrangement shall have no effect on the joint and several character of its liability for the Obligations. Any failure of Agent to record anything in a loan account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrowers to pay any amount owing hereunder. Entries made in a loan account shall constitute presumptive evidence of the information contained therein. If any information contained in a loan account is provided to or inspected by any Person, the information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within 30 days after receipt or inspection that specific information is subject to dispute; provided that payment by Borrowers to Agent of any amounts owed hereunder which are under dispute by Borrowers shall not be deemed a waiver of Borrowers’ right to continue such dispute.

5.9 Taxes.

5.9.1 Payments Free of Taxes; Obligation to Withhold; Tax Payment.

(a) All payments of Obligations by Obligors shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If Applicable Law (as determined by Agent in its discretion) requires the deduction or withholding of any Tax from any such payment by Agent or an Obligor, then Agent or such Obligor shall be entitled to make such deduction or withholding based on information and documentation provided pursuant to Section 5.10.

(b) If Agent or any Obligor is required by the Code to withhold or deduct Taxes, including backup withholding and withholding taxes, from any payment, then (i) Agent shall pay the full amount that it determines is to be withheld or deducted to the relevant Governmental Authority pursuant to the Code, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(c) If Agent or any Obligor is required by any Applicable Law other than the Code to withhold or deduct Taxes from any payment, then (i) Agent or such Obligor, to the extent required by Applicable Law, shall timely pay the full amount to be withheld or deducted to the relevant Governmental Authority, and (ii) to the extent the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Obligor shall be increased as necessary so that the Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

5.9.2 Payment of Other Taxes. Without limiting the foregoing, Borrowers shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at Agent’s option, timely reimburse Agent for payment of, any Other Taxes.

5.9.3 Tax Indemnification.

(a) Each Borrower shall indemnify and hold harmless, on a joint and several basis, each Recipient against any Indemnified Taxes (including those imposed or asserted on or attributable to amounts payable under this Section) payable or paid by a Recipient or required to be withheld or deducted from a payment to a Recipient, and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Borrower shall indemnify and hold harmless Agent against any amount that a Lender or Issuing Bank fails for any reason to pay indefeasibly to Agent as required pursuant to this Section. Each Borrower shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to Borrowers by a Lender or Issuing Bank (with a copy to Agent), or by Agent on its own behalf or on behalf of any Recipient, shall be conclusive absent manifest error.

(b) Each Lender and Issuing Bank shall indemnify and hold harmless, on a several basis, (i) Agent against any Indemnified Taxes attributable to such Lender or Issuing Bank (but only to the extent Borrowers have not already paid or reimbursed Agent therefor and without limiting Borrowers’ obligation to do so), (ii) Agent and Obligors, as applicable, against any Taxes attributable to such Lender’s failure to maintain a Participant register as required hereunder, and (iii) Agent and Obligors, as applicable, against any Excluded Taxes attributable to such Lender or Issuing Bank, in each case, that are payable or paid by Agent or an Obligor in connection with any Obligations, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Lender and Issuing Bank shall make payment within 10 days after demand for any amount or liability payable under this Section. A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Bank by Agent shall be conclusive absent manifest error.

5.9.4 Evidence of Payments. If Agent or an Obligor pays any Taxes pursuant to this Section, then upon request, Agent shall deliver to Borrower Agent or Borrower Agent shall deliver to Agent, respectively, a copy of a receipt issued by the appropriate Governmental Authority evidencing the payment, a copy of any return required by Applicable Law to report the payment, or other evidence of payment reasonably satisfactory to Agent or Borrower Agent, as applicable.

5.9.5 Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall Agent have any obligation to file for or otherwise pursue on behalf of a Lender or Issuing Bank, nor have any obligation to pay to any Lender or Issuing Bank, any refund of Taxes withheld or deducted from funds paid for the account of a Lender or Issuing Bank. If a Recipient determines in its discretion that it has received a refund of any Taxes as to which it has been indemnified by Borrowers or with respect to which a Borrower has paid additional amounts pursuant to this Section, it shall pay Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrowers agree, upon request by the Recipient, to repay the amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient if the Recipient is required to repay such refund to the Governmental Authority. Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to Borrowers if such payment would place the Recipient in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. In no event shall Agent or any Recipient be required to make its tax returns (or any other information relating to its taxes that it deems confidential) available to any Obligor or other Person.

5.9.6 Survival. Each party’s obligations under Sections 5.9 and 5.10 shall survive the resignation or replacement of Agent or any assignment of rights by or replacement of a Lender or Issuing Bank, the termination of the Revolver Commitments, and the repayment, satisfaction, discharge or Full Payment of any Obligations.

5.10 Lender Tax Information.

5.10.1 Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments of Obligations shall deliver to Borrowers and Agent properly completed and executed documentation reasonably requested by Borrowers or Agent as will permit such payments to be made without or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrowers or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrowers or Agent to enable them to determine whether such Lender is subject to backup withholding or information reporting requirements. Notwithstanding the foregoing, such documentation (other than documentation described in
Sections 5.10.2(a), (b) and (d)) shall not be required if a Lender reasonably believes delivery of the documentation would subject it to any material unreimbursed cost or expense or would materially prejudice its legal or commercial position.

5.10.2 Documentation. Without limiting the foregoing, if any Borrower is a U.S. Person,

(c) Any Lender that is a U.S. Person shall deliver to Borrowers and Agent on or prior to the date on which such Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Agent), executed originals of IRS Form W-9, certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(d) Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of Borrowers or Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to other payments under the Loan Documents, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from or reduction of U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form satisfactory to Agent to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of
Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (“U.S. Tax Compliance Certificate”), and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable,; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate in form satisfactory to Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, however, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(e) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter upon the reasonable request of Borrowers or Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrowers or Agent to determine the withholding or deduction required to be made; and

(f) if payment of an Obligation to a Lender would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), such Lender shall deliver to Borrowers and Agent at the time(s) prescribed by law and otherwise as reasonably requested by Borrowers or Agent such documentation prescribed by Applicable Law (including
Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrowers or Agent as may be necessary for them to comply with their obligations under FATCA and to determine that such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date hereof.

5.10.3 Redelivery of Documentation. If any form or certification previously delivered by a Lender pursuant to this Section expires or becomes obsolete or inaccurate in any respect, such Lender shall promptly update the form or certification or notify Borrowers and Agent in writing of its inability to do so.

5.11 Nature and Extent of Each Borrower’s Liability.

5.11.1 Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Agent and Lenders the prompt payment and performance of, all Obligations, except its Excluded Swap Obligations. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Agent or any Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for any Obligations or any action, or the absence of any action, by Agent or any Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Agent or any Lender in an Insolvency Proceeding for the application of
Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Agent or any Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of the Obligations.

5.11.2 Waivers.

(a) Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Borrower. Each Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of Obligations and waives, to the maximum extent permitted by law, any right to revoke any guaranty of Obligations as long as it is a Borrower. It is agreed among each Borrower, Agent and Lenders that the provisions of this Section 5.11 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make Loans and issue Letters of Credit. Each Borrower acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b) During the continuance of an Event of Default, Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral or any Real Estate by judicial foreclosure or nonjudicial sale or enforcement, without affecting any rights and remedies under this Section 5.11. If, in taking any action in connection with the exercise of any rights or remedies, Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had. Any election of remedies that results in denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for Obligations, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person. Agent may bid Obligations, in whole or part, at any foreclosure, trustee or other sale, including any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.11, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

5.11.3 Extent of Liability; Contribution.

(a) Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 5.11 shall not exceed the greater of (i) all amounts for which such Borrower is primarily liable, as described in clause (c) below, and (ii) such Borrower’s Allocable Amount.

(b) If any Borrower makes a payment under this Section 5.11 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, ratably based on their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 5.11 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c) Section 5.11.3 shall not limit the liability of any Borrower to pay or guarantee Loans made directly or indirectly to it (including Loans advanced hereunder to any other Person and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Obligations relating to Letters of Credit issued to support its business, Secured Bank Product

Obligations incurred to support its business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. Agent and Lenders shall have the right, at any time in their discretion, to condition Loans and Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of Loans and Letters of Credit to such Borrower based on that calculation.

(d) Each Obligor that is a Qualified ECP when its guaranty of or grant of Lien as security for a Swap Obligation becomes effective hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide funds or other support to each Specified Obligor with respect to such Swap Obligation as may be needed by such Specified Obligor from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP’s obligations and undertakings under this Section 5.11 voidable under any applicable fraudulent transfer or conveyance act). The obligations and undertakings of each Qualified ECP under this Section shall remain in full force and effect until Full Payment of all Obligations. Each Obligor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support or other agreement” for the benefit of, each Obligor for all purposes of the Commodity Exchange Act.

5.11.4 Joint Enterprise. Each Borrower has requested that Agent and Lenders make this credit facility available to Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Borrowers’ business is a mutual and collective enterprise, and the successful operation of each Borrower is dependent upon the successful performance of the integrated group. Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease administration of the facility, all to their mutual advantage. Borrowers acknowledge that Agent’s and Lenders’ willingness to extend credit and to administer the Collateral on a combined basis hereunder is done solely as an accommodation to Borrowers and at Borrowers’ request.

5.11.5 Subordination. Each Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of all Obligations.

SECTION 6. CONDITIONS PRECEDENT/SUBSEQUENT

6.1 Conditions Precedent to Initial Revolver Loans. In addition to the conditions set forth in Section 6.2, Lenders shall not be required to fund any requested Revolver Loan, issue any Letter of Credit, or otherwise extend credit to Borrowers hereunder, until the date (“Closing Date”) that each of the following conditions has been satisfied:

(a) Revolver Notes shall have been executed by Borrowers and delivered to each Lender that requests issuance of a Revolver Note. Each other Loan Document (other than a Compliance Certificate) or reaffirmations thereof shall have been duly executed and delivered to Agent by each of the signatories thereto, and each Obligor (to the extent a party thereto) shall be in compliance with all terms thereof.

(b) Agent shall have received acknowledgments of all filings or recordations necessary to perfect its Liens in the Collateral, as well as UCC and Lien searches and other evidence satisfactory to Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens.

(c) Agent shall have received certificates, in the form of Exhibit C, from a knowledgeable Senior Officer of Parent and each Borrower certifying that, after giving effect to the initial Revolver Loans and transactions hereunder, (i) it is Solvent; and (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Section 9 are true and correct.

(d) Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents. Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.

(e) Agent shall have received a written opinion of Sidley Austin LLP, as well as any local counsel to Borrowers.

(f) Agent shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization. Agent shall have received good standing certificates for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization and each jurisdiction where such Obligor’s conduct of business or ownership of Property necessitates qualification.

(g) Agent shall have completed its business, financial and legal due diligence of Obligors, including a roll-forward of its previous field examination, with results satisfactory to Agent. No material adverse change in the financial condition of any Obligor or in the quality, quantity or value of any Collateral shall have occurred since July 31, 2015.

(h) Borrowers shall have paid all fees and expenses due and payable to Agent and Lenders on the Closing Date.

(i) Agent shall have received a copy of the current Credit and Collection Guidelines together with a list of changes made to the prior Credit and Collection Guidelines delivered to Agent.

(j) Agent shall have received an updated Borrowing Base Report prepared as of September 30, 2015, reflecting the calculation of Availability pursuant to this Agreement.

6.2 Conditions Precedent to All Credit Extensions. Agent, Issuing Bank and Lenders shall not be required to fund any Revolver Loans, arrange for issuance of any Letters of Credit or grant any other accommodation to or for the benefit of Borrowers, unless the following conditions are satisfied:

(a) No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant;

(b) The representations and warranties of each Obligor in the Loan Documents shall be true and correct on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date);

(c) All conditions precedent in any other Loan Document shall be satisfied;

(d) No event shall have occurred or circumstance exist that has or could reasonably be expected to have a Material Adverse Effect;

(e) With respect to issuance of a Letter of Credit, the LC Conditions shall be satisfied; and

(f) no Level Two Regulatory Event shall be continuing.

Each request (or deemed request) by Borrowers for funding of a Revolver Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant. As an additional condition to any funding, issuance or grant, Agent shall have received such other information, documents, instruments and agreements as it deems appropriate in connection therewith.

SECTION 7. COLLATERAL

7.1 Grant of Security Interest. To secure the prompt payment and performance of all Obligations, each Borrower hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all Property of such Borrower (other than Excluded Collateral), including all of the following Property, whether now owned or hereafter acquired, and wherever located:

(a) all Contracts;

(b) all Accounts including Credit Card Accounts;

(c) all Chattel Paper, including electronic chattel paper;

(d) all Commercial Tort Claims, including those shown on Schedule 9.1.16;

(e) all Deposit Accounts;

(f) all Documents;

(g) all General Intangibles, including Intellectual Property;

(h) all Goods, including Inventory, Equipment and fixtures;

(i) all Instruments;

(j) all Investment Property, including the Equity Interests of each Borrower in its Subsidiaries set forth on Schedule 7.1(j);

(k) all Letter-of-Credit Rights;

(l) all Supporting Obligations;

(m) all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender, including any Cash Collateral;

(n) all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and

(o) all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.

No Contracts or its related security shall be released from Agent’s security interest to become a Securitized Contract unless and until (i) such Contracts are transferred on a daily or weekly basis after origination pursuant to a Contract Allocation Agreement (as may be provided in the Contract Allocation Agreement) or (ii) Agent executes a release releasing such Contract from Agent’s security interest. If a Securitized Contract is transferred from a Securitization Subsidiary back to a Borrower, it shall cease being a Securitized Contract upon such transfer back and, together with its related security shall again constitute Collateral hereunder.

7.2 Lien on Deposit Accounts; Cash Collateral.

7.2.1 Deposit Accounts. To further secure the prompt payment and performance of all Obligations, each Borrower hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all amounts credited to any Deposit Account of such Borrower, including any sums in any blocked or lockbox accounts (if any) or in any accounts into which such sums are swept. Each Borrower authorizes and directs each bank or other depository to deliver to Agent, and each Deposit Account Control Agreement shall require such bank or other depository to deliver to Agent, on a daily basis during a Dominion Trigger Period, all balances in each Deposit Account maintained by such Borrower with such depository for application to the Obligations then outstanding. Each Borrower irrevocably appoints Agent as such Borrower’s attorney-in-fact to collect such balances to the extent any such delivery is not so made.

7.2.2 Cash Collateral. Cash Collateral may be invested, at Agent’s discretion (and with the consent of Borrowers, as long as no Event of Default exists), but Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Borrower, and shall have no responsibility for any investment or loss. As security for its Obligations, each Borrower hereby grants to Agent a security interest in and Lien upon all Cash Collateral held from time to time and all proceeds thereof, whether held in a Cash Collateral Account or otherwise. Agent may apply Cash Collateral to the payment of such Obligations as they become due and payable, in such order as

Agent may elect. Each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Agent, and no Borrower or other Person shall have any right to any Cash Collateral, until Full Payment of the Obligations.

7.3 Real Estate Collateral.

7.3.1 Lien on Real Estate. The Obligations shall also be secured by Mortgages upon the Real Estate and listed on Schedule 7.3. The Mortgages shall be duly recorded, at Borrowers’ expense, in each office where such recording is required to constitute a valid, secured Lien on the Real Estate covered thereby. If any Borrower acquires Real Estate hereafter, Borrowers shall, within 30 days (or such later date as Agent may agree in its sole discretion), execute, deliver and record a Mortgage sufficient to create a valid, secured Lien in favor of Agent on such Real Estate, and shall deliver all Related Real Estate Documents.

7.3.2 Collateral Assignment of Leases. To further secure the prompt payment and performance of all Obligations, each Borrower hereby transfers and assigns to Agent, for the benefit of Secured Parties, all of such Borrower’s right, title and interest in, to and under all now or hereafter existing leases of real Property to which such Borrower is a party, whether as lessor or lessee, and all extensions, renewals, modifications and proceeds thereof.

7.3.3 Real Estate Collateral. With respect to any lease that restricts the lessee from granting a Leasehold Mortgage to Agent (a “Restricted Lease”), Borrowers shall use commercially reasonable efforts to deliver to Agent consents executed by the landlord under such lease to the execution of a Leasehold Mortgage by Borrower in favor of Agent for the benefit of the Secured Parties. Upon request by Agent, Borrower shall execute and deliver to Agent Leasehold Mortgages with respect to any of its leasehold interests in Real Estate; provided that Borrower shall not be required to deliver Leasehold Mortgages with respect to any Restricted Leases to the extent consent thereto has not been provided by the applicable landlords pursuant to the prior sentence. Agent shall hold the Leasehold Mortgages, and Agent and each Borrower agree that no Leasehold Mortgage will create a valid Lien in favor of Agent until such Leasehold Mortgage is recorded as set forth below. At any time (i) Availability is less than $45,000,000, or (ii) an Event of Default exists, at the option of Agent the Leasehold Mortgages shall be duly recorded, at Borrowers’ expense, in each office where such recording is required to provide notice to third party’s of Agent’s Lien on the Real Estate covered thereby.

7.4 Investment Property and other Equity Interests.

7.4.1 Delivery of Certificates. All certificates or instruments representing or evidencing any Investment Property or Equity Interests constituting Collateral (other than Excluded Collateral) hereunder (“Pledged Interests”) shall be delivered to and held by or on behalf of Agent pursuant hereto, shall be in suitable form for further transfer by delivery, and shall be accompanied by all necessary instruments of transfer or assignment, duly executed in blank; provided, however, that the Obligors shall not be required to deliver any instrument constituting a Pledged Interest evidencing Indebtedness in favor of the Obligors with a value of less than $500,000 individually or, when taken together with other such Pledged Interests excluded under this proviso, $1,000,000 in the aggregate at any time. The Pledged Interests consisting of Equity Interests pledged hereunder have been duly authorized and validly issued and are fully paid and non-assessable.

7.4.2 Issuer Agreements. Each Obligor that is the issuer of any Pledged Interests hereby (a) acknowledges the security interest and Lien of Agent in such Collateral granted by the Obligor owning such Pledged Interests and (ii) agrees that, with respect to any such Pledged Interests, following the occurrence and during the continuance of an Event of Default, it will comply with the instructions originated by Agent without further consent of any other Obligor.

7.4.3 Distributions on Investment Property and other Equity Interests. In the event that any cash dividend or cash distribution (a “Dividend”) paid in accordance with this Agreement on any Pledged Interests of any Obligor at a time when no Event of Default has occurred and is continuing, such Dividend may be paid directly to the applicable Obligor. If an Event of Default has occurred and is continuing, then any such Dividend or payment shall be paid directly to Agent for the benefit of the Secured Parties.

7.4.4 Voting Rights with respect to Equity Interests. So long as no Event of Default has occurred and is continuing, Obligors shall be entitled to exercise any and all voting and other consensual rights pertaining to any of the Pledged Interests or any part thereof for any purpose not prohibited by the terms of this Agreement. If an Event of Default shall have occurred and be continuing and the Agent has provided at least one (1) Business Day’s prior written notice to the Borrower Agent, all rights of Obligors to exercise the voting and other consensual rights that it would otherwise be entitled to exercise shall, at Agent’s option, be suspended, and all such rights shall, at Agent’s option, thereupon become vested in Agent for the benefit of the Secured Parties during the continuation of such Event of Default, and Agent shall, at its option, thereupon have the sole right to exercise such voting and other consensual rights during the continuation of such Event of Default and Agent shall thereupon have the right to act with respect thereto as though it were the outright owner thereof. After all Events of Default have been waived in accordance with the provisions hereof, and so long as the Obligations shall not have been accelerated, each Obligor shall have the right to exercise the voting and other consensual rights and powers that it would have otherwise been entitled to pursuant to this Section 7.4.4.

7.4.5 Waiver of Certain Provisions of Organic Documents. Each Obligor irrevocably waives any and all of its rights under those provisions of the Organic Documents or any equity holders agreement of each of its Subsidiaries that (a) prohibit, restrict, condition, or otherwise affect the grant hereunder of any Lien on any of the Pledged Interests or any enforcement action (including the sale or disposition of such Pledged Interests to a third party) which may be taken in respect of any such Lien or (b) otherwise conflict with the terms of this Agreement. Each Obligor represents and warrants to the Agent that written waivers of any such restrictions have been executed by all holders of Pledged Interests that are not Obligors and that all such written waivers have been delivered to the Agent. The Obligors hereby agree that the Agent shall be deemed to be the “holder of record” with respect the Pledged Interests in the event that, during the continuance of any Event of Default, it elects to exercise remedies or otherwise transfer of any Pledged Interests.

7.4.6 Securities Accounts. Each Obligor irrevocably authorizes and directs each securities intermediary or other Person with which any securities account or similar investment property is maintained, if any, upon written instruction of the Agent (with a copy to the Borrower Agent), to dispose of such Collateral at the direction of the Agent and comply with the instructions originated by Agent without further consent of any Obligor. The Agent agrees with the Obligors that such instruction shall not be given by the Agent unless an Event of Default has occurred and is continuing.

7.5 Miscellaneous Collateral Provisions.

7.5.1 Commercial Tort Claims. Borrowers shall promptly notify Agent in writing if any Borrower has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $2,500,000), shall promptly amend Schedule 9.1.16 to include such claim, and shall take such actions as Agent deems appropriate to subject such claim to a duly perfected, first priority Lien in favor of Agent for the benefit of the Secured Parties.

7.5.2 Certain After-Acquired Collateral. Borrowers (i) shall promptly notify Agent in writing if, after the Closing Date, any Borrower obtains any interest in any Collateral consisting of Deposit Accounts and (ii) shall notify Agent concurrently with the delivery of any Compliance Certificate delivered pursuant to Section 10.1.1(d)(i), if, during the most recently ended Fiscal Quarter to which such Compliance Certificate relates, any Borrower obtains any interest in Collateral consisting of Chattel Paper, Documents, Instruments, Intellectual Property, Investment Property or Letter-of-Credit Rights and, in each case, upon Agent’s request, shall promptly take such actions as Agent deems appropriate to effect Agent’s duly perfected, first priority Lien upon such Collateral, including obtaining any appropriate possession, control agreement or Lien Waiver. If any Collateral is in the possession of a third party, at Agent’s request, Borrowers shall obtain an acknowledgment that such third party holds the Collateral for the benefit of Agent.

7.5.3 Limitations. The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Borrowers relating to any Collateral. In no event shall the grant of any Lien under any Loan Document secure an Excluded Swap Obligation of the granting Obligor.

7.5.4 Further Assurances. All Liens granted to Agent for the benefit of the Secured Parties under the Loan Documents are for the benefit of Secured Parties. Promptly upon request, Borrowers shall deliver such instruments and agreements, and shall take such actions, as Agent deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Each Borrower authorizes Agent to file any financing statement that describes the Collateral as “all assets” or “all personal property” of such Borrower, or words to similar effect, and ratifies any action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral.

7.6 Contract Legend.

7.6.1 New Contracts. Unless such Contract is a Securitized Contract that is subject to a Contract Allocation Agreement that results in daily or weekly transfers of originated Contracts to a Securitization Subsidiary, Borrowers shall promptly following the execution or receipt of a Contract stamp or type in on the Contract the following:

This instrument or agreement is assigned as collateral to Bank of America, N.A.

SECTION 8. COLLATERAL ADMINISTRATION

8.1 Collateral Reports. By the 20th day of each month and at such other times as Agent may request, Borrowers shall deliver to Agent (and Agent shall promptly deliver same to Lenders) (i) a Borrowing Base Report prepared as of the close of business of the previous month (provided that the NOLV Percentage to be applied to the Value of Eligible Inventory and the appraisal percentage used to determine the value of Gross Contract Payments shall be the applicable NOLV Percentage or appraisal percentage, as applicable, set forth in the most recent appraisal delivered to Agent for (x) the month in which the Borrowing Base Report is delivered or (y) the immediately succeeding month during such period of such immediately succeeding month pending delivery of a new Borrowing Base Report) (provided, that Borrowing Base Reports shall be delivered weekly by the third Business Day of each week during an Increased Reporting Period; provided further that the calculation of contracts not qualifying as Eligible Contracts, the CAI Availability Reserve and CCI Availability Reserve shall be provided by Borrower on a monthly basis at all times), (ii) an aggregate list of Borrowers’ Contracts, aged in 30 days contractual delinquency intervals and separately identifying the revolving Contracts; (iii) a calculation of the Past Due Percent, the Cash Recovery Percent, Collateral Adjustment Percentage, the Net Charge-Off Percent; the Eligible Contracts, the Eligible Inventory, the Eligible Credit Card Accounts; (iv) an Inventory turn report of Borrowers’ Inventory; (v) a listing of each Borrower’s Inventory by location, specifying the amount of Inventory at each location; (vi) the summary balances of Borrowers’ Owned Contract Portfolio and ABS Contract Portfolio and delinquent balances of such portfolios; (vii) such other reports as to the Collateral of Borrower as Agent shall reasonably request from time to time, together with a reconciliation to the general ledger; and (viii) a certificate of an officer of Borrower Agent certifying as to the accuracy and completeness of the foregoing. All calculations of Availability in any Borrowing Base Report shall originally be made by Borrowers and certified by a Senior Officer; provided, however, that Agent may from time to time review and adjust any such calculation (a) to reflect its reasonable estimate of declines in value of any Collateral, due to collections received in the Dominion Account or otherwise; (b) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (c) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the CAI Availability Reserve or CCI Availability Reserve.

8.2 Administration of Contracts.

8.2.1 Contracts.

(a) Borrowers hereby represent and warrant to Agent and Lenders with respect to the Contracts, that: (i) each existing Contract represents, and each future Contract will represent, a bona fide obligation of the Contract Debtor, enforceable in accordance with its terms; (ii) each existing Contract is, and each future Contract will be, for a liquidated amount payable by the Contract Debtor thereon on the terms set forth in the Contract therefor or in the schedule thereof delivered to Agent, without any offset, deduction, defense (including the defense of usury), or counterclaim; (iii) there is only one original counterpart of the Contract executed by the Contract Debtor and any copies of such original are clearly marked as copies; (iv) each Contract correctly sets forth the terms thereof, including the interest rate, if any, applicable thereto and correctly describes the collateral, if any, for such Contract; (vi) the signatures of all Contract Debtors are genuine and, to the knowledge of Borrowers, each Contract Debtor had the legal capacity to enter into and execute such documents on the date thereof; (vii) each Borrower conducts its business in accordance with all applicable Consumer Finance Laws and maintains policies and procedures designed to achieve compliance with such laws; and (viii) Borrowers have complied with all requirements of Applicable Law with respect to all Contracts and related transactions; have not used any illegal, improper, fraudulent, misleading, deceptive, coercive, oppressive or unfair marketing or other business practices; and have originated, acquired, serviced, collected and otherwise administered all Contracts and conducted Borrowers’ business, in each case in accordance with the Credit and Collection Guidelines and all applicable Consumer Finance Laws;

(b) Borrowers shall not grant any discount, credit or allowance to any such Contract Debtor without Agent’s prior written consent, except for discounts, credits and allowances made or given in the Ordinary Course of Business or in compliance with the Credit and Collection Guidelines.

(c) Except as provided in Borrowers’ Credit and Collection Guidelines, Borrowers shall not accept any note or other instrument (except a check or other instrument for the immediate payment of money) with respect to any Contract without Agent’s written consent. If Agent consents to the acceptance of any such instrument, it shall be considered as evidence of the Contract and not payment thereof and Borrowers will promptly deliver such instrument to Agent, endorsed by the applicable Borrower to Agent in a manner satisfactory in form and substance to Agent. Regardless of the form of presentment, demand, notice of protest with respect thereto, the Contract Debtor shall remain liable thereon until such Instrument is paid in full.

(d) Agent may rely, in determining which Contracts are Eligible Contracts, on all statements and representations made by Borrowers with respect thereto.

(e) Except as provided in the Credit and Collections Guidelines with respect to Modified Contracts, Borrowers shall not amend or modify any Contract without Agent’s prior written consent and any such modifications to the applicable Contract are identified as approved modifications.

(f) Borrowers shall hold each original Contract as the custodian for Agent for the purposes of perfecting Agent’s Lien in the Contracts.

(g) If the original Contract is in electronic format, Borrowers shall keep an electronic version on their computer systems in a location designated by Borrower to Agent, and with backup copies kept in a fireproof file cabinet at a location other than where original paper copies are maintained. If the original of any Contract is in print format, Borrowers shall keep such Contract at Borrowers’ chief executive office or other safe and secure location within a location designated by Borrower to Agent (unless delivered to Agent hereunder).

8.2.2 Taxes. If any collections received from payments made by Contract Debtors includes charges for any Taxes, Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Borrower and to charge Borrowers therefor; provided, however, that neither Agent nor Lenders shall be liable for any Taxes that may be due from Borrowers or with respect to any Collateral.

8.2.3 Contract Verification. Whether or not a Default or Event of Default exists, Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Borrower, to verify the validity, amount or any other matter relating to any Contracts by mail, telephone or otherwise. Borrowers shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

8.2.4 Maintenance of Dominion Account. Borrowers shall maintain Dominion Accounts pursuant to lockbox or other arrangements acceptable to Agent. Borrowers shall obtain an agreement (in form and substance satisfactory to Agent) from each lockbox servicer (if any) and Dominion Account bank, establishing Agent’s control over and Lien in the lockbox (if any) or Dominion Account, which may be exercised by Agent during any Dominion Trigger Period, requiring immediate deposit of all remittances received in the lockbox (if any) to a Dominion Account, and waiving offset rights of such servicer or bank, except for customary administrative charges. If a Dominion Account is not maintained with Bank of America, Agent may, during any Dominion Trigger Period, require immediate transfer of all funds in such account to a Dominion Account maintained with Bank of America. Agent and Lenders assume no responsibility to Borrowers for any lockbox arrangement (if any) or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.

8.2.5 Proceeds of Collateral. Borrowers shall request in writing and otherwise take all necessary steps to ensure that all payments on Contracts or otherwise relating to Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account, if any). If any Borrower or its Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Agent and promptly (not later than two Business Days following receipt (or such later date as Agent may agree in its sole discretion)) deposit same into a Dominion Account; provided, however, that payments on Securitized Contracts may be remitted to and held by the Securitization Subsidiary, its agents or the related Permitted ABS Agent and not subject to the requirements set forth above.

8.3 Administration of Inventory.

8.3.1 Records and Reports of Inventory. Each Borrower shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and shall submit to Agent inventory and reconciliation reports in form satisfactory to Agent, on such periodic basis as Agent may request. Each Borrower shall conduct a physical inventory at each of its locations at least once per calendar year (and on a more frequent basis if requested by Agent when an Event of Default exists) and periodic cycle counts consistent with historical practices, and shall provide to Agent a report based on each such inventory and count promptly upon completion thereof, together with such supporting information as Agent may request. Agent may participate in and observe each physical count.

8.3.2 Returns of Inventory. No Borrower shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Default, Event of Default or Overadvance exists or would result therefrom; (c) Agent is promptly notified if the aggregate Value of all Inventory returned in any month exceeds $5,000,000; and (d) any payment received by a Borrower in excess of the aggregate amount of $5,000,000 in any month for a return is promptly remitted to Agent for application to the Obligations.

8.3.3 Acquisition, Sale and Maintenance. No Borrower shall acquire or accept any Inventory on consignment or approval (other than in the Ordinary Course of Business), and shall take all reasonable steps to assure that all Inventory is produced in accordance with Applicable Law. To the best of Borrowers’ knowledge, all of each Borrower’s Inventory is produced in accordance with the FLSA. No Borrower shall sell any Inventory on consignment or approval or any other basis under which the customer may return or require a Borrower to repurchase such Inventory. Borrowers shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located.

8.4 Administration of Equipment.

8.4.1 Records and Schedules of Equipment. Each Borrower shall keep accurate and complete records of its Equipment, including kind, quality, quantity, cost, acquisitions and dispositions thereof, and shall submit to Agent, on such periodic basis as Agent may request, a current schedule thereof, in form satisfactory to Agent. Promptly upon request, Borrowers shall deliver to Agent evidence of their ownership or interests in any Equipment.

8.4.2 Dispositions of Equipment. No Borrower shall sell, lease or otherwise dispose of any Equipment, without the prior written consent of Agent and Required Lenders, other than (a) a Permitted Asset Disposition; and (b) replacement of Equipment that is worn, damaged or obsolete with Equipment of like function and value, if the replacement Equipment is acquired substantially contemporaneously with such disposition and is free of Liens other than Permitted Liens.

8.4.3 Condition of Equipment. The Equipment is in good operating condition and repair, and all necessary replacements and repairs have been made so that the value and operating efficiency of the Equipment is preserved at all times, reasonable wear and tear excepted. Each Borrower shall ensure that the Equipment is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with manufacturer specifications. No Borrower shall permit any Equipment to become affixed to real Property unless any landlord or mortgagee delivers a Lien Waiver or an appropriate Rent and Charges Reserve has been established with respect thereto.

8.5 Administration of Deposit Accounts. Schedule 8.5 sets forth all Deposit Accounts maintained by Borrowers, including all Dominion Accounts. Each Borrower shall take all actions necessary to establish Agent’s control of each such Deposit Account (other than an Excluded Account). Each Borrower shall be the sole account holder of each Deposit Account and shall not allow any other Person (other than Agent) to have control over a Deposit Account or any Property deposited therein. Each Borrower shall promptly notify Agent of any opening or closing of a Deposit Account and, with the consent of Agent, will amend Schedule 8.5 to reflect same.

8.6 Administration of Credit Card Accounts.

8.6.1 Credit Card Agreements. Schedule 8.6.1 is a list of all Credit Card Agreements as of the Closing Date.

8.6.2 Credit Card Processor Notifications. Each Borrower shall deliver to Agent copies of Credit Card Processor Notifications which have been executed on behalf of such Borrower and delivered to such Borrower’s Credit Card Issuers and Credit Card Processors. Each Credit Card Processor Notification shall require the ACH or wire transfer no less frequently than daily to a Dominion Account of all payments due from Credit Card Processors or Credit Card Issuers.

8.7 General Provisions.

8.7.1 Location of Collateral. All tangible items of Collateral, other than Inventory in transit, shall at all times be kept by Borrowers at the business locations set forth in Schedule 8.7.1 (as such Schedule may be updated by Borrowers from time to time with Agent’s consent at the time of the delivery of a quarterly Compliance Certificate (it being understood that no violation of this provision shall be deemed to occur as a result of any Collateral being maintained at a new business location not previously set forth in Schedule 8.7.1, so long as such Schedule is updated to include such new business location in connection with the next succeeding delivery of a quarterly Compliance Certificate)), except that Borrowers may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.6; and (b) move Collateral to another location not listed on Schedule 8.7.1, upon 15 Business Days prior written notice to Agent (or upon such shorter period as Agent may agree in its sole discretion).

8.7.2 Insurance of Collateral; Condemnation Proceeds.

(a) Each Borrower shall maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best Rating of at least A7, unless otherwise approved by Agent) satisfactory to Agent. All proceeds under each policy shall be payable to Agent. From time to time upon request, Borrowers shall deliver to Agent the certified copies of its insurance policies and updated flood plain searches. Unless Agent shall agree otherwise, each policy shall include satisfactory endorsements (i) showing Agent as loss payee; (ii) requiring 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever, except 10 days notice shall be given for cancellation due to non-payment of premium; and (iii) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Borrower or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Borrower fails to provide and pay for any insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge Borrowers therefor. Each Borrower agrees to deliver to Agent, promptly as rendered, copies of all claims reports made to insurance companies in excess of $5,000,000. While no Event of Default exists, Borrowers may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to Agent. If an Event of Default exists, only Agent shall be authorized to settle, adjust and compromise such claims.

(b) Any proceeds of insurance (other than proceeds from workers’ compensation or directors and officers insurance) and any awards arising from condemnation of any Collateral shall be paid to Agent and shall be deposited in the Dominion Account. Any such proceeds or awards that relate to Inventory shall be applied to payment of the Revolver Loans, and if a Dominion Trigger Period exists, then to any other Obligations outstanding.

(c) If requested by Borrowers in writing within 15 days (or such shorter period as Agent may agree in its sole discretion) after Agent’s receipt of any insurance proceeds or condemnation awards relating to any loss or destruction of Equipment or Real Estate, Borrowers may use such proceeds or awards to repair or replace such Equipment or Real Estate (and until so used, the proceeds shall be held by Agent as Cash Collateral) as long as (i) no Default or Event of Default exists; (ii) such repair or replacement is promptly undertaken and concluded, in accordance with plans satisfactory to Agent; (iii) replacement buildings are of comparable size, quality and utility to the destroyed buildings; (iv) the repaired or replaced Property is free of Liens, other than Permitted Liens that are not Purchase Money Liens; (v) Borrowers comply with disbursement procedures for such repair or replacement as Agent may reasonably require; and (vi) the aggregate amount of such proceeds or awards from any single casualty or condemnation does not exceed $10,000,000.

8.7.3 Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any

Person to realize upon any Collateral, shall be borne and paid by Borrowers. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Borrowers’ sole risk.

8.7.4 Defense of Title to Collateral. Each Borrower shall at all times defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands whatsoever, except Permitted Liens.

8.8 Power of Attorney. Each Borrower hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Borrower’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Agent, or Agent’s designee, may, without notice and in either its or a Borrower’s name, but at the cost and expense of Borrowers:

(a) Endorse a Borrower’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and

(b) During an Event of Default, (i) notify any Contract Debtors of the assignment of their Contracts, demand and enforce payments on Contracts, by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Contracts; (ii) settle, adjust, modify, compromise, discharge or release any claims with respect to amounts due on Contracts or other Collateral, or any legal proceedings brought to collect on Contracts or other Collateral; (iii) sell or assign any Contract and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) collect, liquidate, and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign a Borrower’s name to a proof of claim or other document in a bankruptcy of a Contract Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to a Borrower, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Contract, Inventory or other Collateral; (viii) use a Borrower’s stationery and sign its name to verifications of Contract and notices to Contract Debtors; (ix) use information contained in any data processing, electronic, or other information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which a Borrower is a beneficiary; and (xii) take all other actions as Agent deems appropriate to fulfill any Borrower’s obligations under the Loan Documents.

SECTION 9. REPRESENTATIONS AND WARRANTIES

9.1 General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Revolver Commitments, Revolver Loans and Letters of Credit, Parent and each Borrower represents and warrants that:

9.1.1 Organization and Qualification. Parent and its Subsidiaries are duly organized, validly existing and in good standing under the laws of the jurisdiction of their organization. Parent and its Subsidiaries are duly qualified, authorized to do business and in good standing in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

9.1.2 Power and Authority. Each Obligor is duly authorized to execute, deliver and perform its obligations under the Loan Documents to which it is a party. The execution, delivery and performance by each Obligor of the Loan Documents to which it is a party have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, other than those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate or cause a default under any Applicable Law or Material Contract; or (d) result in or require the imposition of any Lien (other than Permitted Liens) on any Property of any Obligor.

9.1.3 Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable against such Obligor in accordance with its terms, except as enforceability may be limited by bankruptcy, fraudulent transfer, insolvency, reorganization, moratorium, administration or similar laws relating to or limiting creditors’ rights or by equitable principles or principles of public order relating to enforceability.

9.1.4 Capital Structure. Schedule 9.1.4 (as such Schedule may be updated by Borrowers from time to time with Agent’s consent at the time of the delivery of a quarterly Compliance Certificate) shows, for each of Parent and its Subsidiaries, its name, its jurisdiction of organization, its authorized and issued Equity Interests, and all agreements binding on the holders of its Equity Interests with respect to such Equity Interests. Parent has good title to its Equity Interests in its Subsidiaries, subject only to Agent’s Lien, and all such Equity Interests are duly issued, fully paid and non-assessable. Except as set forth in Schedule 9.1.4 (as such Schedule may be updated by Borrowers from time to time with Agent’s consent at the time of the delivery of a quarterly Compliance Certificate), there are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of Parent or any of its Subsidiaries. It is understood and agreed that the representation and warranty set forth in this Section 9.1.4, as it relates to items disclosed on Schedule 9.1.4, shall be deemed not to have been breached to the extent any information set forth on such Schedule changes, so long as such Schedule is updated to reflect such changes in connection with the next succeeding delivery of a quarterly Compliance Certificate.

9.1.5 Corporate Names; Locations. During the five years preceding the Closing Date, except as shown on Schedule 9.1.5, neither Parent nor any of its Subsidiaries has been known as or used any corporate, fictitious or trade names, has been the surviving corporation of a merger or combination, or has acquired any substantial part of the assets of any Person. The chief executive offices and other places of business of Parent and its Subsidiaries are shown on Schedule 8.7.1. During the five years preceding the Closing Date, no Borrower or its Subsidiary has had any other office or place of business except as reflected in Schedule 8.7.1.

9.1.6 Title to Properties; Priority of Liens. Each of Parent and its Subsidiaries has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens except Permitted Liens and minor defects in title to its Real Estate that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purpose. Each of Parent and its Subsidiaries has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens. All Liens of Agent in the Collateral are duly perfected, first priority Liens, subject only to Permitted Liens that are expressly allowed to have priority over Agent’s Liens.

9.1.7 Financial Statements. The consolidated balance sheets, and related statements of income, cash flow and shareholder’s equity, of Parent and its Subsidiaries that have been and are hereafter delivered to Agent and Lenders, are prepared in accordance with GAAP, and fairly present the financial positions and results of operations of Parent and its Subsidiaries at the dates and for the periods indicated. All projections pertaining to Parent and its Subsidiaries delivered from time to time to Agent and Lenders by or on behalf of the Obligor have been prepared in good faith, based on assumptions believed to be reasonable in light of the circumstances at such time. Since July 31, 2015, there has been no change in the condition, financial or otherwise, of Parent or any of its Subsidiaries (when taken as a whole) that could reasonably be expected to have a Material Adverse Effect. Each Borrower and its Subsidiaries are Solvent.

9.1.8 Surety Obligations. Neither Parent nor any of its Subsidiaries are obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.

9.1.9 Taxes. Parent and each of its Subsidiaries have filed all federal, state and material local tax returns that it is required by law to file, and has paid, or made provision for the payment of, all material Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested. The provision for Taxes on the books of Parent and its Subsidiaries is adequate for all years not closed by applicable statutes, and for its current Fiscal Year.

9.1.10 Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

9.1.11 Intellectual Property. Each of Parent and its Subsidiaries owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict with any rights of others except for any such conflict of infringement that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. There is no pending or, to Parent’s or any Borrower’s knowledge, threatened Intellectual Property Claim with respect to Parent, any of its Subsidiaries or any of their Intellectual Property. Except as disclosed on Schedule 9.1.11 (as such Schedule may be updated by Borrowers from time to time with Agent’s consent at the time of the delivery of a quarterly Compliance Certificate), neither Parent nor its Subsidiaries pays or owes any Royalty or other compensation to any Person with respect to any Intellectual Property. All material Intellectual Property owned, used or licensed by, or otherwise subject to any interests of, Parent or its Subsidiaries is shown on Schedule 9.1.11 (as such Schedule may be updated by Borrowers from time to time with Agent’s consent at the time of the delivery of a quarterly Compliance Certificate). It is understood and agreed that the representation and warranty set forth in this Section 9.1.11, as it relates to items disclosed on Schedule 9.1.11, shall be deemed not to have been breached to the extent any information set forth on such Schedule changes, so long as such Schedule is updated to reflect such changes in connection with the next succeeding delivery of a quarterly Compliance Certificate.

9.1.12 Governmental Approvals. Each of Parent and its Subsidiaries have, is in compliance with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. To the best of each Borrowers’ knowledge, all necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Parent and its Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.13 Compliance with Laws. Each of Parent and its Subsidiaries has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law (including all consumer credit disclosure laws and regulations), except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There are no citations, notices or orders of material non-compliance issued to Parent or any of its Subsidiaries under any Applicable Law. To the best of Borrowers’ knowledge no Inventory has been produced in violation of the FLSA.

9.1.14 Compliance with Environmental Laws. Except as disclosed on Schedule 9.1.14, to Parent’s or any Borrower’s knowledge, neither Parent’s nor any of its Subsidiaries’ past or present operations, Real Estate or other Properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any Environmental Release. Neither Parent nor any of its Subsidiaries has received any Environmental Notice. Neither Parent nor any of its Subsidiaries has knowledge of any facts or conditions that would reasonably be expected to result in any material contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or, to Parent’s or any Borrower’s knowledge, previously owned, leased or operated by it.

9.1.15 Burdensome Contracts. Neither Parent nor any of its Subsidiaries is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect. Neither Parent nor any of its Subsidiaries is a party or subject to any Restrictive Agreement, except as permitted under Section 10.2.14. No such Restrictive Agreement prohibits the execution, delivery, or performance of any Loan Document by any Obligor.

9.1.16 Litigation. Except as shown on Schedule 9.1.16, there are no proceedings or investigations pending or, to Parent’s or any Borrower’s knowledge, threatened against Parent or its Subsidiaries, or any of their businesses, operations or Properties that (a) relate to any Loan Documents or transactions contemplated thereby; (b) could reasonably be expected to have a Material Adverse Effect if determined adversely to Parent or its Subsidiaries; or (c) allege or assert that any Contract, Credit and Collection Guideline, act, omission or business practice of or other circumstance affecting Parent, any Obligor or any Subsidiary violates or fails to comply with any Consumer Finance Law, except (in the case of this clause (c)) for any such proceedings or investigations that, individually or in the aggregate, could not reasonably be expected to result in liability to Parent or any of its Subsidiaries in excess of $5,000,000. Except as shown on such Schedule or otherwise disclosed in writing to the Agent, no Obligor has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $2,500,000). Neither Parent nor its Subsidiaries are in default with respect to any order, injunction or judgment of any Governmental Authority.

9.1.17 No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. Neither Parent nor its Subsidiaries are in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, under any Material Contract.

9.1.18 ERISA. Except as disclosed on Schedule 9.1.18:

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Obligor and ERISA Affiliate has met all applicable requirements under the Code, ERISA and the Pension Protection Act of 2006, and no application for a waiver of the minimum funding standards or an extension of any amortization period has been made with respect to any Plan.

(b) There are no pending or, to the knowledge of Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect.

(c)(i) No ERISA Event has occurred or is reasonably expected to occur; (ii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least 60%, and no Obligor or ERISA Affiliate knows of any reason that the funding target attainment percentage could reasonably be expected to drop below 60%; (iii) no Obligor or ERISA Affiliate has incurred any liability to the PBGC except for the payment of premiums, and no premium payments are due and unpaid; (iv) no Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; and (v) no Pension Plan has been terminated by its plan administrator or the PBGC such that there remains material liability in connection therewith, and no fact or circumstance exists that would reasonably be expected to cause the PBGC to institute proceedings to terminate a Pension Plan.

(d) With respect to any Foreign Plan, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.

9.1.19 Trade Relations. There exists no actual or threatened termination, limitation or modification of any business relationship between Parent or its Subsidiaries and any customer or supplier, or any group of customers or suppliers, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. There exists no condition or circumstance that could reasonably be expected to materially impair the ability of Parent or its Subsidiaries to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date.

9.1.20 Labor Relations. Except as described on Schedule 9.1.20, neither Parent nor its Subsidiaries are party to or bound by any collective bargaining agreement. There are no material grievances, disputes or controversies with any union or other organization of Parent or its Subsidiaries’ employees, or, to any Borrower’s knowledge, any asserted or threatened strikes, material work stoppages or material demands for collective bargaining.

9.1.21 Payable Practices. Without the prior approval of the Agent (such approval not to be unreasonably withheld or denied), neither Parent nor its Subsidiaries shall make any change in its historical accounts payable practices from those in effect on the Closing Date other than any changes made in the Ordinary Course of Business.

9.1.22 Not a Regulated Entity. No Obligor is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.

9.1.23 Margin Stock. Neither Parent nor its Subsidiaries are engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Revolver Loan proceeds or Letters of Credit will be used by Borrowers to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose in any manner that would result in a violation of Regulations T, U or X of the Board of Governors.

9.1.24 OFAC. No Borrower, Subsidiary or any director, officer or employee thereof and, to the knowledge of Borrowers, no agent or representative of any Borrower or any Subsidiary, is or is owned or controlled by any individual or entity that is currently the subject or target of any Sanction or is located, organized or resident in a Designated Jurisdiction.

9.2 Complete Disclosure. None of the written reports, Loan Documents, financial statements, certificates or other written information (other than any projections, pro formas, budgets, and other forward-looking information and information of a general economic or industry-specific nature) concerning Parent and its Subsidiaries furnished by or at the direction of any Obligor to Agent and the Lenders in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), when taken as a whole, contains, as of the date furnished, any material misstatement of fact or omits to state any material fact necessary to make the statements therein not materially misleading in light of the circumstances under which such statements were made. There is no fact or circumstance that any Obligor has failed to disclose to Agent in writing that could reasonably be expected to have a Material Adverse Effect.

SECTION 10. COVENANTS AND CONTINUING AGREEMENTS

10.1 Affirmative Covenants. As long as any Revolver Commitments or Obligations are outstanding, Parent and each Borrower shall, and shall cause each of their Subsidiaries to:

10.1.1 Inspections; Appraisals.

(a) Permit Agent from time to time, subject (except when a Default or an Event of Default exists) to reasonable notice and during normal business hours, to visit and inspect the Properties of Parent or its Subsidiaries, inspect, audit and make extracts from Parent’s or its Subsidiaries’ books and records, and discuss with its officers, employees, agents, advisors and independent accountants Parent’s or such Subsidiary’s business, financial condition, assets and results of operations (it being understood that, except when an Event of Default exists, a representative of Parent shall be allowed to be present in any discussions with independent accountants). Lenders may participate in any such visit or inspection, at their own expense. Neither Agent nor any Lender shall have any duty to Parent or any Borrower to make any inspection, nor to share any results of any inspection, appraisal or report with Parent or any Borrower. Borrowers acknowledge that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and Parent and Borrowers shall not be entitled to rely upon them.

(b) Reimburse Agent for all charges, costs and expenses of Agent in connection with (i) examinations of any Obligor’s books and records or any other financial or Collateral matters as Agent deems appropriate, up to two (2) times per Loan Year (provided, that if at all times during such Loan Year, Availability measured as of each month-end (as reflected in the Loan Account) is greater than or equal to 40% of the Borrowing Base, Borrowers shall be obligated to only reimburse Agent for one (1) such examination conducted during such Loan Year); and (ii) appraisals of Inventory up to two (2) times per Loan Year (provided, that if at all times during any Loan Year, the Inventory Formula Amount is less than 10% of the Borrowing Base and Availability measured as of each month-end (as reflected in the Loan Account)is greater than 10% of the Borrowing Base, Borrowers shall be obligated to only reimburse Agent for one (1) such appraisal conducted during such Loan Year); provided, however, that if an examination or appraisal is initiated during the existence of an Event of Default, all charges, costs and expenses therefor shall be reimbursed by Borrowers without regard to such limits. Subject to and without limiting the foregoing, Parent and Borrowers specifically agree to pay Agent’s then standard charges for each day that an employee of Agent or its Affiliates is engaged in any examination activities, and shall pay the standard charges of Agent’s internal appraisal group. This Section shall not be construed to limit Agent’s right to conduct examinations or to obtain appraisals at any time in its discretion, nor to use third parties for such purposes.

10.1.2 Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Agent and Lenders (the documents required to be delivered pursuant to clauses (a), (b) and (h) below shall be deemed to have been delivered on the date on which such documents are posted on the Securities and Exchange Commission’s website at www.sec.gov and Borrowers have given notice to Agent of such posting):

(a) as soon as available, and in any event no later than (x) 90 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders’ equity for such Fiscal Year, on a consolidated basis for Parent and its Subsidiaries, which consolidated statements shall be audited and certified by a firm of independent certified public accountants of recognized standing selected by Parent and acceptable to Agent (which audit shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit), and shall set forth in comparative form corresponding figures for the preceding Fiscal Year; and (y) 60 days after the end of each Fiscal Year, internal management financial statements (balance sheet, statement of income, and cash flow statement) as of the end of such Fiscal Year, on a consolidated basis for Parent and its Subsidiaries, certified by the chief financial officer of Parent as prepared in accordance with its normal internal, interim reporting practices;

(b) as soon as available, and in any event no later than 45 days after the end of each Fiscal Quarter that is not the last Fiscal Quarter of a Fiscal Year, unaudited balance sheets as of the end of such Fiscal Quarter and the related statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, on a consolidated basis for Parent and its Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Parent as prepared in accordance with GAAP and fairly presenting in all material respects the financial position and results of operations of Parent and its Subsidiaries on a consolidated basis as of such date and for such Fiscal Quarter and period, subject to normal year-end adjustments and the absence of footnotes;

(c) as soon as available, and in any event within 30 days after the end of each month that is not the last month of a Fiscal Year or Fiscal Quarter, internal management financial statements (balance sheet, statement of income, and cash flow statement) as of the end of such month, on a consolidated basis for Parent and its Subsidiaries, setting forth in comparative form corresponding figures for (i) the preceding Fiscal Year and (ii) such period set forth in the projections delivered pursuant to Section 10.1.2(f) hereof, in each case on a month-to-date and year-to-date basis with respect to profit and loss and cash flow statements, in each case certified by a Senior Officer of Parent as prepared in accordance with its normal internal, interim reporting practices;

(d) within the time frame specified for the delivery of financial statements (i) under clauses (a), and (b) above, a Compliance Certificate executed by the chief financial officer of Borrower Agent and (ii) under clause (c) above, solely with respect to Section 10.7, a Compliance Certificate executed by a Senior Officer of Borrower Agent;

(e) not later than 30 days after receipt thereof by Borrowers, copies of all management letters (if any) and other material reports submitted to Borrowers by their accountants in connection with such financial statements, if any;

(f) not later than 30 days after the commencement of each Fiscal Year, projections of Parent’s consolidated balance sheets, results of operations, cash flow and Availability for such Fiscal Year, month by month;

(g) at Agent’s request, a listing of each Borrower’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form satisfactory to Agent;

(h) promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that Parent or any Borrower has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that Parent or any Borrower files with any Governmental Authority, except the Securities and Exchange Commission (which shall be deemed to have been delivered when filed), or any securities exchange; and copies of any press releases or other statements made available by Parent or a Borrower to the public concerning material changes to or developments in the business of Parent or such Borrower;

(i) promptly after the sending or filing thereof, copies of any annual report to be filed in connection with each Foreign Plan;

(j) evidence as to Borrowers’ compliance with Consumer Finance Laws as reasonably requested by Agent from time to time, including opinions of counsel regarding any changes in Contracts, Credit and Collection Guidelines or business practices; and

(k) such other reports and information (financial or otherwise) as Agent may reasonably request (at its reasonable discretion or at the reasonable request of any Lender) from time to time in connection with any Collateral or the financial condition or business of Parent, any Borrower or any of their respective Subsidiaries.

10.1.3 Notices. Notify Agent and Lenders in writing, promptly after Parent or a Borrower’s obtaining knowledge thereof, of any of the following that affects an Obligor: (a) the commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination would reasonably be expected to have a Material Adverse Effect; (b) any pending or threatened material labor dispute, strike or walkout, or the expiration of any material labor contract; (c) any default under or termination of a Material Contract; (d) the existence of any Default or Event of Default; (e) any judgment in an amount exceeding $5,000,000; (f) the assertion of any material Intellectual Property Claim; (g) any material violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws); (h) any material Environmental Release by an Obligor or on any Property owned, leased or occupied by an Obligor; or receipt of any material Environmental Notice which, in either case, could reasonably have a Material Adverse Effect; (i) the occurrence of any material ERISA Event; (j) the discharge of or any withdrawal or resignation by Borrowers’ independent accountants; (k) any opening of a new place of business, at least 30 days prior to such opening (or such shorter period of time as may be acceptable to Agent); (l) the filing (or authorization by any Obligor to any party other than Agent for the filing thereof) of any financing statement (including any amendment thereto or continuation thereof), mortgage or other Lien filing (including any federal U.S. Copyright Office or U.S. Patent and Trademark Office intellectual property Lien filing) (it being understood that notification of any matters described in this clause (l) shall not be required to be made until the delivery of the next succeeding Compliance Certificate); (m) a Regulatory Event; or (n) any written allegation, claim, fact or circumstance indicating that any Contract, Credit and Collection Guidelines, act, omission or business practice of Parent, any Obligor or any Subsidiary (i) violates or fails to comply with any Consumer Finance Law, except for any such violation or failure that, individually or in the aggregate, could not reasonably be expected to result in liability to Parent or any of its Subsidiaries in excess of $5,000,000 or (ii) could reasonably be expected to result in the loss of any Governmental Approval necessary for its business.

10.1.4 Landlord and Storage Agreements. Upon request, provide Agent with copies of all existing agreements, and promptly after execution thereof provide Agent with copies of all future agreements, between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral.

10.1.5 Compliance with Laws. Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if an Environmental Release requiring remediation under Environmental Laws occurs at or on any Properties of Parent or its Subsidiaries,

Parent, the relevant Borrower or the applicable Subsidiary shall act, or shall cause the legally responsible party to act, in each case promptly and diligently to investigate and report to Agent and, as required by Environmental Laws, to all appropriate Governmental Authorities the extent of, and to undertake or cause the legally responsible party to undertake appropriate and necessary remedial action to address such Environmental Release as required by applicable Environmental Laws.

10.1.6 Taxes. Pay and discharge all material Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.

10.1.7 Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain insurance with insurers (with a Best Rating of at least A7, unless otherwise approved by Agent) satisfactory to Agent, with respect to the Properties and business of Borrowers and its Subsidiaries of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated.

10.1.8 Licenses. Keep each License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of Borrowers and its Subsidiaries in full force and effect; notify Agent of any proposed modification to any such License, or entry into any new License, in each case concurrently with the delivery of any Compliance Certificate delivered pursuant to Section 10.1.1(d)(i); pay all Royalties when due; and notify Agent of any default or breach asserted by any Person to have occurred under any such License.

10.1.9 Future Subsidiaries. Promptly notify Agent upon any Person becoming a Subsidiary of Parent and, if such Person is neither a Foreign Subsidiary nor a Securitization Subsidiary, cause it to guaranty the Obligations in a manner satisfactory to Agent, and to execute and deliver such documents, instruments and agreements and to take such other actions as Agent shall require to evidence and perfect a Lien in favor of Agent (for the benefit of Secured Parties) on all assets of such Person, including delivery of such legal opinions, in form and substance satisfactory to Agent, as it shall deem appropriate.

10.1.10 Compliance with Consumer Finance Laws. Conduct its business in accordance with all applicable Consumer Finance Laws and maintain policies and procedures designed to achieve compliance with such laws. Borrowers shall originate and acquire Contracts and shall comply with Credit and Collection Guidelines in each case in the form previously reviewed by Agent, without change or variation except as permitted by Applicable Law and with Agent’s consent. Agent may condition its consent upon receipt, among other things, of satisfactory evidence of compliance with Applicable Law, including an opinion of Borrowers’ counsel to such effect. If any Borrower acquires Contracts from a third party, such Borrower shall require the party to represent and agree to compliance with all Consumer Finance Laws relating thereto.

10.1.11 Service Maintenance Plans. To the extent that Borrowers finance so-called “service maintenance plans,” Borrowers shall ensure that the cost of such plans are disclosed to the Contract Debtors and such plans are in compliance with all applicable Consumer Finance Laws, including any and all special insurance laws relating thereto.

10.1.12 Charge-Off Policy. Borrowers shall establish and implement a policy for charging off the unpaid balance of its delinquent Contracts as set forth in the Credit and Collections Guidelines. Borrowers shall not in any way modify such policy as in effect on the Closing Date without providing 10 Business Days prior written notice to Agent of such modification.

10.1.13 Loss Reserve. Parent and its Subsidiaries shall maintain, on a consolidated basis, loss reserves at all times during the term of the Agreement in amounts required to be maintained under GAAP.

10.2 Negative Covenants. As long as any Revolver Commitments or Obligations are outstanding, Parent and each Borrower shall not, and shall not permit any of its Subsidiaries to:

10.2.1 Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except:

(a) the Obligations;

(b) Subordinated Debt;

(c) Permitted Purchase Money Debt;

(d) Borrowed Money (other than the Obligations, Subordinated Debt and Permitted Purchase Money Debt), but only to the extent outstanding on the Closing Date and not satisfied with proceeds of the initial Revolver Loans;

(e) Debt that is in existence when a Person becomes a Subsidiary of Parent or that is secured by an asset when acquired by Parent or its Subsidiaries, as long as such Debt was not incurred in contemplation of such Person becoming a Subsidiary of Parent or such acquisition, and does not exceed $25,000,000 in the aggregate at any time;

(f) Permitted Contingent Obligations;

(g) Debt owed to a Flooring Lender; provided, however, that such Flooring Lender has entered into a Flooring Intercreditor Agreement with respect to such Debt;

(h) Debt incurred for the acquisition of Real Estate by a Borrower so long as the purchase price of such Real Estate does not exceed the fair market value of the Real Estate at the time of its acquisition and the Debt incurred in connection therewith does not exceed 100% of the purchase price of such Real Estate; provided, however, that the aggregate outstanding Debt permitted under this subsection (h) does not at any time exceed $25,000,000.

(i) Refinancing Debt as long as each Refinancing Condition is satisfied;

(j) Permitted ABS Transaction so long as prior to entering into such transaction the related Permitted ABS Agent has entered into the Permitted ABS Intercreditor Agreement;

(k) Debt incurred under Permitted Originator Notes;

(l) Debt evidenced by the Existing HY Notes;

(m) Debt evidenced by the Permitted Additional HY Note;

(n) Debt in the form of guarantees by Parent or any of its Subsidiaries of Debt permitted under this Section 10.2.1;

(o) obligations of Parent or any of its Subsidiaries under any Hedging Agreements permitted under Section 10.2.15; and

(p) Debt that is not included in any of the preceding clauses of this Section, is not secured by a Lien and does not exceed $25,000,000 in the aggregate at any time.

10.2.2 Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):

(a) Liens in favor of Agent;

(b) Purchase Money Liens securing Permitted Purchase Money Debt;

(c) Liens for Taxes not yet due or being Properly Contested;

(d) statutory Liens (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of Parent or its Subsidiaries;

(e) Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of tenders, bids, leases, contracts (except those relating to Borrowed Money), statutory obligations and other similar obligations, or arising as a result of progress payments under government contracts;

(f) Liens arising in the Ordinary Course of Business that are subject to Lien Waivers;

(g) Liens arising by virtue of a judgment or judicial order against Parent or its Subsidiaries, or any Property of Parent or its Subsidiaries, as long as such Liens (i) are in existence for less than 20 consecutive days or being Properly Contested, and (ii) at all times junior to Agent’s Liens;

(h) easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business;

(i) normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;

(j) Liens in favor of a Flooring Lender so long as such Liens do not attach to any assets of a Borrower other than the Inventory floored by such Flooring Lender;

(k) Liens securing only the Real Estate owned by a Borrower to secure Debt permitted under Section 10.2.1(h);

(l) existing Liens shown on Schedule 10.2.2;

(m) Liens on the Equity Interests of Parent which are held by Parent, to the extent such Equity Interests are deemed to be Margin Stock;

(n) Liens on the Securitized Contracts in favor of a Permitted ABS Agent and subject to a Permitted ABS Intercreditor Agreement;

(o) Security interests as described in 9-109(a)(3) of the UCC created in connection with sales of accounts, chattel paper, payment intangibles or promissory notes permitted by or not otherwise prohibited by this Agreement or any other Loan Document.

10.2.3 Capital Expenditures. Make Capital Expenditures (other than Capital Expenditures funded with the proceeds from the sale of fixed assets of any Borrower or any of its Subsidiaries) in excess of $75,000,000 in the aggregate during any period of four (4) consecutive Fiscal Quarters, measured as at the end of each Fiscal Quarter.

10.2.4 Distributions; Upstream Payments. Declare or make any Distributions, except Upstream Payments and Permitted Distributions; or create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary of Parent to make any Upstream Payment, except for restrictions under the Loan Documents, under Applicable Law, under any documents entered into pursuant to any Permitted ABS Transaction or in effect on the Closing Date as shown on Schedule 10.2.4.

10.2.5 Restricted Investments. Make any Restricted Investment.

10.2.6 Disposition of Assets. Make any Asset Disposition, except (a) a Permitted Asset Disposition, (b) a disposition of Equipment under Section 8.4.2, (c) a transfer of Property by an Obligor to a Borrower or any other Obligor, (d) a transfer of Property from a Subsidiary that is not an Obligor to an Obligor or any other Subsidiary, (e) a disposition of Margin Stock by Parent, or (f) the disposition of charged-off receivables in the Ordinary Course of Business.

10.2.7 Loans. Make any loans or other advances of money to any Person, except (a) advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business; (b) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; (c) deposits with financial institutions permitted hereunder; (d) as long as no Default or Event of Default exists, intercompany loans by a Borrower to another Borrower; (e) loans made by a Borrower to a Contract Debtor pursuant to a Contract; and (f) loans made under the Permitted Originator Notes.

10.2.8 Restrictions on Payment of Certain Debt.

(a) Make any payments (whether voluntary or mandatory, or a prepayment, redemption, repurchase, retirement, defeasance or acquisition) with respect to any Subordinated Debt, except regularly scheduled payments of principal, interest and fees, but only to the extent permitted under any subordination agreement relating to such Debt (and a Senior Officer of Borrower Agent shall certify to Agent, not less than five Business Days prior to the date of payment, that all conditions under such agreement have been satisfied) and payments made to a Borrower in respect of a Permitted Originator Note;

(b) Make any payment with respect to a Permitted ABS Transaction (other than payments made with the proceeds of the Securitized Contracts of the corresponding Permitted ABS Transaction) unless immediately before and after giving effect to any such repayment no Default or Event of Default exists and Availability exceeds the greater of (x) $40,000,000 and (y) 10.0% of the Borrowing Base then in effect.

(c) Make any principal payments (whether voluntary or mandatory, or a prepayment, redemption, repurchase, retirement, defeasance or acquisition) with respect to Borrowed Money (including the HY Notes), except

(i) regularly scheduled payments of principal with respect to Capital Leases and Purchase Money Debt and scheduled payments at maturity of all Borrowed Money;

(ii) principal payments with respect to Borrowed Money to the extent the aggregate amount of such payments during the term of this Agreement does not exceed $15,000,000, so long as immediately before and immediately after giving effect to any such payment no Default or Event of Default exists;

(iii) the full payment of any Purchase Money Debt or obligations under a Capital Lease using the proceeds from the sale of the Property subject to such Purchase Money Debt or Capital Lease;

(iv) any other principal payments with respect to Borrowed Money so long as immediately before and immediately after giving effect to any such payment (A) no Default or Event of Default exists and (B) the sum of (w) Qualified Cash, plus (x) Availability is greater than the greater of (I) 33% of the sum of (y) Qualified Cash, plus (z) the Borrowing Base and (II) $175,000,000.

10.2.9 Fundamental Changes. Merge, combine or consolidate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions, except for Permitted Acquisitions; change its name or conduct business under any fictitious name; change its tax, charter or other organizational identification number; or change its form or state of organization.

10.2.10 Subsidiaries. Form or acquire any Subsidiary after the Closing Date, except in accordance with Sections 10.1.9 and 10.2.5.

10.2.11 Organic Documents. Amend, modify or otherwise change any of its Organic Documents as in effect on the Closing Date in a manner that would reasonably be expected to be materially adverse to the rights or interests of Agent or Lenders.

10.2.12 Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Parent and its Subsidiaries.

10.2.13 Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2; or change its Fiscal Year.

10.2.14 Restrictive Agreements. Become a party to any Restrictive Agreement, except a (a) Restrictive Agreement (i) in effect on the Closing Date; (ii) relating to secured Debt permitted hereunder, as long as the restrictions apply only to collateral for such Debt; or (iii) constituting customary restrictions on assignment in leases and other contracts, (b) the HY Note Indentures (as amended as permitted hereunder), and (c) any guaranty by any Subsidiary of Parent of Parent’s obligations under any HY Notes as permitted under Section 10.2.1(n).

10.2.15 Hedging Agreements. Enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.

10.2.16 Conduct of Business. Engage in any lines of business, other than as a specialty retailer any activities incidental or reasonably related thereto (including providing proprietary credit solutions for customers).

10.2.17 Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except (a) transactions contemplated by the Loan Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered, and loans and advances permitted by Section 10.2.7; (c) payment of customary directors’ fees and indemnities; (d) transactions solely among the Parent or the Borrowers or any of their Subsidiaries which are Guarantors; (e) transactions with Affiliates that were consummated prior to the Closing Date, as shown on Schedule 10.2.17; (f) transactions with Affiliates in the Ordinary Course of Business, upon fair and reasonable terms fully disclosed to Agent and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate; (g) entry into a Permitted ABS Purchase Agreement, a Contract Allocation Agreement and Permitted Originator Notes and all transactions contemplated thereunder; and (h) entry into a guaranty of any HY Notes facility as permitted under Section 10.2.1(n) and all transactions contemplated thereunder.

10.2.18 Plans. Become party to any Multiemployer Plan or Foreign Plan, other than any in existence on the Closing Date.

10.2.19 Amendments to Subordinated Debt.

(a) Amend, supplement or otherwise modify any document, instrument or agreement relating to any Subordinated Debt, if, in each case, such modification (a) increases the principal balance of such Debt, or increases any required payment of principal or interest; (b) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (c) shortens the final maturity date or otherwise accelerates amortization; (d) increases the interest rate; (e) increases or adds any fees or charges; (f) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect for Parent or its Subsidiaries, or that is otherwise materially adverse to Parent, any of its Subsidiaries or Lenders; or (g) results in the Obligations not being fully benefited by the subordination provisions thereof.

10.2.20 Credit Card Agreements. No Borrower shall enter into any Credit Card Agreements other than the ones expressly contemplated in Section 8.6.1, without providing Agent with copies of such Credit Card Agreements.

10.2.21 Amendment to Permitted ABS Documents. Permit any amendment, modification or other change in the Permitted ABS Documents or any related instrument or agreement, if it results in any covenants, terms or conditions that are more restrictive or burdensome for the Borrowers than those in effect as of the date of this Agreement. Borrowers shall promptly provide written notice of any such amendments to the Agent.

10.2.22 Securitized Contracts. Upon the termination of a Permitted ABS Transaction, all Securitized Contracts with respect to such Permitted ABS Transaction shall be assigned and transferred to a Borrower or another Securitization Subsidiary.

10.3 Financial Covenants. As long as any Revolver Commitments or Obligations are outstanding, Parent shall, on a consolidated basis with its Subsidiaries:

10.3.1 Minimum Interest Coverage Ratio. Commencing with the Fiscal Quarter ending January 31, 2016, maintain an Interest Coverage Ratio at least equal to 2.00:1.00, measured on a quarterly basis as of the last day of each Fiscal Quarter.

10.3.2 Maximum Leverage Ratio. Commencing with the Fiscal Quarter ending October 31, 2015, maintain a Leverage Ratio not greater than 4.00:1.00, measured quarterly as of the last day of each Fiscal Quarter.

10.3.3 Maximum ABS Excluded Leverage Ratio. Commencing with the Fiscal Quarter ending October 31, 2015, maintain an ABS Excluded Leverage Ratio not greater than 2.00:1.00, measured quarterly as of the last day of each Fiscal Quarter.

10.4 Curative Equity.

10.4.1 Subject to the limitations set forth in Section 10.4.6, Borrowers may cure an Event of Default arising out of a breach of any of the financial covenants set forth in Sections 10.3.1, 10.3.2 and 10.3.3 (the “Specified Financial Covenants”) (as the case may be) by way of an investment of Curative Equity prior to the date on which the Compliance Certificate is delivered to Agent pursuant to Section 10.1.2(d) in respect of the Fiscal Quarter with respect to which any such breach occurred; provided, however, that Borrowers’ right to so cure an Event of Default shall be contingent on the timely delivery of such Compliance Certificate as required under Section 10.1.2(d).

10.4.2 Borrowers shall promptly notify Agent of their receipt of any proceeds of Curative Equity and shall immediately apply the same to the payment of the Obligations in the manner specified in Section 5.3.

10.4.3 Subject to the limitations set forth in Section 10.4.6, any investment of Curative Equity shall be in an amount that is sufficient to cause Parent and its Subsidiaries to be in compliance with all of the Specified Financial Covenants as at the last day of the most recently ended month or Fiscal Quarter (as the case may be), calculated for such purpose as if such amount were additional EBITDA and increase in Tangible Net Worth, and a decrease in total liabilities, as necessary, of Parent and its Subsidiaries as at such date and had been included in the financial calculations of Parent and its Subsidiaries on such date.

10.4.4 In the Compliance Certificate delivered pursuant to Section 10.1.2(d) in respect of the month end or Fiscal Quarter end (as the case may be) on which Curative Equity is used to cure any breach of the Specified Financial Covenants, Borrowers shall (i) include evidence of its receipt of Curative Equity proceeds, and (ii) set forth a calculation of the financial results and balance sheet of Parent and its Subsidiaries as at such month end or Fiscal Quarter end (as the case may be) (including for such purposes the proceeds of such Curative Equity as either deemed EBITDA for such month end or Fiscal Quarter end (as the case may be) and the three following month end or Fiscal Quarter end (as the case may be), or increased Tangible Net Worth and decreased total liabilities for such month end or Fiscal Quarter end (as the case may be), as if received on such date), which shall confirm that on a pro forma basis taking into account the application of Curative Equity proceeds, Parent and its Subsidiaries would have been in compliance with the Specified Financial Covenants (as at such date).

10.4.5 Upon delivery of a Compliance Certificate pursuant to Section 10.1.2(d) conforming to the requirements of this Section, any Event of Default that is continuing from a breach of any of the Specified Financial Covenants shall be deemed cured with no further action required by the Lenders. In the event Borrowers do not cure all financial covenant violations as provided in this Section 10.4, the existing Event of Default shall continue unless waived by the Required Lenders in writing.

10.4.6 Notwithstanding the foregoing, Borrowers’ rights under this Section 10.4 may (i) be exercised not more than one time during the term of this Agreement, and (ii) not be exercised in an amount less than $1,000,000 or greater than $10,000,000.

10.5 Contract Forms. Borrowers shall not use or acquire in their business Contracts which are not on the printed forms previously approved in writing by Agent, and Borrowers shall not change or vary the printed forms of such Contracts without Agent’s prior written consent, unless such change or variation is required by any Requirement of Law. Agent may reasonably withhold its consent until Agent receives a satisfactory opinion of Borrowers’ counsel regarding compliance of the revised form of Contract with any Requirement of Law.

10.6 Credit and Collection Guidelines. Borrowers shall not make any material changes in its Credit and Collection Guidelines (a copy of which has been previously furnished by Borrowers to Agent) without Agent’s prior written consent, which Agent may withhold in its sole and absolute discretion. Borrower shall not enter into or otherwise acquire Contracts which do not comply with the Credit and Collection Guidelines.

10.7 Minimum Cash Recovery Percent. As long as any Revolver Commitments or Obligations are outstanding, Parent shall, on a consolidated basis with its Subsidiaries maintain a Cash Recovery Percent in a percentage greater than (i) 4.50%, measured monthly as of the last day of each of the first 9 months of each Fiscal Year and (ii) 4.25%, measured monthly as of the last day of each of the last 3 months of each Fiscal Year.

SECTION 11. EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1 Events of Default. Each of the following shall be an “Event of Default” hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a) A Borrower fails to pay any Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise);

(b) Any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;

(c) A Borrower breaches or fail to perform any covenant contained in Section 7.3, 7.4, 7.6, 7.8.2, 8.1, 8.2.1, 8.2.4, 8.2.5, 8.4.2, 10.1.1, 10.1.2, 10.1.3, 10.1.7 (only with respect to a failure to maintain insurance at the required coverage amount), 10.1.12 (only with respect to a failure to provide Agent with prior notice of a material modification), 10.2, 10.3 or 10.7;

(d) An Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 20 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;

(e) A Guarantor repudiates, revokes or attempts to revoke its Guaranty; an Obligor or third party denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders);

(f) Any breach or default of an Obligor occurs under (i) any Hedging Agreement; or (ii) any instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations) in excess of $10,000,000 (including the documents related to a Permitted ABS Documents), if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach;

(g) Any judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $10,000,000 (net of insurance coverage therefor that has not been denied by the insurer), and there is a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect;

(h) A loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds $10,000,000;

(i) An Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; an Obligor suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business; there is a cessation of any material part of an Obligor’s business for a material period of time; any material Collateral or Property of an Obligor is taken or impaired through condemnation; an Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs; or an Obligor is not Solvent;

(j) An Insolvency Proceeding is commenced by an Obligor; an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor; or an Insolvency Proceeding is commenced against an Obligor and: the Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Obligor, the petition is not dismissed within 45 days after filing, or an order for relief is entered in the proceeding;

(k) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan, but only if such occurrence or event would either individually or in the aggregate reasonably be expected to result in an Obligor or the Obligors incurring a liability in excess of $10,000,000;

(l) An Obligor or any of its Senior Officers is criminally indicted or convicted for (i) a felony committed in the conduct of the Obligor’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Property or any Collateral;

(m) A Change of Control occurs; or

(n) A Level Two Regulatory Event has occurred.

11.2 Remedies upon Default. If an Event of Default described in Section 11.1(j) occurs with respect to any Borrower, then to the extent permitted by Applicable Law, all Obligations (other than Secured Bank Product Obligations) shall become automatically due and payable and all Revolver Commitments shall terminate, without any action by Agent or notice of any kind. In addition, or if any other Event of Default exists, Agent may in its sole discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a) declare any Obligations (other than Secured Bank Product Obligations) immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrowers to the fullest extent permitted by law;

(b) terminate, reduce or condition any Revolver Commitment, or make any adjustment to the Borrowing Base, CAI Borrowing Base, or CCI Borrowing Base;

(c) require Obligors to Cash Collateralize LC Obligations, Secured Bank Product Obligations and other Obligations that are contingent or not yet due and payable, and, if Obligors fail promptly to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Revolver Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and

(d) exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Borrowers to assemble Collateral, at Borrowers’ expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by a Borrower, Borrowers agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable. Each Borrower agrees that 10 days notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable, and that any sale conducted on the internet or to a licensor of Intellectual Property shall be commercially reasonable so long as otherwise conducted in accordance with Applicable Law. Agent shall have the right to conduct such sales on any Obligor’s premises, without charge, and any sale may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations.

(e) So long as a Level Two Regulatory Event is continuing, Agent shall have the right to immediately substitute a third party acceptable to Agent as servicer or asset manager of the Borrowers’ respective or collective portfolios of Contracts, and upon and after such substitution, such replacement servicer shall be entitled to receive a commercially reasonable fee for such services; provided, however, that upon the satisfactory cure, in the Required Lenders’ sole discretion, of such Event of Default, Borrowers shall be reinstated as such servicer or asset manager as promptly as practicable.

11.3 License. Except as is prohibited by an existing and enforceable anti-assignment provision (other than to the extent that any such term would be rendered ineffective pursuant to the UCC or any other applicable law or principles of equity), Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of Borrowers, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral.

11.4 Setoff. At any time during an Event of Default, Agent, Issuing Bank, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, Issuing Bank, such Lender or such Affiliate to or for the credit or the account of an Obligor against its Obligations, whether or not Agent, Issuing Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, Issuing Bank, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.5 Remedies Cumulative; No Waiver.

11.5.1 Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Agent and Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

11.5.2 Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Agent or any Lender to require strict performance by any Obligor under any Loan Document, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Agent or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. Except as provided in Section 10.4, any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

SECTION 12. AGENT

12.1 Appointment, Authority and Duties of Agent.

12.1.1 Appointment and Authority. Each Secured Party appoints and designates Bank of America as Agent under all Loan Documents. Agent may, and each Secured Party authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents. Any action taken by Agent in accordance with the provisions of the Loan Documents, and the exercise by Agent of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral or under any Loan Documents, Applicable Law or otherwise. Agent alone shall be authorized to determine eligibility and applicable advance rates under the Borrowing Base, whether to impose or release any reserve, or whether any conditions to funding or issuance of a Letter of Credit have been satisfied, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Secured Party or other Person for any error in judgment.

12.1.2 Duties. The title of “Agent” is used solely as a matter of market custom and the duties of Agent are administrative in nature only. Agent has no duties except those expressly set forth in the Loan Documents, and in no event does Agent have any agency, fiduciary or implied duty to or relationship with any Secured Party or other Person by reason of any Loan Document or related transaction. The conferral upon Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Lenders in accordance with this Agreement.

12.1.3 Agent Professionals. Agent may perform its duties through agents and employees. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

12.1.4 Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joining any other party, unless required by Applicable Law. In determining compliance with a condition for any action hereunder, including satisfaction of any condition in Section 6, Agent may presume that the condition is satisfactory to a Secured Party unless Agent has received notice to the contrary from such Secured Party before Agent takes the action. Agent may request instructions from Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents or Collateral, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against Claims that could be incurred by Agent. Agent may refrain from any act until it has received such instructions or assurances, and shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting pursuant to instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 14.1.1. In no event shall Agent be required to take any action that it determines in its discretion is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to liability.

12.2 Agreements Regarding Collateral and Borrower Materials.

12.2.1 Lien Releases; Care of Collateral. Secured Parties authorize Agent to release any Lien with respect to any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of a disposition or Lien that Borrowers certify in writing is a Permitted Asset Disposition or a Permitted Lien entitled to priority over Agent’s Liens (and Agent may rely conclusively on any such certificate without further inquiry); (c) that does not constitute a material part of the Collateral; or (d) subject to Section 14.1, with the consent of Required Lenders. Secured Parties authorize Agent to subordinate its Liens to any Purchase Money Lien or other Lien entitled to priority hereunder. Agent has no obligation to assure that any Collateral exists or is owned by an Obligor, or is cared for, protected or insured, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

12.2.2 Possession of Collateral. Agent and Secured Parties appoint each Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control. If any Lender obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent’s instructions.

12.2.3 Reports. Agent shall promptly provide to Lenders, when complete, any field examination, audit or appraisal report prepared for Agent with respect to any Obligor or Collateral (“Report”). Reports and other Borrower Materials may be made available to Lenders by providing access to them on the Platform, but Agent shall not be responsible for system failures or access issues that may occur from time to time. Each Lender agrees (a) that Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing an audit or examination will inspect only limited information and will rely significantly upon Borrowers’ books, records and representations; (b) that Agent makes no representation or warranty as to the accuracy or completeness of any Borrower Materials and shall not be liable for any information contained in or omitted from any Borrower Materials, including any Report; and (c) to keep all Borrower Materials confidential and strictly for such Lender’s internal use, not to distribute any Report or other Borrower Materials (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants), and to use all Borrower Materials solely for administration of the Obligations. Each Lender shall indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Borrower Materials, as well as from any Claims arising as a direct or indirect result of Agent furnishing same to such Lender, via the Platform or otherwise.

12.3 Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Loan Document, and shall not be liable for any delay in acting.

12.4 Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from a Borrower or Required Lenders specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Agent and the other Lenders thereof in writing. Each Secured Party agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations (other than Secured Bank Product Obligations) or assert any rights relating to any Collateral.

12.5 Ratable Sharing. If any Lender obtains any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its ratable share of such Obligation, such Lender shall forthwith purchase from Secured Parties participations in the affected Obligation as are necessary to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.6.2, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the full amount thereof to Agent for application under Section 4.2.2 and it shall provide a written statement to Agent describing the Obligation affected by such payment or reduction. No Lender shall set off against a Dominion Account without Agent’s prior consent.

12.6 Indemnification. EACH SECURED PARTY SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES AND ISSUING BANK INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS, ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE, PROVIDED THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AGENT (IN THE CAPACITY OF AGENT). In Agent’s discretion, it may reserve for any Claims made against an Agent Indemnitee or Issuing Bank Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties. If Agent is sued by any receiver, trustee or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Secured Party to the extent of its Pro Rata share.

12.7 Limitation on Responsibilities of Agent. Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor, Lender or other Secured Party of any obligations under the Loan Documents. Agent does not make any express or implied representation, warranty or guarantee to Secured Parties with respect to any Obligations, Collateral, Liens, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents or Borrower Materials; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Contract Debtor. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

12.8 Successor Agent and Co-Agents.

12.8.1 Resignation; Successor Agent. Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrowers. If Agent is a Defaulting Lender under clause (d) of the definition thereof, Required Lenders may, to the extent permitted by Applicable Law, remove such Agent by written notice to Borrowers and Agent. Required Lenders may appoint a successor to replace the resigning or removed Agent, which successor shall be (a) a Lender or an Affiliate of a Lender; or (b) a financial institution reasonably acceptable to Required Lenders and (provided no Default or Event of Default exists) Borrowers. If no successor agent is appointed prior to the effective date of Agent’s resignation or removal, then Agent may appoint a successor agent that is a financial institution acceptable to it (which shall be a Lender unless no Lender accepts the role) or in the absence of such appointment, Required Lenders shall on such date assume all rights and duties of Agent hereunder. Upon acceptance by any successor Agent of its appointment hereunder, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act. On the effective date of its resignation or removal, the retiring or removed Agent shall be discharged from its duties and obligations hereunder but shall continue to have all rights and protections under the Loan Documents with respect to actions taken or omitted to be taken by it while Agent, including the indemnification set forth in Sections 12.6 and 14.2, and all rights and protections under this Section 12. Any successor to Bank of America by merger or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of any Secured Party or Obligor.

12.8.2 Co-Collateral Agent. If allowed under Applicable Law, Agent may appoint a Person to serve as a co-collateral agent or separate collateral agent under any Loan Document. Each right, remedy and protection intended to be available to Agent under the Loan Documents shall also be vested in such separate agent. Secured Parties shall execute and deliver any instrument or agreement that Agent may request to effect such appointment. If any such agent shall die, dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.

12.9 Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Obligors. Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or its Affiliates.

12.10 Remittance of Payments and Collections.

12.10.1 Remittances Generally. All payments by any Lender to Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by Agent and request for payment is made by Agent by 1:00 p.m. on a Business Day, payment shall be made by Lender not later than 3:00 p.m. on such day, and if request is made after 1:00 p.m., then payment shall be made by 11:00 a.m. on the next Business Day. Payment by Agent to any Secured Party shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such payee under the Loan Documents.

12.10.2 Failure to Pay. If any Secured Party fails to pay any amount when due by it to Agent pursuant to the terms hereof, such amount shall bear interest, from the due date until paid in full, at the greater of the Federal Funds Rate or the rate determined by Agent as customary for interbank compensation for two Business Days and thereafter at the Default Rate for Base Rate Revolver Loans. In no event shall Borrowers be entitled to credit for any interest paid by a Secured Party to Agent, nor shall a Defaulting Lender be entitled to interest on amounts held by Agent pursuant to Section 4.2.

12.10.3 Recovery of Payments. If Agent pays an amount to a Secured Party in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from the Secured Party. If Agent determines that an amount received by it must be returned or paid to an Obligor or other Person pursuant to Applicable Law or otherwise, then Agent shall not be required to distribute such amount to any Secured Party. If any amounts received and applied by Agent to Obligations held by a Secured Party are later required to be returned by Agent pursuant to Applicable Law, such Secured Party shall pay to Agent, on demand, its share of the amounts required to be returned.

12.11 Individual Capacities. As a Lender, Bank of America shall have the same rights and remedies under the Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include Bank of America in its capacity as a Lender. Agent, Lenders and their Affiliates may accept deposits from, lend money to, provide Bank Products to, act as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if they were not Agent or Lenders hereunder, without any duty to account therefor to any Secured Party. In their individual capacities, Agent, Lenders and their Affiliates may receive information regarding Obligors, their Affiliates and their Contract Debtors (including information subject to confidentiality obligations), and shall have no obligation to provide such information to any Secured Party.

12.12 Titles. Each Lender, other than Bank of America, that is designated in connection with this credit facility as an “Arranger,” “Bookrunner” or “Agent” of any kind shall have no right or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event have any fiduciary duty to any Secured Party.

12.13 Bank Product Providers. Each Secured Bank Product Provider, by delivery of a notice to Agent of a Bank Product, agrees to be bound by the Loan Documents, including Sections 5.6, 14.3.3 and 12. Each Secured Bank Product Provider shall indemnify and hold harmless Agent Indemnitees, to the extent not reimbursed by Obligors, against all Claims that may be incurred by or asserted against any Agent Indemnitee in connection with such provider’s Secured Bank Product Obligations.

12.14 No Third Party Beneficiaries. This Section 12 is an agreement solely among Secured Parties and Agent, and shall survive Full Payment of the Obligations. This Section 12 does not confer any rights or benefits upon Borrowers or any other Person. As between Borrowers and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.

SECTION 13. BENEFIT OF AGREEMENT; ASSIGNMENTS

13.1 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrowers, Agent, Lenders, Secured Parties and their respective successors and assigns, except that (a) no Borrower shall have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 13.3. Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

13.2 Participations.

13.2.1 Permitted Participants; Effect. Subject to Section 13.3.3, any Lender may sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, it shall remain solely responsible to the other parties hereto for performance of such obligations, it shall remain the holder of its Revolver Loans and Revolver Commitments for all purposes, all amounts payable by Borrowers shall be determined as if it had not sold such participating interests, and Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 unless Borrowers agree otherwise in writing.

13.2.2 Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of a Loan Document other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Revolver Loan or Revolver Commitment in which such Participant has an interest, postpones the Revolver Commitment Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Revolver Loan or Revolver Commitment, or releases any Borrower, Guarantor or substantially all of the Collateral.

13.2.3 Participant Register. Each Lender that sells a participation shall, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), maintain a register in which it enters the Participant’s name, address and interest in Revolver Commitments, Revolver Loans (and stated interest) and LC Obligations. Entries in the register shall be conclusive, absent manifest error, and such Lender shall treat each Person recorded in the register as the owner of the participation for all purposes, notwithstanding any notice to the contrary. No Lender shall have an obligation to disclose any information in such register except to the extent necessary to establish that a Participant’s interest is in registered form under the Code.

13.2.4 Benefit of Setoff. Borrowers agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.

13.3 Assignments.

13.3.1 Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $10,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of $1,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Revolver Commitments retained by the transferor Lender is at least $10,000,000 (unless otherwise agreed by Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver an Assignment and Acceptance to Agent for acceptance and recording. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to secure obligations of such Lender, including a pledge or assignment to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release the Lender from its obligations hereunder nor substitute the pledge or assignee for such Lender as a party hereto.

13.3.2 Effect; Effective Date. Upon delivery to Agent of an assignment notice in the form of Exhibit C and a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 13.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new notes, if applicable. The transferee Lender shall comply with Section 5.10 and deliver, upon request, an administrative questionnaire satisfactory to Agent.

13.3.3 Certain Assignees. No assignment or participation may be made to a Borrower, Affiliate of a Borrower, Defaulting Lender or natural person. Agent have no obligation to determine whether any assignee is permitted under the Loan Documents. Assignment by a Defaulting Lender shall be effective only if there is concurrent satisfaction of all outstanding obligations of the Defaulting Lender under the Loan Documents in a manner satisfactory to Agent, including payment by the Eligible Assignee or Defaulting Lender to Agent of an aggregate amount sufficient upon distribution (through direct payment, purchases of participations or other methods acceptable to Agent) to satisfy all funding and payment liabilities of the Defaulting Lender. If assignment by a Defaulting Lender occurs (by operation of law or otherwise) without compliance with the foregoing sentence, the assignee shall be deemed a Defaulting Lender for all purposes until compliance occurs.

13.3.4 Register. Agent, acting as a non-fiduciary agent of Borrowers (solely for tax purposes), shall maintain (a) a copy (or electronic equivalent) of each Assignment and Acceptance delivered to it, and (b) a register for recordation of the names, addresses and Revolver Commitments of, and the Revolver Loans, stated interest and LC Obligations owing to, each Lender. Entries in the register shall be conclusive, absent manifest error, and Borrowers, Agent and Lenders shall treat each Person recorded in such register as a Lender for all purposes under the Loan Documents, notwithstanding any notice to the contrary. Agent may choose to show only one Borrower as the borrower in the register, without any effect on the liability of any Obligor with respect to the Obligations. The register shall be available for inspection by Borrowers or any Lender, from time to time upon reasonable notice.

13.4 Replacement of Certain Lenders. If a Lender (a) is a Non-Consenting Lender, (b) is a Defaulting Lender, or (c) within the last 120 days gave a notice under Section 3.5 or requested payment or compensation under Section 3.7 or 5.9 (and has not designated a different Lending Office pursuant to Section 3.8), then Agent or Borrower Agent may, upon 10 days notice to such Lender and the Agent, require it to assign its rights and obligations under the Loan Documents to Eligible Assignee(s), pursuant to appropriate Assignment and Acceptance(s). Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if the Lender fails to execute it. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents through the date of assignment.

SECTION 14. MISCELLANEOUS

14.1 Consents, Amendments and Waivers.

14.1.1 Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Agent (with the consent of Required Lenders) and each Obligor party to such Loan Document; provided, however, that

(a) without the prior written consent of Agent, no modification shall alter any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

(b) without the prior written consent of Issuing Bank, no modification shall alter Section 2.3 or any other provision in a Loan Document that relates to Letters of Credit or any rights, duties or discretion of Issuing Bank;

(c) without the prior written consent of each affected Lender, including a Defaulting Lender, no modification shall (i) increase the Revolver Commitment of such Lender; (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender (except as provided in Section 4.2); (iii) extend the Revolver Termination Date applicable to such Lender’s Obligations; or (iv) amend this clause (c);

(d) without the prior written consent of all Lenders (except any Defaulting Lender), no modification shall (i) alter Section 5.6.2, 7.1 (except to add Collateral) or 14.1.1; (ii) amend the definition of Borrowing Base (or any defined term used in such definition) if the effect of such amendment is to increase borrowing availability, Pro Rata or Required Lenders; (iii) release all or substantially all Collateral; or (iv) except in connection with a merger, disposition or similar transaction expressly permitted hereby, release any Obligor from liability for any Obligations; and

(e) without the prior written consent of a Secured Bank Product Provider, no modification shall affect its relative payment priority under Section 5.6.2.

14.1.2 Limitations. The agreement of Borrowers shall not be required for any modification of a Loan Document that deals solely with the rights and duties of Lenders, Agent and/or Issuing Bank as among themselves. Only the consent of the parties to any agreement relating to fees or a Bank Product shall be required for modification of such agreement, and no Bank Product provider (in such capacity) shall have any right to consent to modification of any Loan Document other than its Bank Product agreement. Any waiver or consent granted by Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified.

14.1.3 Payment for Consents. No Borrower will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.

14.2 Indemnity. EACH BORROWER SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY OBLIGOR OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE AS SET FORTH BELOW) OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless any Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.

14.3 Notices and Communications.

14.3.1 Notice Address. Subject to Section 4.1.4, all notices and other communications by or to a party hereto shall be in writing and shall be given to any Borrower, at Borrower Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3. Each communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.4, 2.3, 3.1.2, 4.1.1 or 5.3.3 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Borrowers.

14.3.2 Communications. Electronic communications (including e-mail, messaging and websites) may be used only in a manner acceptable to Agent and only for routine communications, such as delivery of Borrower Materials, administrative matters, distribution of Loan Documents and matters permitted under Section 4.1.4. Secured Parties make no assurance as to the privacy or security of electronic communications. E-mail and voice mail shall not be effective notices under the Loan Documents.

14.3.3 Platform. Borrower Materials shall be delivered pursuant to procedures approved by Agent, including electronic delivery (if possible) upon request by Agent to an electronic system maintained by Agent (“Platform”). Borrowers shall notify Agent of each posting of Borrower Materials on the Platform and the materials shall be deemed received by Agent only upon its receipt of such notice. Borrower Materials and other information relating to this credit facility may be made available to Secured Parties on the Platform. The Platform is provided “as is” and “as available.” Agent does not warrant the accuracy or completeness of any information on the Platform nor the adequacy or functioning of the Platform, and expressly disclaims liability for any errors or omissions in the Borrower Materials or any issues involving the Platform. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY AGENT WITH RESPECT TO BORROWER MATERIALS OR THE PLATFORM. No Agent Indemnitee shall have any liability to Borrowers, Secured Parties or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform, including any unintended recipient, nor for delivery of Borrower Materials and other information via the Platform, internet, e-mail, or any other electronic platform or messaging system (other than such losses, claims, damages, liabilities or expenses resulting from the gross negligence or willful misconduct of any Agent Indemnitee).

14.3.4 Public Information. Obligors and Secured Parties acknowledge that “public” information may not be segregated from material non-public information on the Platform. Secured Parties acknowledge that Borrower Materials may include Obligors’ material non-public information, and should not be made available to personnel who do not wish to receive such information or may be engaged in investment or other market-related activities with respect to an Obligor’s securities.

14.3.5 Non-Conforming Communications. Agent and Lenders may rely upon any communications purportedly given by or on behalf of any Borrower even if they were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Borrower shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any electronic or telephonic communication purportedly given by or on behalf of a Borrower.

14.4 Performance of Borrowers’ Obligations. Agent may, in its discretion at any time and from time to time, at Borrowers’ expense, pay any amount or do any act required of a Borrower under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Borrowers, on demand, with interest from the date incurred until paid in full, at the Default Rate applicable to Base Rate Revolver Loans. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

14.5 Credit Inquiries. Agent and Lenders may (but shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.

14.6 Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

14.7 Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations, tests or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

14.8 Counterparts; Execution. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto. Agent may (but shall have no obligation to) accept any signature, contract formation or record-keeping through electronic means, which shall have the same legal validity and enforceability as manual or paper-based methods, to the fullest extent permitted by Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act.

14.9 Entire Agreement. Time is of the essence with respect to all Loan Documents and Obligations. The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.

14.10 Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Revolver Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute Agent and any Secured Party to be a partnership, joint venture or similar arrangement, nor to constitute control of any Obligor.

14.11 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Borrowers acknowledge and agree that (a)(i) this credit facility and any arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Borrowers and their Affiliates, on one hand, and Agent, any Lender, any of their Affiliates or any arranger, on the other hand; (ii) Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrowers, their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Borrowers and their Affiliates, and have no obligation to disclose any of such interests to Borrowers or their Affiliates. To the fullest extent permitted by Applicable Law, each Borrower hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

14.12 Confidentiality. Each of Agent, Lenders and Issuing Bank shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, advisors and representatives (provided they are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product or to any swap, derivative or other transaction under which payments are to be made by reference to an Obligor or Obligor’s obligations; (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Agent, any Lender, Issuing Bank or any of their Affiliates on a nonconfidential basis from a source other than Borrowers; (h) on a confidential basis to a provider of a Platform; or (i) with the consent of Borrower Agent. Notwithstanding the foregoing, Agent and Lenders may publish or disseminate general information concerning this credit facility for league table, tombstone and advertising purposes, and may use Borrowers’ logos, trademarks or product photographs in advertising materials. As used herein, “Information” means information received from an Obligor or Subsidiary relating to it or its business that is identified as confidential when delivered. A Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises a degree of care similar to that accorded its own confidential information. Each of Agent, Lenders and Issuing Bank acknowledges that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of such information; and (iii) it will handle the material non-public information in accordance with Applicable Law.

14.13 Intentionally Omitted.

14.14 GOVERNING LAW. UNLESS EXPRESSLY PROVIDED IN ANY LOAN DOCUMENT, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ALL CLAIMS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS.

14.15 Consent to Forum.

14.15.1 Forum. EACH BORROWER HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT SITTING IN LOS ANGELES COUNTY OR THE UNITED STATES DISTRICT COURT OF THE CENTRAL DISTRICT OF CALIFORNIA, IN ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY DISPUTE, ACTION, LITIGATION OR OTHER PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING ANY SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1. A final judgment in any proceeding of any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by Applicable Law.

14.15.2 Other Jurisdictions. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

14.15.3 Judicial Reference. If any action, litigation or proceeding relating to any Obligations or Loan Documents is filed in a court sitting in or applying the laws of California, the court shall, and is hereby directed to, make a general reference pursuant to Cal. Civ. Proc. Code §638 to a referee (who shall be an active or retired judge) to hear and determine all issues in such case (whether fact or law) and to report a statement of decision. Nothing in this Section shall limit any right of Agent or any other Secured Party to exercise self-help remedies, such as setoff, foreclosure or sale of any Collateral, or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, during or after any judicial reference. The exercise of a remedy does not waive the right of any party to resort to judicial reference. At Agent’s option, foreclosure under a mortgage or deed of trust may be accomplished either by exercise of power of sale thereunder or by judicial foreclosure.

14.16 Waivers by Borrowers. To the fullest extent permitted by Applicable Law, each Borrower waives (a) the right to trial by jury (which Agent and each Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which a Borrower may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Agent, Issuing Bank or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Borrower acknowledges that the foregoing waivers are a material inducement to Agent, Issuing Bank and Lenders entering into this Agreement and that they are relying upon the foregoing in their dealings with Borrowers. Each Borrower has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14.17 Patriot Act Notice. Agent and Lenders hereby notify Borrowers that pursuant to the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Borrower, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Borrowers’ management and owners, such as legal name, address, social security number and date of birth. Borrowers shall, promptly upon request, provide all documentation and other information as Agent, Issuing Bank or any Lender may request from time to time in order to comply with any obligations under any “know your customer,” anti-money laundering or other requirements of Applicable Law.

14.18 NO ORAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

14.19 Original Agreement, No Novation. This Agreement does not extinguish the obligations for the payment of money outstanding under the Original Loan Agreement or discharge or release the obligations or the liens or priority of any mortgage, pledge, security agreement or any other security therefor. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Original Loan Agreement or instruments securing the same, which shall remain in full force and effect, except as modified hereby or by instruments executed concurrently herewith. Nothing expressed or implied in this Agreement shall be construed as a release or other discharge of any Borrower from any of its obligations or liabilities under the Original

Loan Agreement or any of the security agreements, pledge agreements, mortgages, or other loan documents executed in connection therewith. Each Borrower hereby (i) confirms and agrees that each Loan Document to which it or its predecessor in interest is a party or to which it is a successor by operation of law is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Closing Date all references in any such Loan Document to “the Loan Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Original Loan Agreement shall mean the Original Loan Agreement as amended and restated by this Agreement; and (ii) confirms and agrees that to the extent that any such Loan Document purports to assign or pledge to Agent, for the benefit of the Lenders, or to grant to Agent, for the benefit of the Lenders a security interest in or lien on, any collateral as security for the Obligations of Borrowers from time to time existing in respect of the Original Loan Agreement, such pledge, assignment or grant of the security interest or lien is hereby ratified and confirmed in all respects.

[Remainder of page intentionally left blank; signatures begin on following page]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

PARENT:

CONN’S, INC.

By:	/s/ Thomas R. Moran

Name:	Thomas R. Moran
Title:	Executive Vice President and Chief Financial Officer

Address:

4055 Technology Forest Blvd.,
Suite 210
The Woodlands, TX 77381
Attn:	Office of General Counsel
Telecopy: 877-303-2445

BORROWERS:

CONN APPLIANCES, INC.,
a Texas corporation

By:	/s/ Thomas R. Moran

Name:	Thomas R. Moran
Title:	Executive Vice President and Chief Financial Officer

Address:

4055 Technology Forest Blvd.,
Suite 210
The Woodlands, TX 77381
Attn:	Office of General Counsel
Telecopy: 877-303-2445

Third Amended and Restated Loan and Security Agreement

Signature Page

CONN CREDIT I, LP,
a Texas limited partnership

By:	Conn Credit Corporation, Inc.,
a Texas corporation, its sole general partner

By:	/s/ Thomas R. Moran

Name:	Thomas R. Moran
Title:	Executive Vice President and Chief Financial Officer

Address:
4055 Technology Forest Blvd.,
Suite 210
The Woodlands, TX 77381
Attn:	Office of General Counsel
Telecopy: 877-303-2445

CONN CREDIT CORPORATION, INC.,
a Texas corporation

By:	/s/ Thomas R. Moran

Name:	Thomas R. Moran
Title:	Executive Vice President and Chief Financial Officer

Address:
4055 Technology Forest Blvd.,
Suite 210
The Woodlands, TX 77381
Attn:	Office of General Counsel
Telecopy: 877-303-2445

Third Amended and Restated Loan and Security Agreement

Signature Page

AGENT AND LENDERS:

BANK OF AMERICA, N.A.,
as Agent and Lender

By:	/s/ Carlos Gil

Name:	Carlos Gil
Title:	Senior Vice President
Address:
333 South Hope Street
13th Floor
Los Angeles, California 90071
Attn:	Carlos Gil
Telecopy: 877-207-2399

Third Amended and Restated Loan and Security Agreement

Signature Page

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Jennifer Heard

Name:	Jennifer Heard
Title:	Authorized Officer
Address: 2200 Ross Ave, 9th FI, TX1-2921 Dallas, TX 75201

Third Amended and Restated Loan and Security Agreement

Signature Page

MUFG UNION BANK, N.A., as Lender

By:	/s/ Nadia Mitevska

Name:	Nadia Mitevska
Title:	Vice President
Address: 400 California St., Floor San Francisco, CA 94104
Attn:	Commercial Finance Division
Telecopy: 415- 765- 2615

Third Amended and Restated Loan and Security Agreement

Signature Page

REGIONS BANK, as Lender

By:	/s/ Evie C. Krimm

Name:	Evie C. Krimm
Title:	Vice President
Address: 1717 McKinney Avenue, Suite 1100 Dallas, Texas 75202
Attn:	Evie C. Krimm
Telecopy: 972-383-7507

Third Amended and Restated Loan and Security Agreement

Signature Page

COMPASS BANK, as Lender

By:	/s/ Michael.Sheff

Name:	Michael.Sheff
Title:	SVP

Address:

8080 North Central Expressway
Dallas, TX 75206

Third Amended and Restated Loan and Security Agreement

Signature Page

AMEGY BANK NATIONAL ASSOCIATION as Lender

By:	/s/ Mark L. Wayne

Name:	Mark L. Wayne
Title:	SVP

Address:

4400 Post Oak Parkway
Houston, Texas 77027

Attn:
Telecopy:

Third Amended and Restated Loan and Security Agreement

Signature Page

FIRST TENNESSEE BANK NATIONAL ASSOCIATION, as Lender

By:	/s/ Daniel J McCarthy

Name:	Daniel J McCarthy
Title:	Vice President

Address:

165 Madison Ave Ste 700
Memphis, TN 38103

Attn:	Dan McCarthy
Telecopy: (901) 523-4633

Third Amended and Restated Loan and Security Agreement

Signature Page

SYNOVUS BANK, as Lender

By:	/s/ David W. Bowman

Name:	David W. Bowman
Title:	Director

Address:

800 Shades Creek Parkway
Birmingham, AL 35209
Attn:	David Bowman
Telecopy: 205-868-4976

Third Amended and Restated Loan and Security Agreement

Signature Page

MB FINANCIAL BANK, N.A., as Lender

By:	/s/ Pavo Hrkac

Name:	Pavo Hrkac
Title:	AVP

Third Amended and Restated Loan and Security Agreement

Signature Page

CATHAY BANK, as Lender

By:	/s/ HUMBERTO CAMPOS

Name:	HUMBERTO CAMPOS
Title:	VICE PRESIDENT

Address:

Attn:
Telecopy:

Third Amended and Restated Loan and Security Agreement

Signature Page

ISRAEL DISCOUNT BANK OF NEW YORK,
as Lender

By:	/s/ Dionne S. Rice

Name:	Dionne S. Rice
Title:	First Vice President

By:	/s/ Richard Miller

Name:	Richard Miller
Title:	Senior Vice President

Address:

511 Fifth Avenue
New York, New York 10017
Attn:	Dionne Rice/Richard Miller
Telecopy: 212-551-8857

Third Amended and Restated Loan and Security Agreement

Signature Page

GREEN BANK, as Lender

By:	/s/ Vishakha S. Deora

Name:	Vishakha S. Deora
Title:	Senior Vice President

Address:

1455 Research Forest Drive
Shenandoah, TX 77380

Attn:
Telecopy:

Third Amended and Restated Loan and Security Agreement

Signature Page

CITY NATIONAL BANK,
as Lender

By:	/s/ David Knoblauch

Name:	David Knoblauch
Title:	SVP
Address:
555 South Flower Street
Los Angeles, CA 90071
Attn:	Capital Finance

Third Amended and Restated Loan and Security Agreement

Signature Page

BOKR, NA dba Bank of Texas, as Lender

By:	/s/ Robbie Shackouls

Name:	Robbie Shackouls
Title:	Vice President

Address:

1401 McKinney, Suite 1000
Houston, Texas 77010

Attn:	Gayla Evans
Telecopy: 713-289-5825

EXHIBIT A

to

Third Amended and Restated

Loan and Security Agreement

REVOLVER NOTE

, 2015	$

CONN APPLIANCES, INC., a Texas corporation, CONN CREDIT I, LP, a Texas limited partnership, and CONN CREDIT CORPORATION, INC., a Texas corporation (collectively, “Borrowers”), for value received, hereby unconditionally promise to pay, on a joint and several basis, to the order of                                  (“Lender”), the principal sum of                                  DOLLARS ($                    ), or such lesser amount as may be advanced by Lender as Revolver Loans and owing as LC Obligations from time to time under the Loan Agreement described below, together with all accrued and unpaid interest thereon. Terms are used herein as defined in the Third Amended and Restated Loan and Security Agreement dated as of October 30, 2015, among Borrowers, Bank of America, N.A., as Agent, Lender, and certain other financial institutions, as such agreement may be amended, modified, renewed or extended from time to time (“Loan Agreement”).

Principal of and interest on this Revolver Note from time to time outstanding shall be due and payable as provided in the Loan Agreement. This Revolver Note is issued pursuant to and evidences Revolver Loans and LC Obligations under the Loan Agreement, to which reference is made for a statement of the rights and obligations of Lender and the duties and obligations of Borrowers. The Loan Agreement contains provisions for acceleration of the maturity of this Revolver Note upon the happening of certain stated events, and for the borrowing, prepayment and reborrowing of amounts upon specified terms and conditions.

The holder of this Revolver Note is hereby authorized by Borrowers to record on a schedule annexed to this Revolver Note (or on a supplemental schedule) the amounts owing with respect to Revolver Loans and LC Obligations and the payment thereof. Failure to make any notation, however, shall not affect the rights of the holder of this Revolver Note or any obligations of Borrowers hereunder or under any other Loan Documents.

Time is of the essence of this Revolver Note. Each Borrower and all endorsers, sureties and guarantors of this Revolver Note hereby severally waive demand, presentment for payment, protest, notice of protest, notice of intention to accelerate the maturity of this Revolver Note, diligence in collecting, the bringing of any suit against any party, and any notice of or defense on account of any extensions, renewals, partial payments, or changes in any manner of or in this Revolver Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity. Borrowers jointly and severally agree to pay, and to save the holder of this Revolver Note harmless against, any liability for the payment of all costs and expenses (including without limitation reasonable attorneys’ fees) if this Revolver Note is collected by or through an attorney-at-law.

Exhibit A

1

In no contingency or event whatsoever shall the amount paid or agreed to be paid to the holder of this Revolver Note for the use, forbearance or detention of money advanced hereunder exceed the highest lawful rate permitted under Applicable Law. If any such excess amount is inadvertently paid by Borrowers or inadvertently received by the holder of this Revolver Note, such excess shall be returned to Borrowers or credited as a payment of principal, in accordance with the Loan Agreement. It is the intent hereof that Borrowers not pay or contract to pay, and that holder of this Revolver Note not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Borrowers under Applicable Law.

THIS NOTE REPLACES AND SUPERSEDES IN ITS ENTIRETY THAT CERTAIN REVOLVING NOTE, DATED AS OF NOVEMBER 25, 2013, ISSUED BY BORROWERS IN FAVOR OF LENDER.

This Revolver Note shall be governed by the laws of the State of California, without giving effect to any conflict of law principles (but giving effect to federal laws relating to national banks).

IN WITNESS WHEREOF, this Revolver Note is executed as of the date set forth above.

CONN APPLIANCES, INC.,
a Texas corporation

By:

Name:
Title:

CONN CREDIT I, LP,
a Texas limited partnership

By:	Conn Credit Corporation, Inc.,
a Texas corporation,
its General Partner

By:

Name:
Title:

CONN CREDIT CORPORATION, INC.,
a Texas corporation

By:

Name:
Title:

Exhibit A

2

EXHIBIT B

to

Third Amended and Restated

Loan and Security Agreement

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Third Amended and Restated Loan and Security Agreement dated as of October 30, 2015 (as amended, the “Loan Agreement”), among CONN’S, INC., a Delaware corporation, as parent and guarantor (“Parent”), CONN APPLIANCES, INC., a Texas corporation (“CAI”), CONN CREDIT I, LP, a Texas limited partnership (“CCI”), and CONN CREDIT CORPORATION, INC., a Texas corporation (“CCCI”, and together with CAI and CCI, collectively, “Borrowers”), BANK OF AMERICA, N.A., as agent (“Agent”) for the financial institutions from time to time party to the Loan Agreement (“Lenders”), and such Lenders. Terms are used herein as defined in the Loan Agreement.

                                  (“Assignor”) and                                                       (“Assignee”) agree as follows:

1. Assignor hereby assigns to Assignee and Assignee hereby purchases and assumes from Assignor (a) a principal amount of $                     of Assignor’s outstanding Revolver Loans and $                     of Assignor’s participations in LC Obligations, and (b) the amount of $                     of Assignor’s Revolver Commitment (which represents     % of the total Revolver Commitments) (the foregoing items being, collectively, “Assigned Interest”), together with an interest in the Loan Documents corresponding to the Assigned Interest. This Agreement shall be effective as of the date (“Effective Date”) indicated in the corresponding Assignment Notice delivered to Agent, provided such Assignment Notice is executed by Assignor, Assignee, Agent and Borrower Agent, if applicable. From and after the Effective Date, Assignee hereby expressly assumes, and undertakes to perform, all of Assignor’s obligations in respect of the Assigned Interest, and all principal, interest, fees and other amounts which would otherwise be payable to or for Assignor’s account in respect of the Assigned Interest shall be payable to or for Assignee’s account, to the extent such amounts accrue on or after the Effective Date.

2. Assignor (a) represents that as of the date hereof, prior to giving effect to this assignment, its Revolver Commitment is $                    , the outstanding balance of its Revolver Loans and participations in LC Obligations is $                    ; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto, other than that Assignor is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or the performance by Borrowers of their obligations under the Loan Documents. [Assignor is attaching the promissory note[s] held by it and requests that Agent exchange such note[s] for new promissory notes payable to Assignee [and Assignor].]

3. Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment; (b) confirms that it has received copies of the Loan Agreement and such other Loan Documents and information as it has deemed appropriate to make its own credit analysis and decision to

Exhibit B

3

enter into this Assignment; (c) agrees that it shall, independently and without reliance upon Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (d) confirms that it is an Eligible Assignee; (e) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement as are delegated to Agent by the terms thereof, together with such powers as are incidental thereto; (f) agrees that it will observe and perform all obligations that are required to be performed by it as a “Lender” under the Loan Documents; and (g) represents and warrants that the assignment evidenced hereby will not result in a non-exempt “prohibited transaction” under Section 406 of ERISA.

4. This Agreement shall be governed by the laws of the State of                     . If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of this Agreement shall remain in full force and effect.

5. Each notice or other communication hereunder shall be in writing, shall be sent by messenger, by telecopy or facsimile transmission, or by first-class mail, shall be deemed given when sent and shall be sent as follows:

(a)	If to Assignee, to the following address (or to such other address as Assignee may designate from time to time):

(b)	If to Assignor, to the following address (or to such other address as Assignor may designate from time to time):

Payments hereunder shall be made by wire transfer of immediately available Dollars as follows:

If to Assignee, to the following account (or to such other account as Assignee may designate from time to time):

ABA No.

Account No.

Reference:

Exhibit B

4

If to Assignor, to the following account (or to such other account as Assignor may designate from time to time):

ABA No.

Account No.

Reference:

IN WITNESS WHEREOF, this Assignment and Acceptance is executed as of                     .

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

Exhibit B

5

EXHIBIT C

To

Third Amended and Restated

Loan and Security Agreement

ASSIGNMENT NOTICE

Reference is made to (1) the Third Amended and Restated Loan and Security Agreement dated as of October 30, 2015, as amended (“Loan Agreement”), among CONN’S, INC., a Delaware corporation, as parent and guarantor (“Parent”), CONN APPLIANCES, INC., a Texas corporation (“CAI”), CONN CREDIT I, LP, a Texas limited partnership (“CCI”), and CONN CREDIT CORPORATION, INC., a Texas corporation (“CCCI”, and together with CAI and CCI, collectively, “Borrowers”), BANK OF AMERICA, N.A., as agent (“Agent”) for the financial institutions from time to time party to the Loan Agreement (“Lenders”), and such Lenders; and (2) the Assignment and Acceptance dated as of             , 20     (“Assignment”), between                      (“Assignor”) and                      (“Assignee”). Terms are used herein as defined in the Loan Agreement.

Assignor hereby notifies Borrowers and Agent of Assignor’s intent to assign to Assignee pursuant to the Assignment (a) a principal amount of $                     of Assignor’s outstanding Revolver Loans and $                     of Assignor’s participations in LC Obligations, and (b) the amount of $                     of Assignor’s Revolver Commitment (which represents     % of the total Revolver Commitments) (the foregoing items being, collectively, the “Assigned Interest”), together with an interest in the Loan Documents corresponding to the Assigned Interest. This Agreement shall be effective as of the date (“Effective Date”) indicated below, provided this Assignment Notice is executed by Assignor, Assignee, Agent and Borrower Agent, if applicable. Pursuant to the Assignment, Assignee has expressly assumed all of Assignor’s obligations under the Loan Agreement to the extent of the Assigned Interest, as of the Effective Date.

For purposes of the Loan Agreement, Agent shall deem Assignor’s Revolver Commitment to be reduced by $                    , and Assignee’s Revolver Commitment to be increased by $                    .

The address of Assignee to which notices and information are to be sent under the terms of the Loan Agreement is:

The address of Assignee to which payments are to be sent under the terms of the Loan Agreement is shown in the Assignment.

Exhibit C

6

This Notice is being delivered to Borrowers and Agent pursuant to Section 13.3 of the Loan Agreement. Please acknowledge your acceptance of this Notice by executing and returning to Assignee and Assignor a copy of this Notice.

IN WITNESS WHEREOF, this Assignment Notice is executed as of                                 .

(“Assignee”)

By
Title:

(“Assignor”)

By
Title:

[Consented to and Accepted:]

AGENT

BANK OF AMERICA, N.A.

By:
Title:

[Consented to:][1]

BORROWER AGENT

CONN APPLIANCES, INC., a Texas corporation

By:
Title:

[1]	To be added only if the consent of the Borrower Agent is required by the terms of the Loan Agreement.

Exhibit C

7

EXHIBIT D

to

Third Amended and Restated

Loan and Security Agreement

OFFICER’S CERTIFICATE

OF

[                                 ]

October     , 2015

This certificate is delivered pursuant to Section 6.l(c) of that certain Third Amended and Restated Loan and Security Agreement, dated as of October     , 2015 (the “Agreement”), among, on the one hand, Conn’s, Inc., a Delaware corporation [(“Company”)], Conn Appliances, Inc., a Texas corporation (the “CAI”), Conn Credit Corporation, Inc., a Texas corporation (“CCCI”), and Conn Credit I, LP, a Texas limited partnership (together with CAI and CCCI, each a “Borrower” and collectively, the “Borrowers”), and, on the other hand, the financial institutions from time to time parties thereto (collectively, the “Lenders”), Bank of America, N.A., as Administrative Agent and Collateral Agent for the Lenders (“Agent”). All initially capitalized terms used but not defined in this certificate shall have the respective meanings ascribed thereto in the Agreement.

I hereby certify pursuant to Section 6.l(c) of the Agreement as follows:

1. I am the duly qualified and acting Chief Executive Officer of the Company.

2. I have carefully reviewed the contents of this certificate, and I have discussed with counsel for the Company the meaning of its contents and, as of the date hereof, certify, to my best knowledge after having made due investigation and inquiry, as follows:

(a) both immediately before and immediately after giving effect to the transactions contemplated by the Agreement and the other Loan Documents, the Company and its Subsidiaries are and will be Solvent;

(b) the representations and warranties of the Company and its subsidiaries set forth in Section 9 of the Agreement are true and correct; and

(c) both immediately before and immediately after giving effect to the transactions contemplated by the Agreement and the Loan Documents, no Default or Event of Default exists.

[Remainder of Page Intentionally Blank]

Exhibit D

8

IN WITNESS WHEREOF, the undersigned has duly executed this Officer’s Certificate as of the date first above written.

[ ],
a [ ]

By:

Name:
Title:

Exhibit D

9

Schedule 10.2.17 to Third Amended and Restated Loan and Security Agreement

Existing Affiliate Transactions

1